SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Federal National Mortgage Association
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3900 Wisconsin Avenue NW
Washington, DC 20016

November 2, 2007

Dear Shareholder:

We cordially invite you to attend the annual shareholders’ meeting of the Federal National Mortgage Association (Fannie Mae). The meeting will be held on Friday, December 14, 2007, at 10:00 A.M. (local time) at the Hilton Washington, 1919 Connecticut Avenue, NW, Washington, DC 20009.

At the meeting, shareholders will vote on a number of important matters. Our 2006 Annual Report to Shareholders includes our audited financial statements for the year ended December 31, 2006, along with a discussion and analysis of our financial results. Please take the time to review our 2006 Annual Report to Shareholders and to read carefully each of the proposals described in the enclosed proxy statement.

Whether or not you plan to attend, please vote by Internet, telephone, or mark, sign, date, and return your proxy card, so that your shares are represented at the meeting.

Thank you for your continued support of Fannie Mae.

Sincerely,

Stephen B. Ashley
Chairman of the Board

This Proxy Statement and the accompanying form of proxy
are first being sent to our common shareholders on or about November 2, 2007.

3900 Wisconsin Avenue NW
Washington, DC 20016

Notice of Annual Meeting of Shareholders

Dear Shareholder:

Fannie Mae’s 2007 Annual Meeting of Shareholders will be held on Friday, December 14, 2007, at 10:00 A.M. (local time) at the Hilton Washington, 1919 Connecticut Avenue, NW, in Washington, DC 20009.

At the meeting, shareholders will be asked to:

•	elect 12 directors, each for a term ending on the date of our next annual meeting,

•	ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2007,

•	approve an amendment to the Fannie Mae Stock Compensation Plan of 2003,

•	act on certain shareholder proposals, and

•	consider any other business that may properly come before the meeting.

The close of business on October 22, 2007, is the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting.

In accordance with new rules approved by the Securities and Exchange Commission (“SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about November 2, 2007, and provided access to our proxy materials over the Internet, beginning on November 2, 2007, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

Your proxy is important. Whether or not you plan to attend the annual meeting, please vote by Internet, telephone, or mark, sign, date, and return your proxy card, so that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Beth A. Wilkinson
Secretary

November 2, 2007

About the 2007 Annual Meeting—Q and A

Who is soliciting my vote?

The Board of Directors of Fannie Mae is soliciting your vote at the 2007 annual meeting of Fannie Mae’s common shareholders.

Who can vote at the 2007 annual meeting?

You are entitled to vote or direct the voting of your shares of Fannie Mae common stock if you were a shareholder at the close of business on October 22, 2007, which is the record date for the Annual Meeting (the “Record Date”). Both “shareholders of record” and “street name holders” are entitled to vote or direct the voting of their Fannie Mae common stock.

You are a “shareholder of record” if you hold Fannie Mae common stock that is registered in your name at our transfer agent, Computershare, Inc.

You are a “street name holder” if you hold the common stock indirectly through a nominee, such as a broker, bank or similar institution.

What will I be voting on?

You will be voting on:

•	Election of 12 directors (see page 17)

•	Ratification of Deloitte & Touche, LLP, as Fannie Mae’s independent registered public accounting firm for 2007 (see page 61)

•	Approval of an amendment to the Fannie Mae Stock Compensation Plan of 2003 (see page 62)

•	Two shareholder proposals (see page 71)

How do I vote?

The manner in which you may vote depends on whether you were a shareholder of record or a street name holder on the Record Date.

If you were a shareholder of record on the Record Date:

•	you can attend the annual meeting and vote in person (you will need personal identification for admission to the annual meeting), or

•	you can vote by proxy, whether or not you attend the annual meeting

You may vote by proxy in three ways.

•	Vote by Internet. To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice of Internet Availability and on your proxy card.

•	Vote by telephone. To vote by telephone, dial (800) 690-6903 using a touch-tone telephone and follow the recorded instructions. You will need the 12-digit Control Number included on your Notice of Internet Availability and on your proxy card.

•	Vote by Mail. To vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided.

If you were a street name holder on the Record Date:

•	you can attend the annual meeting and vote in person only if you (1) present evidence of your ownership of Fannie Mae common stock as of the close of business on the Record Date, such as a bank or brokerage account statement, (2) present personal identification for admission to the meeting, and (3) obtain a proxy from the nominee that holds your shares, or

•	you can vote by proxy, whether or not you attend the annual meeting, in any of the following ways:

•	Vote by Internet. To vote on the Internet, go to the internet address provided on your voting instruction card and complete an electronic voting instruction card.

•	Vote by telephone. To vote over the telephone, dial the toll-free number provided on your voting instruction card using a touch-tone telephone and follow the recorded instructions.

•	Vote by Mail. To vote by mail, complete, sign, date, and return your voting instruction card in the envelope provided.

To ensure your vote is counted, please remember to submit your vote so that it is received by December 13, 2007.

How many votes do I have?

You will have one vote for each share of Fannie Mae common stock you owned on the Record Date.

How many votes can be cast by all shareholders?

978,167,971, consisting of one vote for each share of Fannie Mae common stock that was outstanding on the Record Date. The number of shares of common stock outstanding include the number of shares of restricted stock. No other class of voting stock is outstanding. There is no cumulative voting.

How many shares of common stock must be present to hold the annual meeting?

Shares of common stock representing a majority of the votes that can be cast, or voted, by all holders of common stock, or 489,083,986 shares, must be present in person or represented by proxy to hold the meeting.

Can I change my vote?

Yes. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised.

You may revoke your proxy by:

•	submitting a new proxy over the Internet or by telephone,

•	sending, or presenting in person at the annual meeting, a new, more recently dated proxy or voting instruction card that has been signed by the person executing the prior proxy or voting instruction card,

•	delivering a written statement to the Secretary of Fannie Mae at the address in the Notice of the Annual Meeting stating that the proxy is revoked, or

•	attending the annual meeting and voting in person as described above under “How do I vote?”

How are my votes counted?

Election of Directors

You may vote FOR or AGAINST the election of any director, but may not abstain from voting. Under our Bylaws as amended in 2007, directors are elected by a majority vote in uncontested elections and by plurality vote in contested elections. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

For the election of directors at the 2007 annual meeting, the number of nominees is not expected to exceed the number of directors to be elected, and therefore, majority voting will govern.

As a result, the number of shares cast FOR a director must exceed the number of votes cast AGAINST that director in order for the director to be elected. If a director who receives FOR votes that total less than the majority of the votes cast, that director will be required to tender his or her resignation to the Board of Directors for its consideration.

Ratification of Selection of Auditors, Approval of Amendment to Stock Compensation Plan, and Shareholder Proposals

You may vote FOR or AGAINST or you may ABSTAIN from voting on each of the other proposals. Each of the other proposals will pass if a majority of the votes cast on the particular proposal are voted FOR that proposal. Therefore, abstentions will not have any effect on the outcome of a vote on such proposal.

If I return a signed proxy or voting instruction card without indicating my vote, how will my shares be voted?

If you return a signed proxy or voting instruction card without indicating your vote, your shares will be voted:

•	FOR the director nominees listed on the card,

•	FOR ratification of Deloitte & Touche LLP as Fannie Mae’s independent registered public accounting firm for 2007,

•	FOR approval of an amendment to the Fannie Mae Stock Compensation Plan of 2003, and

•	AGAINST the shareholder proposals.

If any other matter or business is brought before the annual meeting or any adjournment thereof, the proxy holders may vote the proxy in their discretion.

Can my shares be voted if I do not vote by telephone, by Internet, or by returning my proxy or voting instruction card, and I do not attend the annual meeting?

If you are a shareholder of record and do not vote shares registered in your name, your shares will not be voted.

If you are a street name holder and do not direct your nominee as to how to vote your shares, your broker generally may vote your shares on any of the routine matters scheduled to come before the meeting. Routine matters at the 2007 annual meeting are the election of directors and the ratification of Deloitte & Touche LLP’s appointment.

Pursuant to New York Stock Exchange (“NYSE”) rules, your broker may not vote on the amendment of the Fannie Mae Stock Compensation Plan of 2003 without your specific instructions. In addition, your broker will not be able to vote on any shareholder proposal because this type of proposal is not considered a routine matter.

If your broker does not have discretion to vote your shares held in street name on a particular proposal because it is not considered to be a routine matter and you do not give your broker instructions on how to vote your shares, the votes will be “broker non-votes.” We count broker non-votes for quorum purposes, but we do not count broker non-votes as votes cast as it relates to a particular proposal and, therefore, they will not have any effect on the outcome of a vote on such proposal.

Could other matters be decided at the 2007 annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If any other matter is brought before the meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the 2007 annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who can attend the 2007 annual meeting?

You must be a shareholder to attend the annual meeting. See “How do I vote?” for requirements for meeting attendance.

In addition, if you represent an entity that is a beneficial owner of Fannie Mae common stock on the Record Date, you must present evidence of your authority to act as the legal representative of that entity.

If I cannot attend the 2007 annual meeting in person, will it be Web cast?

Yes, there will be a live audio Web cast of the annual meeting at www.fanniemae.com. Note that you must be present in person at the annual meeting to ask questions. The Web cast of the annual meeting will be available for 30 days after the meeting.

CORPORATE GOVERNANCE

Corporate Governance Progress

We have made a great deal of progress in improving our corporate governance policies and practices. The Board and management of Fannie Mae continually monitor the latest developments in corporate governance, as well as the most recent laws, rules, and regulations, and have proactively adopted numerous new or revised policies and procedures to ensure that the Company adopts the latest and best corporate governance practices. Some examples of our progress include:

•	separating the positions of Chief Executive Officer and Chairman and, as a result of the Board’s emphasis on the independence of our directors, structuring the Board so that all but one of our directors are independent;

•	recruiting eight new members of our Board of Directors to fill vacancies caused by normal turnover, with an emphasis on constituting the Board with directors having the combination of skills, backgrounds, and expertise needed to oversee and guide the company most effectively;

•	the establishment of stock ownership requirements for our senior executives and stock ownership guidelines for our non-management directors; and

•	the adoption of majority vote standards for elections of directors.

We continue to evaluate legal and regulatory requirements and emerging best practices and will adopt them as appropriate.

Our corporate governance materials, including our Corporate Governance Guidelines, Codes of Conduct, and Board committee charters are available on our Web site at www.fanniemae.com, under “Corporate Governance.” These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters, and key practices as warranted.

Corporate Governance Guidelines

Our Corporate Governance Guidelines (“Guidelines”), as adopted by our Board of Directors, include guidelines for determining director independence and qualifications for directors. The Board regularly reviews corporate governance developments and modifies our Guidelines and the charters of our Board committees as appropriate.

Codes of Conduct

We have a Code of Conduct for employees, and all of our employees, including our officers, are required to read and certify their compliance with the Code of Conduct annually. The code of ethics for our Chief Executive Officer and senior financial officers that is described in the Sarbanes-Oxley Act of 2002 and provided for in the implementing regulations of the SEC is included in our employee Code of Conduct. The Compliance Committee is responsible under its charter for reviewing the employee Code of Conduct.

We also have a Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors. Directors are required to read and certify their compliance with this code annually. The Nominating and Corporate Governance Committee is responsible for overseeing compliance with the Code of Conduct and Conflict of Interests Policy for Members of the Board of Directors.

We will post on our web site any change to or waiver from the employee Code of Conduct for any of our executive officers, and any change to or waiver from the Code of Conduct and Conflict of Interests Policy for Members of the Board of Directors for any of our directors.

Director Independence

We believe that a central component of good corporate governance is having a Board that is composed of a substantial majority of directors who are independent from management. The Board of Directors has adopted standards for director independence that meet, and in some respects exceed, those of the NYSE.

Even if no relationship or transaction exists that would disqualify a director from being “independent” under these standards, the Board does not consider any of our directors to be “independent” unless the Board affirmatively makes a determination that the director has no material relationship with Fannie Mae, either directly or through an organization that has a material relationship with us. A relationship is “material” if, in the judgment of the Board, it would interfere with the director’s independent judgment. In addition, under the NYSE’s listing requirements for audit committees, members of a company’s audit committee must meet additional, heightened independence criteria. Our own independence standards require all of our independent directors to meet these more rigorous criteria.

The independence standards for our directors, which are set forth in the Guidelines, are set forth below.

Employment.  A director will not be considered independent if, within the preceding five years:

•	the director was employed by us; or

•	an immediate family member of the director was employed by us as an executive officer;

Auditor Affiliation.  A director will not be considered independent if:

•	the director is a current partner or employee of our outside auditor, or within the preceding five years, was (but is no longer) a partner or employee of our outside auditor and personally worked on our audit within that time; or

•	an immediate family member of the director is a current partner of our outside auditor, or is a current employee of our outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or within the preceding five years, was (but is no longer) a partner or employee of our outside auditor and personally worked on our audit within that time.

Compensation Committee Interlocks.  A director will not be considered independent if, within the preceding five years:

•	the director was employed by a company other than Fannie Mae at a time when any of our current executive officers was a member of that company’s compensation committee; or

•	an immediate family member of the director was employed as an officer by a company other than Fannie Mae at a time when any of our current executive officers was a member of that company’s compensation committee.

Compensation.  A director will not be considered independent if, within the preceding five years:

•	the director received any compensation from us, directly or indirectly, other than fees for service as a director; or

•	an immediate family member of the director received any compensation from us, directly or indirectly, other than compensation received for service as a non-executive employee of our company.

Business Relationships.  A director will not be considered independent if:

•	the director is a current executive officer, employee, controlling shareholder or partner of an entity that does or did business with us if, within the preceding five years, we made payments to, or received payments from, that entity, and, in any single fiscal year, those payments exceeded $1,000,000 or 2% of the entity’s consolidated gross annual revenues, whichever is greater; or

•	an immediate family member of the director is a current executive officer of a corporation or other entity that does or did business with us if, within the preceding five years, we made payments to, or received payments from, the entity that, in any single fiscal year were in excess of $1,000,000 or 2% of the entity’s consolidated gross annual revenues, whichever is greater.

Charitable Contributions.  A director will not be considered independent if the director or the director’s spouse is an executive officer, employee, director or trustee of a nonprofit organization to which we or the Fannie Mae Foundation makes or has made contributions within the preceding three years that, in a single year, were in excess of 5% of the organization’s consolidated gross annual revenues, or $100,000, whichever is less. Amounts contributed under our matching gifts program are not included in the contributions calculated for purposes of this standard.

Our independence standards, which in some respects exceed those established by the NYSE, also provide that, after considering the relevant facts and circumstances, our Board may determine in its judgment that a director is independent (in other words, the director has no relationship with us that would interfere with the director’s independent judgment), even though the director does not meet the standards listed above as long, as the determination of independence is consistent with the NYSE definition of “independence.” If neither our guidelines nor the NYSE independence requirements address a particular relationship, the determination of whether the relationship is material, and whether a director is independent, will be made by our Board, based upon the recommendation of the Nominating and Corporate Governance Committee.

Our Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, has reviewed the independence of all current Board members under the listing standards of the NYSE, and the standards of independence adopted by the Board contained in our Guidelines, as outlined above. Based on its review, the Board has affirmatively determined that all of our independent directors meet the director independence standards of our Guidelines and the NYSE, and that each of the following 12 directors is independent: Stephen B. Ashley, the non-executive Chairman, Dennis R. Beresford, Louis J. Freeh, Brenda J. Gaines, Karen N. Horn, Bridget A. Macaskill, Joe K. Pickett, Leslie Rahl, John C. Sites, Jr., Greg C. Smith, H. Patrick Swygert, and John K. Wulff.

In determining the independence of each of our Board members, the Board of Directors considered the following relationships in addition to those addressed by the standards contained in our Guidelines as set forth above:

•	Ms. Gaines’ past service as an independent director of a corporation that provides insurance services to the Fannie Mae Foundation, for which an immaterial amount of premiums is paid;

•	Our payments of substantially less than $1,000,000, pursuant to our bylaws and indemnification obligations, of legal fees to a law firm with which Ms. Rahl’s husband is a partner, as a result of the law firm’s representation of Ms. Rahl in connection with various lawsuits and regulatory investigations arising from Ms. Rahl’s service on our Board;

•	Contributions by the Fannie Mae Foundation of over $100,000 in 2004 and 2006 (before Mr. Sites became a Fannie Mae director) to an affiliate of Covenant House where Mr. Sites served as a director through 2006, and Mr. Sites’ role as a consultant to a financial institution that could in the future invest in mortgage businesses or mortgages;

•	Contributions totaling less than $100,000 in 2006 by us and/or the Fannie Mae Foundation to Howard University, where Mr. Swygert serves as President; and

•	Mr. Wulff’s service as an independent director of Moody’s Corporation, which provides specific research and investor services to us, and for which we make payments of substantially less than 2% of Moody’s and our consolidated gross annual revenues.

Mr. Mudd is not considered an independent director under the Guidelines because of his position as our Chief Executive Officer.

Executive Sessions

Our non-management directors meet regularly in executive session without management present. Time for an executive session is reserved at every regularly scheduled Board meeting. Stephen B. Ashley, in his capacity as Chairman of the Board, presides over these sessions. During 2006, our non-management directors met 13 times in executive session.

Certain Transactions and Relationships

Policies and Procedures Relating to Transactions with Related Persons.  We review relationships and transactions in which we are a participant and in which any of our directors or executive officers, or the immediate family members of either, has an interest to determine whether any of those persons has a material interest in the relationship or transaction. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

•	Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors;

•	Board of Directors’ delegation of authorities and reservation of powers;

•	Code of Conduct for employees;

•	Conflict of Interest Policy and Conflict of Interest Procedure for employees; and

•	Employment of Relatives Practice.

Our Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors prohibits our directors from engaging in any conduct or activity that is inconsistent with our best interests. It requires each of our directors to excuse himself or herself from voting on any issue before the Board that could result in a conflict, self-dealing or other circumstance if the director’s position as a director would be detrimental to us or result in a non-competitive, favored or unfair advantage to either the director or the director’s associates. In addition, our directors must disclose to the Chair of the Nominating and Corporate Governance Committee, or another member of the committee, any situation that involves or appears to involve a conflict of interest. This includes, for example, any financial interest of a director, an immediate family member of a director, or a business associate of a director in any transaction being considered by the Board, as well as any financial interest a director may have in an organization doing business with us.

Our Board’s delegation of authorities and reservation of powers requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve any investment, acquisition, financing or other transaction that we engage in directly with any current director or executive officer or any immediate family member or affiliate of a current director or executive officer.

Our Code of Conduct for employees requires that we and our employees seek to avoid any actual or apparent conflict between our business interests and the personal interests of our employees or their relatives or associates. An employee who knows or suspects a violation of our Code of Conduct must raise the issue with the employee’s manager, another appropriate member of management, a member of our Human Resources division or our Compliance and Ethics division.

Under our Conflict of Interest Policy and Conflict of Interest Procedure for employees, an employee who has a potential conflict of interest must request review and approval of the conflict. Conflicts requiring review and approval include situations where the employee or a close relative of the employee has (1) a financial interest worth more than $100,000 in an entity that does business with or seeks to do business with us or (2) a financial interest worth more than $10,000 in such an entity combined with the ability to control or influence our relationship with the entity. In accordance with its charter, our Nominating and Corporate Governance Committee, in the case of potential conflicts involving our Chief Executive Officer, Chief Business Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer, General Counsel, Chief Audit Executive, or Chief Compliance Officer, must determine whether a conflict exists, any required steps to address the conflict, and whether or not to grant a waiver of the conflict under our Conflict of Interest Policy. In the case of conflicts involving other executive officers, our Chief Executive Officer makes the determination.

Our Employment of Relatives Practice prohibits, among other things, situations where an employee would exercise influence, control, or authority over the employee’s relative’s areas of responsibility or terms of employment, including but not limited to job responsibilities, performance ratings or compensation. Employees have an obligation to disclose the existence of any relation to another current employee prior to applying for any position or engaging in any other work situation that may give rise to prohibited influence, control or authority. We require our directors and executive officers, not less than annually, to describe to us any situation involving a transaction with us in which a director or executive officer could potentially have a personal interest that would require SEC disclosure.

Transactions with 5% Shareholders.  Citigroup Inc. (“Citigroup”) beneficially owned more than 5% of the outstanding shares of our common stock as of December 29, 2006. Since January 1, 2006, we have engaged in securities and other financial instrument transactions in the ordinary course of business with Citigroup and its affiliates. We have extensive, multi-billion dollar relationships with Citigroup. Citigroup and/or its affiliates have at times engaged in the following types of transactions and activities: distributing our debt securities as a dealer; committing to sell or buy mortgage-related securities or mortgage loans as a dealer; delivering mortgage loans to us for purchase by our mortgage portfolio or for securitization into Fannie Mae mortgage-backed securities; issuing investments held in our liquid investment portfolio; and acting as a derivatives counterparty or a counterparty involved in other financial instrument or investment transactions with us.

A majority of the assets in the Fannie Mae Retirement Plan are managed by Alliance Capital Management L.P. and AllianceBernstein L.P. Alliance Capital. AllianceBernstein beneficially owned more than 5% of the outstanding shares of our common stock as of December 31, 2006, through their management of shares beneficially owned by AXA and its related entities. In addition, an affiliate of AXA has engaged in financial instrument transactions with us.

These transactions with our 5% shareholders did not require review, approval or ratification under any of our policies and procedures relating to transactions with related persons. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties.

Transactions with The Duberstein Group.  Kenneth Duberstein, a former director of Fannie Mae, is Chairman and Chief Executive Officer of The Duberstein Group, Inc., an independent strategic planning and consulting firm that has provided services to us since 1991. The Duberstein Group previously provided us consulting services related to legislative and regulatory issues, and associated matters. We entered into a new agreement with the Duberstein Group in June 2007 under which the firm provides us consulting services related to industry and trade issues. During 2006 the firm provided services on an annual fixed-fee basis of $375,000. The fees we paid to The Duberstein Group in 2006 are included in the “2006 Non-Employee Director Compensation Table” under “Proposal 1: Election of Directors—Directors’ Compensation.” Under our new agreement, we pay an annual fixed fee of $400,000.

Our entry into a new agreement with The Duberstein Group in 2007 was not considered by the Chair of our Nominating and Corporate Governance Committee, nor did it require approval by our Nominating and Corporate Governance Committee under our Board’s delegation of authorities and reservation of powers because, at the time we entered into the new agreement, Mr. Duberstein was no longer a Fannie Mae director. During 2006, our relationship with Mr. Duberstein’s firm was disclosed to the Chair of our Nominating and Corporate Governance Committee but did not require approval by our Nominating and Corporate Governance Committee under our Board’s delegation of authorities and reservation of powers because they had not yet been implemented.

Employment Relationships.  Barbara Spector, the sister of Robert J. Levin, who is our Chief Business Officer, is a non-officer employee in our Enterprise Systems Operations division. The Enterprise Systems Operations division does not report, nor has it ever reported, to Mr. Levin. From January 1, 2006 through September 30, 2007, we paid or awarded Ms. Spector for her services in 2006 and 2007 approximately $264,000 in salary and cash bonuses. For 2006, she also received an aggregate of 171 shares of our common stock in the form of restricted stock that vest over four years. Dividends are paid on restricted common stock at the same rate as dividends on unrestricted common stock. She also receives benefits under our compensation and benefit plans that are generally available to our employees, including our retirement plan and employee stock ownership plan.

Rebecca Senhauser, the wife of William Senhauser, our Chief Compliance Officer, served as a Senior Vice President in our Housing and Community Development division until July 31, 2007. The Housing and Community Development division never reported to Mr. Senhauser. Mr. and Ms. Senhauser recused themselves from any matters that might have directly and significantly affected the other, including compensation and performance evaluation matters. From January 1, 2006 through July 31, 2007, we paid or awarded Ms. Senhauser for her services in 2006 and 2007 approximately $924,000 in salary and cash bonuses and an aggregate of 7,397 shares of our common stock in the form of restricted stock that vest over four years. In 2007, Ms. Senhauser was determined to be entitled to receive an aggregate of 3,965 shares under our performance share program, or PSP, for the unpaid three-year cycles that ended on December 31, 2005 and December 31, 2006, which amount will be paid in the future. Ms. Senhauser received benefits under our compensation and benefit plans that are generally available to our employees, including our retirement plan. As a member of senior management, she also received benefits under our compensation and benefit plans available to senior officers, including payment for tax and financial planning services, participation in the Supplemental Pension Plan and 2003 Supplemental Pension Plan and participation in our elective deferred compensation plan. In July 2007, Ms. Senhauser entered into a separation agreement with us under our management severance program. Under the terms of her separation agreement, Ms. Senhauser received early payment of approximately $154,000 in previously awarded but unpaid cash bonuses and gave up approximately $158,000 in previously awarded but unpaid cash bonuses as a result of her termination of employment. In addition, she became entitled to early vesting of 8,125 shares of restricted stock and payment of 1,439 shares of common stock under our PSP; she forfeited 8,439 shares of restricted stock. Ms. Senhauser’s separation agreement provides that she will be entitled to receive a cash bonus for 2007 if cash bonuses are paid for 2007 under our annual incentive plan, based on corporate performance and prorated for her seven months of service during 2007. Under her separation agreement, Ms. Senhauser also received a severance payment of approximately $396,000, accelerated vesting of options to purchase 4,770 shares of our common stock, medical coverage worth up to an estimated $21,000 and up to $18,000 in outplacement services.

Other than the terms of Ms. Senhauser’s separation agreement, which were approved by the Board’s Nominating and Corporate Governance Committee, our employment relationship with and compensation of Mr. Levin’s sister and Mr. Senhauser’s wife did not require review or approval under any of our policies and procedures relating to transactions with related persons.

Communications with Directors

Interested parties wishing to communicate any concerns or questions about the company to the non- executive Chairman of the Board or to our non-management directors as a group may do so by electronic mail addressed to “board@fanniemae.com,” or by U.S. mail addressed to Fannie Mae Directors, c/o Office of the Corporate Secretary, Fannie Mae, Mail Stop 1H 2S/05, 3900 Wisconsin Avenue NW, Washington, DC 20016-2892. Communications may be addressed to a specific director or directors, or to our independent directors as a group.

The Office of the Corporate Secretary is responsible for processing all communications to a director or directors. Communications that are commercial solicitations, ordinary course customer inquiries or complaints, incoherent, or obscene, will not be forwarded to the Board.

STOCK OWNERSHIP

Beneficial Ownership Table

The following table shows the beneficial ownership of our common stock by each of our current directors, director nominees and certain executive officers, and all current directors, director nominees and executive officers as a group, as of October 22, 2007, unless otherwise indicated. As of that date, neither any director, director nominee, or executive officer, nor all directors, director nominees, and executive officers as a group, owned as much as 1% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)
		Stock Options
		Exercisable and
		Other Shares
	Common Stock	Obtainable	Total
	Beneficially	Within 60 Days	Common Stock
	Owned Excluding	of October 22,	Beneficially
Name and Position	Stock Options	2007(2)	Owned

Stephen B. Ashley(3)	20,747	25,000	45,747
Chairman of the Board of Directors
Dennis R. Beresford(4)	719	0	719
Director
Robert T. Blakely(5)	12,421	0	12,421
Executive Vice President
Louis J. Freeh	0	0	0
Director
Brenda J. Gaines(6)	487	0	487
Director
Karen N. Horn(7)	487	0	487
Director
Robert J. Levin(8)	453,439	401,177	854,616
Executive Vice President and Chief Business Officer
Bridget A. Macaskill(9)	1,062	0	1,062
Director
Daniel H. Mudd(10)	411,157	590,136	1,001,293
President and Chief Executive Officer
Peter S. Niculescu(11)	146,949	188,209	335,158
Executive Vice President—Capital Markets
Joe K. Pickett(12)	12,882	27,000	39,882
Director
Leslie Rahl(13)	3,281	4,333	7,614
Director
John C. Sites, Jr.	0	0	0
Director
Greg C. Smith(14)	1,612	332	1,944
Director
Julie St. John(15)	45,033	269,964	314,997
Former Executive Vice President and Chief Information Officer
H. Patrick Swygert(16)	3,550	10,833	14,383
Director
Beth A. Wilkinson(17)	70,135	0	70,135
Executive Vice President, General Counsel and Corporate Secretary

	Amount and Nature of Beneficial Ownership(1)
		Stock Options
		Exercisable and
		Other Shares
	Common Stock	Obtainable	Total
	Beneficially	Within 60 Days	Common Stock
	Owned Excluding	of October 22,	Beneficially
Name and Position	Stock Options	2007(2)	Owned

Michael J. Williams(18)	230,287	272,074	502,361
Executive Vice President and Chief Operating Officer
John K. Wulff(19)	1,887	1,000	2,887
Director
All directors and executive officers as a group (26 persons)(20)	1,863,310	2,228,611	4,091,921

(1)	Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of common stock beneficially owned by each person and the percentage owned. Holders of restricted stock have no investment power but have sole voting power over the shares and, accordingly, these shares are included in this table. Because holders of shares through our Employee Stock Ownership Plan, or ESOP, have sole voting power over the shares, these shares are also included in this table. Additionally, although holders of shares through our ESOP have sole voting power through the power to direct the trustee of the plan to vote their shares, to the extent some holders do not provide any direction as to how to vote their shares, the plan trustee may vote those shares in the same proportion as the trustee votes the shares for which the trustee has received direction. Holders of shares through our ESOP have no investment power unless they are at least 55 years of age and have at least 10 years of participation in the ESOP. Holders of stock options have no investment or voting power over the shares issuable upon the exercise of the options until the options are exercised. Shares issuable upon the vesting of restricted stock units are not considered to be beneficially owned under applicable SEC rules and, accordingly, restricted stock units are not included in the amounts shown.

(2)	The shares included in this column are not currently outstanding but are issuable within 60 days of the Record Date, and consist of shares issuable upon the exercise of outstanding stock options held by our executive officers and other shares issuable within 60 days. These other shares consist of 70,797 shares issuable upon the exercise of outstanding stock options held by the spouse of one of our executive officers; 1,308 shares of deferred stock held by Mr. Williams, which he could obtain within 60 days in certain circumstances; and shares expected to be paid out to certain of our executive officers within 60 days in connection with our PSP in the following amounts: Mr. Levin—17,586 shares, Mr. Mudd—19,418 shares, Mr. Niculescu—10,722 shares, Mr. Williams—14,381 shares, all directors and officers as a group—80,939 shares, including 2,526 shares we expect to pay to an executive officer’s spouse.

(3)	Mr. Ashley’s shares include 1,200 shares held by his spouse and 650 shares of restricted stock.

(4)	Mr. Beresford’s shares include 650 shares of restricted stock.

(5)	The reported amount does not include 111,111 restricted stock units held by Mr. Blakely.

(6)	Ms. Gaines’ shares consist of restricted stock.

(7)	Ms. Horn’s shares consist of restricted stock.

(8)	Mr. Levin’s shares consist of 258,287 shares held jointly with his spouse and 195,152 shares of restricted stock.

(9)	Ms. Macaskill’s shares include 650 shares of restricted stock.

(10)	Mr. Mudd’s shares include 297,026 shares of restricted stock. Mr. Mudd must continue to hold 35,301 of these shares after vesting, net of any shares withheld to pay withholding tax liability upon vesting, until his employment with Fannie Mae is terminated. The reported amount does not include 31,903 restricted stock units held by Mr. Mudd.

(11)	Mr. Niculescu’s shares include 47,541 shares held jointly with his spouse, 234 shares held through our ESOP, and 86,354 shares of restricted stock.

(12)	Mr. Pickett’s shares include 650 shares of restricted stock.

(13)	Ms. Rahl’s shares include 200 shares held by her spouse and 650 shares of restricted stock.

(14)	Mr. Smith’s shares include 650 shares of restricted stock.

(15)	Ms. St. John left Fannie Mae in December 2006. Information about Ms. St. John’s holdings is based on an amended Form 4 filed by Ms. St. John on July 20, 2007 regarding her shares held as of December 15, 2006. Ms. St. John’s holdings include 869 shares held through our ESOP.

(16)	Mr. Swygert’s shares include 650 shares of restricted stock.

(17)	Ms. Wilkinson’s shares include 65,564 shares of restricted stock.

(18)	Mr. Williams’ shares include 77,061 shares held jointly with his spouse, 700 shares held by his daughter, 869 shares held through our ESOP and 151,501 shares of restricted stock.

(19)	Mr. Wulff’s shares include 650 shares of restricted stock.

(20)	The amount of shares held by all directors and executive officers as a group includes 1,169,532 shares of restricted stock held by our directors and executive officers; 386,949 shares they hold jointly with others; 15,519 shares held by family members of our directors and executive officers; 5,364 shares held by our executive officers through our ESOP; and 711 shares held through our ESOP by an executive officer’s spouse. The shares in this table do not include 176,701 shares of restricted stock units over which the holders will not obtain voting rights or investment power until the restrictions lapse.

The following table shows the beneficial ownership of our common stock by each holder of more than 5% of our common stock as of the respective dates noted in the footnotes to the table, which is the most recent information provided.

	Common Stock
5% Holders	Beneficially Owned	Percent of Class

Capital Research and Management Company(1)	167,555,250	17.2%
333 South Hope Street Los Angeles, CA 90071
Citigroup Inc.(2)	62,341,565	6.3%
399 Park Avenue New York, NY 10043
AXA(3)	52,669,044	5.4%
25 Avenue Matignon 75008 Paris, France

(1)	This information is based solely on information contained on a Schedule 13G/A filed with the SEC on February 12, 2007 by Capital Research and Management Company. According to the Schedule 13G/A, Capital Research and Management Company beneficially owned 167,555,250 shares of our common stock as of December 29, 2006, with sole voting power for 49,477,500 shares and sole dispositive power for all shares. Capital Research and Management Company’s shares include 3,674,050 shares from the assumed conversion of 3,470 shares of our convertible preferred stock.

(2)	This information is based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2007 by Citigroup Inc. According to the Schedule 13G/A, Citigroup Inc. beneficially owns 62,341,565 shares of our common stock, with shared voting and dispositive power for all such shares.

(3)	This information is based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2007 by AXA, its subsidiary AXA Financial, Inc., and a group of entities that together as a group control AXA: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle. According to the Schedule 13G/A, Alliance Capital Management L.P. and AllianceBernstein L.P., subsidiaries of AXA Financial, Inc., manage a majority of these shares as investment advisors. According to the Schedule 13G/A, (i) each of these entities other than AXA Financial, Inc. beneficially owns 52,669,044 shares of our common stock, with sole voting power for 38,027,229 shares, shared voting power for 4,288,975 shares, sole dispositive power for 52,643,476 shares and shared dispositive power for 25,568 shares; and (ii) AXA Financial, Inc. beneficially owns 52,550,491 shares of our common stock, with sole voting power for 37,959,484 shares, shared voting power for 4,279,707 shares, sole dispositive power for 52,524,923 shares and shared dispositive power for 25,568 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers file with the SEC reports on their ownership of our stock and on changes in their stock ownership. Based on a review of forms filed during 2006 or with respect to 2006 and on written representations from our directors and officers, we believe that all of our directors and officers filed all required reports and reported all transactions reportable during 2006, except that Ms. St. John, our former Chief Information Officer, reported one transaction late.

PROPOSAL 1: ELECTION OF DIRECTORS

Composition of the Board of Directors

Under the Charter Act, our Board of Directors consists of 18 directors, five of whom are appointed by the President of the United States, with the remainder elected by shareholders. The terms of office of the most recent Presidential appointees to Fannie Mae’s Board expired on May 25, 2004, and the President has not reappointed or replaced any of them. Pursuant to the Charter Act, those five Board positions will remain open unless and until the President names new appointees.

We engage a third-party executive search firm to identify potential director nominees. In addition, members of our Board of Directors and members of our executive management from time to time recommend a person for consideration as a potential director nominee. All potential director nominees are then evaluated by the third-party executive search firm, and we also engage outside counsel to help evaluate the independence of potential director nominees. All of the director nominees who joined the Board since the last annual meeting of shareholders were recommended to the Nominating and Corporate Governance Committee by the third-party executive search firm, except that (1) Dennis R. Beresford also was recommended by our Chief Financial Officer at the time and by a non-management member of the Audit Committee and (2) John C. Sites, Jr., was recommended by our Chief Business Officer.

The Nominating and Corporate Governance Committee recommends nominees for election as Fannie Mae directors to the Board for consideration. Guidelines for the consideration of all director candidates are contained in the Nominating and Corporate Governance Committee charter and in our Guidelines, and there is no separate policy governing the consideration of director candidates recommended by shareholders.

It is the policy of the Board that a substantial majority of the seated Fannie Mae directors will be independent, in accordance with the standards adopted by the Board. In addition, the Board, as a group, must be knowledgeable in business, finance, capital markets, accounting, risk management, public policy, mortgage lending, real estate, low-income housing, homebuilding, regulation of financial institutions, and any other areas that may be relevant to the safe and sound operation of Fannie Mae. The Nominating and Corporate Governance Committee seeks out Board members who possess:

•	the highest personal values, judgment, and integrity;

•	an understanding of the regulatory and policy environment in which Fannie Mae does its business; and

•	diverse experience in the key business, financial, and other challenges that face a major American enterprise.

The Nominating and Corporate Governance Committee also considers whether a prospective candidate for the Board has the ability to attend meetings and fully participate in the activities of the Board, including whether the candidate’s service on outside boards will permit the candidate sufficient time to devote to responsibilities associated with being a Fannie Mae director.

In considering members of the Board for re-nomination, the Nominating and Corporate Governance Committee takes into consideration:

•	a director’s previous contribution to the effective functioning of Fannie Mae;

•	any change during the past year in the director’s principal area of responsibility with his or her company or in his or her employment;

•	the director’s retirement during the past year from his or her principal area of responsibility with his or her company;

•	whether the director continues to bring relevant experience to the Board;

•	whether the director has the ability to attend meetings and fully participate in the activities of the Board;

•	whether the director has developed any relationships with Fannie Mae or another organization, or other circumstances have arisen, that might make it inappropriate for the director to continue serving on the Board; and

•	the director’s age and length of service on the Board.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the 12 persons identified below to stand for election at the 2007 annual meeting. You may not vote for more than the number of nominees for election as directors. Under the Charter Act, each director is elected or appointed for a term ending on the date of our next shareholders’ meeting. In accordance with the Charter Act and our bylaws, each nominee for director who is elected will serve a term ending on the date of the annual meeting of shareholders in 2008 and until the director’s successor is chosen and qualified or, if earlier, until the director dies, resigns, retires or is removed from office in accordance with the law.

Mr. Pickett has elected not to stand for re-election when his term expires at the annual meeting. As a result, there will be six vacancies on the Board of Directors after the meeting. There are no nominees for five of these vacancies because, as described above, only the U.S. President can fill these vacancies. There is one fewer nominee for director than the number of directors to be elected by shareholders under the Charter Act because we are still engaged in the process of identifying an appropriate and qualified candidate. If we find a qualified individual with appropriate skills to fill the vacancy, then we anticipate that, following the Nominating and Corporate Governance Committee’s recommendation of the candidate to serve as a director, the Board will appoint the person to fill the vacancy. The shareholders will not elect the candidate because, under the Charter Act, a vacancy on the Board may be filled by the affirmative vote of the majority of the directors then serving as directors. A director who is elected by the Board to fill a vacancy on the Board will serve as a director until the next annual meeting of shareholders and until the director’s successor is chosen and qualified or, if earlier until the director dies, resigns, retires or is removed from office in accordance with the law. Any shareholder who wishes to submit a candidate for consideration by the Nominating and Corporate Governance Committee should submit written notice as described below under “Shareholder Proposals and Director Nominations for 2008.”

Because the number of director nominees does not exceed the number of directors to be elected, each nominee for director will be elected if the votes cast FOR the director exceed the votes cast AGAINST the director. In addition, although our Board consists of 18 directors under the Charter Act, proxies cannot be voted for a greater number of persons than the 12 nominees named below under “Nominees for Election.”

Each director nominee has consented to being named in this proxy statement and to serve if elected. If any nominee should become unwilling or unable to serve as a director, the proxy holders, in the absence of contrary instruction, will vote the proxies for the election of such persons as the Board of Directors designates. In addition, each director nominee has submitted a contingent irrevocable resignation that will become effective if the nominee does not receive a majority of the votes cast and, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board decides to accept the nominee’s resignation.

Nominees for Election

The following section presents information provided by the nominees about their principal occupation, business experience, directorships, and other matters.

The Board of Directors recommends
that shareholders vote FOR each of the nominees.

Name and Age	Position, Principal Occupation, Business Experience and Directorships

Stephen B. Ashley, 67	Chairman and Chief Executive Officer The Ashley Group

• Chairman and Chief Executive Officer of The Ashley Group, a group of commercial and multifamily real estate, brokerage and investment companies—1995 to present

• Chairman and Chief Executive Officer of Sibley Mortgage Corporation, a commercial, multifamily and single-family mortgage banking firm, and Sibley Real Estate Services, Inc.—1991 to 1995

• Director of Fannie Mae since May 1995 and Chairman of Board since December 2004

• Other Directorships: Manning & Napier Fund, Inc.

• Other Activities: Mortgage Bankers Association of America (past president)

Dennis R. Beresford, 68	Ernst & Young Executive Professor of Accounting J.M. Tull School of Accounting, Terry College of Business, University of Georgia

• Ernst & Young Executive Professor of Accounting, J.M. Tull School of Accounting, Terry College of Business, University of Georgia—1997 to present

• Chairman of the Financial Accounting Standards Board, or FASB, the designated organization in the private sector for establishing standards of financial accounting and reporting in the U.S.—1987 to 1997

• Ernst & Young LLP (including ten years as a Senior Partner and National Director of Accounting)—1961 to 1986

• Director of Fannie Mae since May 2006

• Other Directorships: Kimberly-Clark Corporation (Chair, Audit Committee) and Legg Mason, Inc. (Chair, Audit Committee)

• Other Activities: Member, SEC Advisory Committee on Improvements to Financial Reporting; certified public accountant

Louis J. Freeh, 57	President Freeh Group International, LLC

• President of Freeh Group International, LLC, a practice of former federal judges and former senior FBI leaders who provide legal, governance, investigative, litigation, and risk management services—January 2006 to present

• General Counsel, Corporate Secretary and Ethics Officer of MBNA Corporation, as well as Vice Chairman of MBNA America Bank N.A.—2001 to January 2006

• Director of the Federal Bureau of Investigation (FBI)—1993 to 2001

• U.S. District Judge—Southern District of New York—1991 to 1993

• Director of Fannie Mae since May 2007

• Other Directorships: Bristol-Myers Squibb Company (Member, Audit Committee, and Member, Directors and Corporate Governance Committee)

Brenda J. Gaines, 58	Retired

• Diners Club North America, a subsidiary of Citigroup (President and Chief Executive Officer—October 2002 until her retirement in April 2004), (President—February 1999 to September 2002), and (Various other positions—1988 to February 1999)

• Deputy Chief of Staff for the Mayor of the City of Chicago—1985 to 1987

• Chicago Commissioner of Housing—1983 to 1985

• Director of Fannie Mae since September 2006

• Other Directorships: Office Depot (Chair, Audit Committee, and Member, Corporate Governance and Nominating Committee); NICOR, Inc. (Member, Corporate Governance Committee); and Tenet Healthcare Corporation (Member, Audit Committee, and Member, Compensation Committee)

Karen N. Horn, Ph.D., 64	Senior Managing Director Brock Capital Group LLC

• Senior Managing Director of Brock Capital Group LLC, an advisory and investment firm—2003 to present

• Managing Director, Private Client Services of Marsh Inc., a subsidiary of Marsh & McLennan Companies—1999 until retirement in 2003

• Senior Managing Director and Head of International Private Banking of Bankers Trust Company—1996 to 1999

• Chairman and Chief Executive Officer of BankOne, Cleveland—1987 to 1996

• President of Federal Reserve Bank of Cleveland—1982 to 1987

• Director of Fannie Mae since September 2006

• Other Directorships: Eli Lilly and Company (Chair, Compensation Committee, and Member, Directors and Corporate Governance Committee); Simon Property Group, Inc. (Chair, Governance Committee, and Member, Compensation Committee); and all T. Rowe Price funds and trusts

• Other Activities: Vice President of U.S. Russia Investment Fund (a presidential appointment)

Bridget A. Macaskill, 59	Principal BAM Consulting LLC

• Principal of BAM Consulting LLC, an independent financial services consulting firm, which she founded—2003 to present

• Oppenheimer Funds, Inc. (Chairman of the Board—2000 to 2001), (Chief Executive Officer—1995 to 2001), and (President—1991 to 2000)

• Director of Fannie Mae since December 2005

• Other Directorships: Prudential plc (Chair, Remuneration Committee and Member, Nomination Committee) and Scottish & Newcastle plc.

• Trusteeships: College Retirement Equities Fund (CREF) and the TIAA-CREF Funds

Daniel H. Mudd, 49	President and Chief Executive Officer Fannie Mae

• Fannie Mae (President and Chief Executive Officer—June 2005 to present), (Vice Chairman of Board of Directors and interim Chief Executive Officer—December 2004 to June 2005), (Vice Chairman and Chief Operating Officer—February 2000 to December 2004)

• Fannie Mae Foundation (Chairman of the Board since June 2005), (Interim Chairman of the Board—December 2004 to June 2005), (Vice Chairman—September 2003 to December 2004)

• President and Chief Executive Officer of GE Capital, Japan, a diversified financial services company and a wholly owned subsidiary of the General Electric Company—April 1999 to February 2000

• President of GE Capital, Asia Pacific—May 1996 to June 1999

• Director of Fannie Mae since February 2000

• Other Directorships: Fortress Investment Group LLC

Leslie Rahl, 57	President Capital Market Risk Advisors, Inc.

• President and Founder of Capital Market Risk Advisors, Inc., a financial advisory firm specializing in risk management, hedge funds and capital market strategy—1994 to present

• Citibank (Various positions—1972 to 1991, including nine years as Vice President and Division Head, Derivatives Group—North America)

• Director of Fannie Mae since February 2004

• Other Directorships: Canadian Imperial Bank of Commerce (CIBC) (Member, Risk Management Committee); the International Association of Financial Engineers; and the Fischer Black Memorial Foundation

• Other Activities: International Swaps Dealers Association (former director)

John C. Sites, Jr., 55	Consultant Wexford Capital, LLC General Partner Rock Creek Partners II, Ltd

• Consultant to Wexford Capital, LLC, an SEC registered investment advisor—September 2006 to present.

• General Partner of Rock Creek Partners II, Ltd, a private equity fund of Rock Creek Capital Advisors, an investment and advisory firm—October 1997 to present

• General Partner of Daystar Special Situations Fund, a private equity fund—January 1996 to August 2006

• Bear, Stearns and Co., Inc. (Various positions—1981 to 1995, including Executive Vice President & Member of the Board of Directors)

• Director of Fannie Mae since October 2007

Greg C. Smith, 56	Retired

• Ford Motor Company (Vice Chairman—October 2005 until retirement in March 2006), (Executive Vice President and President, The Americas,—2004 to 2005), and (Group Vice President—2002 to 2004)

• Ford Motor Credit Company: Chairman and Chief Executive Officer—2002 to 2004; Chief Operating Officer—2001 to 2002; President, Ford Credit North America—1997 to 2001

• Director of Fannie Mae since April 2005

• Other Directorships: Penske Corp

• Other Activities: American Financial Services Association (former Chairman)

H. Patrick Swygert, 64	President Howard University

• President of Howard University—1995 to present. Mr. Swygert has announced that he will retire as President of Howard University in June 2008

• Director of Fannie Mae since January 2000

• Other Directorships: Hartford Financial Services Group, Inc. (Chairman, Nominating and Corporate Governance Committee; Member, Compensation and Personnel Committee; Member, Executive Committee) and United Technologies Corporation (Member, Audit Committee, and Member, Committee on Nominations & Governance)

• Other Activities: Central Intelligence Agency External Advisory Board (member)

John K. Wulff, 59	Chairman of the Board Hercules Incorporated

• Hercules Incorporated, a manufacturer and supplier of specialty chemical products (Chairman of the Board—December 2003 to present), (Director—July 2003 to December 2003), and (Interim Chairman—October 2003 to December 2003)

• Financial Accounting Standards Board (FASB) (member) from July 2001 until June 2003

• Chief Financial Officer of Union Carbide Corporation, a chemicals and polymers company from 1996 until 2001

• Director of Fannie Mae since December 2004

• Other Directorships: Hercules Incorporated (Chairman of the Board); Sunoco, Inc. (Member, Audit Committee, and Member, Public Affairs Committee); Celanese Corporation (Chair, Compensation Committee); and Moody’s Corporation (Chair, Audit Committee and Member, Governance and Compensation Committee)

Meetings of the Board of Directors

The Board of Directors met 22 times during 2006. During 2006, all of our current directors attended at least 75% of the total number of meetings of the Board of Directors and Board committees on which he or she served.

We did not hold an annual meeting of shareholders in 2005 or 2006. Following our last annual meeting of shareholders in 2004, we adopted a policy stating that all directors are expected to attend the annual meeting of shareholders in person.

Committees of the Board of Directors

The standing committees of the Board are:

•	Audit Committee;

•	Compensation Committee;

•	Compliance Committee;

•	Executive Committee;

•	Housing and Community Finance Committee;

•	Nominating and Corporate Governance Committee;

•	Risk Policy and Capital Committee; and

•	Technology and Operations Committee.

All of the committees (other than the Executive Committee) consist entirely of independent directors. In addition, these committees are governed by written charters, copies of which are posted on our Web site, www.fanniemae.com, under “Corporate Governance,” and are available in print free of charge to any shareholder upon request.

The Audit Committee oversees:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and internal control over financial reporting;

•	our compliance with legal and regulatory requirements (in coordination with the Compliance Committee);

•	the qualifications and independence of the our outside auditors; and

•	the performance of our internal audit function and our outside auditor.

The Audit Committee met 19 times in 2006.

The Compensation Committee discharges the responsibilities of the Board relating to compensation of our executives and among other things:

•	oversees compensation policies and plans for officers and other management group employees and general compensation plans applicable to all employees, to maintain adherence to our philosophy, competitive position, and obligations under the Charter Act;

•	makes recommendations to the Board with respect to our incentive-compensation plans and stock-based plans that are subject to Board approval;

•	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and recommends to the independent members of the Board the CEO’s compensation level based on this evaluation, consistent with our compensation philosophy;

•	recommends to the Board corporate goals for measurement of performance and approving achievement against those goals;

•	recommends to the Board the compensation of executive vice presidents, consistent with the corporation’s compensation philosophy; and

•	approves the compensation of senior vice presidents, consistent with the corporation’s compensation philosophy, including senior vice presidents who may be “executive officers” as defined in Rule 3b-7 under the Securities Exchange Act of 1934. With respect to the compensation of the Chief Audit Executive and Chief Compliance Officer, the Compensation Committee takes into account the recommendation of the Audit Committee and the Compliance Committee, respectively.

The Compensation Committee met 16 times in 2006.

The Compliance Committee both monitors and coordinates our compliance with the provisions of the Consent Order entered into between the Office of Federal Housing Enterprise Oversight (“OFHEO”) and us on May 23, 2006 (the “OFHEO Consent Order”), and oversees our compliance with legal and regulatory requirements. The Compliance Committee met 7 times in 2006.

The Executive Committee has all the authority of the Board during the periods between Board meetings, except for certain specified powers listed in our bylaws. The Executive Committee did not meet in 2006.

The Housing and Community Finance Committee oversees our single-family mortgage, capital markets and housing and community development divisions, as well as the company’s contribution to affordable housing and community development. In addition, the Housing and Community Finance Committee monitors public policy surrounding housing issues. The Housing and Community Finance Committee met 15 times in 2006.

The Nominating and Corporate Governance Committee proposes to the board lists of names for consideration as nominees for election by the shareholders as Fannie Mae directors and develops and recommends to the Board corporate governance guidelines and plays a leadership role in shaping the corporation’s corporate governance. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and its committees, including evaluating the adequacy and appropriateness of the content, format and distribution of the written information, and evaluating reports and other material provided to the Board. The Nominating and Corporate Governance Committee is also responsible for recommending compensation for non-management directors on the Board to the Board of Directors and reviews non-management director compensation once a year. The Nominating and Corporate Governance Committee met 9 times in 2006.

The Risk Policy and Capital Committee assists the Board in overseeing our capital management and risk management, including overseeing the management of credit risk, market risk, liquidity risk, and operational risk. The Risk Policy and Capital Committee met 10 times in 2006.

The Technology and Operations Committee provides oversight of Fannie Mae’s technology and operations environment, including our infrastructure, organization, and key controls. The Technology and Operations Committee met 5 times in 2006.

The following table shows the current membership of each committee:

Board Committee
						Housing	Nominating	Risk	Technology
						and	and	Policy and	and
Board	Independent					Community	Corporate	Capital	Operations
Member	Director	Audit	Compensation	Compliance	Executive	Finance	Governance	Committee	Committee

Stephen B. Ashley	X	X	X	X	Chair	X	X	X	X
Dennis R. Beresford*	X	Chair			X			X
Louis J. Freeh	X		X	X
Brenda J. Gaines	X		X	Chair	X	X
Karen N. Horn*	X	X					X	X
Bridget A. Macaskill	X		Chair		X		X
Daniel H. Mudd					X
Joe K. Pickett	X			X		X		X	X
Leslie Rahl	X			X	X	X		Chair
John C. Sites, Jr.						X		X
Greg C. Smith*	X	X	X		X				Chair
H. Patrick Swygert	X				X	Chair	X	X
John K. Wulff*	X	X			X		Chair		X

*	The Board has determined that Mr. Beresford, Ms. Horn, Mr. Smith and Mr. Wulff have the requisite experience to qualify as “audit committee financial experts” under the rules and regulations of the SEC and has designated them as such, and they are independent as independence for audit committee members is defined under the NYSE listing standards.

Directors’ Compensation

Annual compensation for our non-management directors for 2006 consisted of cash compensation and equity compensation, in the form of restricted stock awards. Each of these components is described in more detail below. The total 2006 compensation for our non-management directors is shown in the table below. Mr. Mudd, who is our only director who is an employee of Fannie Mae, does not receive the benefits provided to our non-management directors other than those provided under the Matching Gifts Program, which is available to every Fannie Mae employee, and those available under the Director’s Charitable Award Program.

2006 Non-Employee Director Compensation Table

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)(3)	Total ($)

Stephen B. Ashley	$500,000	$64,770	$17,516	$16,689	$598,975
Dennis R. Beresford	99,950	22,053	N/A	35,691	157,694
Kenneth M. Duberstein(4)	102,600	64,770	17,516	410,335	595,221
Brenda J. Gaines	35,667	5,845	N/A	17,818	59,330
Thomas P. Gerrity	110,533	64,770	17,516	15,821	208,640
Karen N. Horn	38,667	5,845	N/A	24,553	69,065
Ann M. Korologos	51,350	—	42,278	14,217	107,846
Bridget A. Macaskill	139,733	37,347	N/A	18,797	195,877
Donald B. Marron	45,917	—	42,278	53,396	141,591
Joe K. Pickett	122,533	64,770	17,516	36,052	240,871
Leslie Rahl	113,700	65,945	17,516	17,770	214,931
Greg C. Smith	166,467	33,058	2,483	17,818	219,826
H. Patrick Swygert	113,900	64,770	17,516	34,432	230,617
John K. Wulff	170,600	53,364	9,038	22,005	255,006

(1)	These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to 2006 for the fair value of restricted stock granted during 2006 and in prior years in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The value of the restricted stock awards is calculated as the average of the high and low trading price of our common stock on the date of grant. During 2006, three directors received restricted stock grants with the SFAS 123R grant date fair values shown upon joining our Board: Mr. Beresford, $36,033; Ms. Gaines, $26,162; and Ms. Horn, $26,162.

Ms. Korologos and Mr. Marron each retired from our Board during 2006 and, as a result, forfeited shares of unvested restricted common stock. The amounts shown do not reflect the reversal of previously recognized compensation cost for the forfeited shares. The amounts shown also do not reflect the impact of Mr. Gerrity’s forfeiture of 650 shares of restricted stock upon his resignation from our Board of Directors in December 2006.

As of December 31, 2006, our directors held the following number of shares of restricted stock: Mr. Ashley, Mr. Beresford, Mr. Duberstein, Ms. Macaskill, Mr. Pickett, Ms. Rahl, Mr. Smith, Mr. Swygert, and Mr. Wulff, 650 shares each; Ms. Gaines and Ms. Horn, 487 shares each; and Mr. Gerrity, Ms. Korologos, and Mr. Marron, 0 shares.

(2)	These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to 2006 for the fair value of stock option awards granted during 2005 and in prior years in accordance with SFAS 123R. No director has received a stock option award since 2005. For the assumptions used in calculating the value of these awards, see “Notes to Consolidated Financial Statements—Note 1, Summary of Significant Accounting Policies—Stock-Based Compensation,” in our annual report on Form 10-K for the year ended December 31, 2006. Mr. Beresford, Ms. Gaines, Ms. Horn, and Ms. Macaskill have never been awarded Fannie Mae stock options.

As of December 31, 2006, each of our directors held options to purchase the following number of shares of common stock, with exercise prices ranging from $42.69 to $79.22 per share and expiration dates ranging from 2007 to 2015: Mr. Ashley, 26,000 shares; Mr. Beresford, Ms. Gaines, Ms. Horn, and Ms. Macaskill, 0 shares; Mr. Duberstein and Mr. Gerrity, 28,000 shares; Mr. Marron, 4,000 shares; Mr. Pickett and Ms. Korologos, 32,000 shares; Ms. Rahl, 5,333 shares; Mr. Smith, 666 shares; Mr. Swygert, 11,833 shares; and Mr. Wulff, 2,000 shares.

(3)	“All Other Compensation” consists of our estimated incremental cost of providing Board members benefits under our Director’s Charitable Award Program, which is discussed in greater detail below. We estimate our incremental cost of providing this benefit for each director based on (1) the present value of our expected future payment of the benefit that became vested during 2006 and (2) the time value during 2006 of amounts vested for that director in prior years.

We estimated the present values of our expected future payment based on the age and gender of our directors, the RP 2000 white collar mortality table projected to 2010, and a discount rate of approximately 5.5%. For Mr. Duberstein, our estimated cost for providing this benefit is $35,335, and we have also included in “All Other Compensation” $375,000 we paid to The Duberstein Group for consulting services. This amount was paid to The Duberstein Group, not to Mr. Duberstein. Our transactions with The Duberstein Group are discussed more in “Corporate Governance—Certain Transactions and Relationships—Transactions with the Duberstein Group.” Amounts shown under “All Other Compensation” do not include gifts made by the Fannie Mae Foundation under its matching gifts program, under which gifts made by our employees and directors to 501(c)(3) charities are matched, up to an aggregate total of $10,500 in any calendar year. No amounts are included for this program because the matching gifts are made by the Fannie Mae Foundation, not Fannie Mae. In addition, no amounts are included for a furnished apartment we lease near our corporate offices in Washington, DC for use by Mr. Ashley, the non-executive Chairman of our Board, when he is in town on company business. Provided that he reimburses us, Mr. Ashley is permitted to use the apartment up to twelve nights per year when he is in town but not on company business.

(4)	Mr. Duberstein resigned from our Board in February 2007. Mr. Gerrity, Ms. Korologos and Mr. Marron each left our Board in 2006.

Cash Compensation.  Effective January 1, 2008, our directors will be paid a retainer at an annual rate of $100,000. Committee chairs will receive an additional retainer at an annual rate of $25,000 for the Audit Committee chair and $15,000 for all other committee chairs. Our Board has the authority to change or otherwise vary the amount of cash compensation to non-management directors. During 2006, our non-management directors, with the exception of the non-executive Chairman of our Board, were paid a retainer at an annual rate of $35,000, plus $1,500 for attending each Board or Board committee meeting in person or by telephone. Committee chairs received an additional retainer at an annual rate of $10,000, plus an additional $500 for each committee meeting chaired in person and $300 for each telephonic committee meeting chaired. In recognition of the substantial amount of time and effort necessary to fulfill the duties of non-executive Chairman of the Board during 2006, Mr. Ashley received an annual fee of $500,000.

Restricted Stock Awards.  We currently have a restricted stock award program for non-management directors. This program provides for the periodic awards of restricted common stock vesting in annual installments provided the director continues to serve on the Board of Directors. If the proposed amendment to the Fannie Mae Stock Compensation Plan of 2003, which we refer to as the “2003 Plan” or the “Plan,” described in Proposal 3 is approved, this program and the option program for directors (see “Stock Option Awards” below) will be replaced with the program described under “Non-Management Director Restricted Stock” in “Proposal 3: Approval of Amendment to Fannie Mae Stock Compensation Plan of 2003.”

As part of the current program for periodic awards of restricted stock, we granted 871 shares of restricted common stock to each non-management director in May 2001, under the Fannie Mae Stock Compensation Plan of 1993, which we refer to as the “1993 Plan.” These shares vest on the day before each annual meeting at the rate of 20% each year. Each director who joined the Board through May 2006 received a pro rata grant, based on the time remaining in five-year cycle.

Under the 2003 Plan the first award of restricted stock was scheduled to be made at the 2006 annual meeting. This award was not made and will not be made if the proposed amendment to the 2003 Plan described in Proposal 3 is approved. The award was to have a fair market value of $75,000, and the shares were to vest on the day before each annual meeting at the rate of 25% each year. Directors who joined the Board before the next grant in 2010 were to receive a pro rata grant.

Under both the 1993 Plan and the 2003 Plan, vesting of shares accelerates upon departure from the Board due to death, disability, or, for elected directors, not being renominated after reaching age 70. Otherwise, directors forfeit unvested shares upon leaving the Board.

In addition, in October 2003 we granted 2,600 shares of restricted common stock to each non-management director who was a member of the Board at that time, scheduled to vest in four equal annual installments beginning with the May 2004 annual meeting. We subsequently made pro rata grants to non-management directors who joined the Board after October 2003 and prior to the scheduled time of the last vesting in May 2007.

In December 2006, the Board approved the vesting of restricted stock that would have vested at the 2005 and 2006 annual meetings if such meetings had been held.

Stock Option Awards.  Under the terms of the 2003 Plan, each non-management director is granted an annual nonqualified stock option to purchase 4,000 shares of common stock immediately following the annual meeting of shareholders at the fair market value on the date of grant. A non-management director elected between annual meetings receives a nonqualified stock option to purchase at the fair market value on the date of grant a pro rata number of shares based on the time remaining until the next annual meeting. Each option will expire ten years after the date of grant and vests in four equal annual installments beginning on the first anniversary of the grant, subject to accelerated vesting upon the director’s departure from the Board of Directors. Non-management directors generally have one year to exercise the options granted under the 2003 Plan when they leave the Board. Options granted on or prior to May 20, 2003 under the 1993 Plan must generally be exercised within three months after a director leaves the Board.

If the proposed amendment to the 2003 Plan described in Proposal 3 is approved, no annual stock option awards will be made to the non-management directors with respect to annual meetings that would have been held in 2005 or 2006. In addition, if the amendment to the 2003 Plan is approved, automatic option grants for 2007 and future years will be discontinued.

Stock Ownership Guidelines for Directors.  Under our Guidelines, each non-management director is expected to own shares of our common stock (including restricted stock, restricted stock units, or deferred shares) that have a total value equal to at least five times the annual cash retainer for service as a member of our Board (currently, five times $35,000, or $175,000). Directors have five years from the time of election or appointment to reach the expected ownership level, excluding trading blackout periods we impose. Effective January 1, 2008, the cash retainer for each non-management director will increase to an annual rate of $100,000. The directors will have five years to increase the value of their common stock ownership from the current level of $175,000 to $500,000.

In addition, under our Guidelines, a non-management director may not sell or otherwise transfer shares of our common stock received pursuant to his or her service as a Board member (other than shares received in lieu of the director’s annual cash retainer) until the director has served on the Board for a period of five years or until he or she leaves the Board.

Fannie Mae Director’s Charitable Award Program.  In 1992, we established our Director’s Charitable Award Program. The purpose of the program is to acknowledge the service of our directors, recognize our own interest and that of our directors in supporting worthy institutions, and enhance our director benefit program to enable us to continue to attract and retain directors of the highest caliber. Under the program, we make donations upon the death of a director to up to five charitable organizations or educational institutions of the director’s choice. We donate $100,000 for every year of service by a director up to a maximum of $1,000,000. To be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization and must qualify to receive tax-deductible donations under the Internal Revenue Code of 1986. The program is generally funded by life insurance contracts on the lives of participating directors. The Board of Directors may elect to amend, suspend, or terminate the program at any time.

Matching Gifts.  To further our support for charitable giving, non-employee directors are able to participate in the Matching Gifts Program of the Fannie Mae Foundation on the same terms as our employees.

Under this program, gifts made by employees and directors to 501(c)(3) charities are matched, up to an aggregate total of $10,500 in any calendar year, including up to $500 that may be matched on a 2-for-1 basis.

Deferred Compensation.  We have deferred compensation plans in which non-management directors can participate. Non-management directors may irrevocably elect to defer up to 100% of their annual retainer and all fees payable to them in their capacity as a member of the Board in any calendar year into the deferred compensation plan. Plan participants receive an investment return on the deferred funds as if the funds were invested in a hypothetical portfolio chosen by the participant from among the available investment options, which are described in more detail below under “Nonqualified Deferred Compensation—Elective Deferred Compensation Plans.” Prior to the deferral, plan participants must elect to receive the deferred funds either (1) in a lump sum, (2) in approximately equal annual installments, or (3) in an initial payment followed by approximately equal annual installments, with a maximum of 15 installments. Deferral elections generally must be made prior to the year in which the compensation otherwise would have been paid, and payments will be made as specified in the deferral election. Participants in the plan are unsecured creditors of Fannie Mae and are paid from our general assets.

If the proposed amendment to the 2003 Plan described in Proposal 3 is approved, non-management directors also will be able to elect to defer receipt of any awards of restricted stock units. In addition, non-management directors will be able to elect to convert their annual retainer to deferred shares. Additional information about these deferral rights is included in “Proposal 3: Approval of Amendment to Fannie Mae Stock Compensation Plan of 2003—Description of Plan—Deferred Compensation.”

Other Expenses.  We also pay for or reimburse directors for out-of-pocket expenses incurred in connection with their service on the Board, including travel to and from our meetings, accommodations, meals, and training.

EXECUTIVE OFFICERS

Our executive officers, other than Daniel H. Mudd, who is a nominee for election to the Board of Directors and whose background is described above, have provided the following information about their principal occupation, business experience, and other matters.

Kenneth J. Bacon, 53	Executive Vice President—Housing and Community Development

• Fannie Mae

• Executive Vice President—Housing and Community Development since July 2005

• Interim Head of Housing and Community Development—January 2005 to July 2005

• Senior Vice President—Multifamily Lending and Investment—May 2000 to January 2005

• Senior Vice President—American Communities Fund—October 1999 to May 2000

• Senior Vice President of the Community Development Capital Corporation—August 1998 to October 1999

• Senior Vice President of Fannie Mae’s Northeastern Regional Office in Philadelphia—May 1993 to August 1998

• Directorships: Fannie Mae Foundation since January 1995 (Vice Chairman since January 2005), Comcast Corporation, Corporation for Supportive Housing, and Maret School

• Other Activities: Member of the Executive Leadership Council and the Real Estate Round Table

Robert T. Blakely, 65	Executive Vice President

• Fannie Mae

• Executive Vice President since January 2006

• Executive Vice President and Chief Financial Officer—January 2006 to August 2007

• MCI, Inc. (Executive Vice President, Chief Financial Officer and Chief Accounting Officer—April 2005 to January 2006) and (Executive Vice President and Chief Financial Officer—April 2003 to April 2005)

• President of Performance Enhancement Group, Inc., a business development services firm—July 2002 to April 2003

• Executive Vice President and Chief Financial Officer of Lyondell Chemical Company—November 1999 to June 2002

• Tenneco, Inc. (Executive Vice President from 1996 to November 1999) and (Chief Financial Officer from 1981 to November 1999)

• Directorships: Financial Accounting Foundation (Trustee); Natural Resources Partners L.P.; and Westlake Chemicals Corporation

Enrico Dallavecchia, 45	Executive Vice President and Chief Risk Officer

• Executive Vice President and Chief Risk Officer since June 2006

• JP Morgan Chase (Head of Market Risk for Retail Financial Services, Chief Investment Office and Asset Wealth Management—April 2005 to May 2006) and (Market Risk Officer for Global Treasury, Retail Financial Services, Credit Cards and Proprietary Positioning Division and Co-head of Market Risk Technology—December 1998 to March 2005)

Linda K. Knight, 57	Executive Vice President—Enterprise Operations

• Fannie Mae

• Executive Vice President—Enterprise Operations since April 2007

• Executive Vice President—Capital Markets—March 2006 to April 2007

• Senior Vice President and Treasurer—February 1993 to March 2006

• Vice President and Assistant Treasurer—November 1986 to February 1993

• Director, Treasurer’s Office—November 1984 to November 1986

• Assistant Director, Treasurer’s Office—February 1984 to November 1984

• Senior Market Analyst—August 1982 to February 1984

Robert J. Levin, 52	Executive Vice President and Chief Business Officer

• Fannie Mae

• Executive Vice President and Chief Business Officer since November 2005

• Interim Chief Financial Officer—December 2004 to January 2006

• Executive Vice President of Housing and Community Development—June 1998 to December 2004

• Executive Vice President—Marketing—June 1990 to June 1998

• Fannie Mae Foundation (previously served as director and treasurer).

Thomas A. Lund, 48	Executive Vice President—Single-Family Mortgage Business

• Fannie Mae

• Executive Vice President—Single-Family Mortgage Business since July 2005

• Interim head of Single-Family Mortgage Business—January 2005 to July 2005

• Senior Vice President—Chief Acquisitions Office—January 2004 to January 2005

• Senior Vice President—Investor Channel—August 2000 to January 2004

• Senior Vice President—Southwestern Regional Office, Dallas, Texas—July 1996 to July 2000

• Vice President for Marketing—January 1995 to July 1996

Rahul N. Merchant, 51	Executive Vice President and Chief Information Officer

• Executive Vice President and Chief Information Officer since November 2006

• Merrill Lynch & Co. (Head of Technology—2004 to 2006) and (Head of Global Business Technology, Global Markets and Investment Banking division—2000 to 2004)

• Executive Vice President of Dresdner, Kleinwort and Benson—1998 to 2000

• Previously served as Senior Vice President of Sanwa Financial Products and First Vice President of Lehman Brothers, Inc.

• Other Activities: Board of Advisors of the American India Foundation

Peter S. Niculescu, 48	Executive Vice President—Capital Markets

• Fannie Mae

• Executive Vice President—Capital Markets (previously Mortgage Portfolio) since November 2002

• Senior Vice President—Portfolio Strategy—March 1999 to November 2002

William B. Senhauser, 44	Senior Vice President and Chief Compliance Officer

• Fannie Mae

• Senior Vice President and Chief Compliance Officer since December 2005

• Vice President for Regulatory Agreements and Restatement—October 2004 to December 2005

• Vice President for Operating Initiatives—January 2003 to September 2004

• Vice President, Deputy General Counsel—November 2000 to January 2003

Stephen M. Swad, 46	Executive Vice President and Chief Financial Officer

• Fannie Mae

• Executive Vice President and Chief Financial Officer since August 18, 2007

• Executive Vice President and Chief Financial Officer Designate—May 2007 to August 17, 2007

• Executive Vice President and Chief Financial Officer of AOL, LLC—February 2003 to February 2007

• Executive Vice President of Finance and Administration of Turner Broadcasting System Inc.’s Turner Entertainment Group—April 2002 to February 2003

• Various corporate finance roles at Time Warner—1998 through 2002

• Previously served as a Partner of KPMG’s national office and Deputy Chief Accountant at the U.S. Securities and Exchange Commission

Beth A. Wilkinson, 45	Executive Vice President—General Counsel and Corporate Secretary

• Executive Vice President—General Counsel and Corporate Secretary since February 2006

• Partner and Co-Chair, White Collar Practice Group at Latham & Watkins LLP—1998 to 2006

• Department of Justice (prosecutor and special counsel for U.S. v. McVeigh and Nichols—1996 to 1998), (principal deputy of the Terrorism & Violent Crime Section—1995), and (Special Counsel to the Deputy Attorney General—1995 to 1996)

• Assistant U.S. Attorney in the Eastern District of New York—1991 to 1995

• Captain, U.S. Army (serving as an assistant to the general counsel of the Army for Intelligence & Special Operations)—1987 to 1991

• Other Activities: Board of Directors of Equal Justice Works

Michael J. Williams, 50	Executive Vice President and Chief Operating Officer

• Fannie Mae

• Executive Vice President and Chief Operating Officer since November 2005

• Executive Vice President for Regulatory Agreements and Restatement—February 2005 to November 2005

• President—Fannie Mae eBusiness—July 2000 to February 2005

• Senior Vice President—e-commerce—July 1999 to July 2000

• Various positions in Single-Family and Corporate Information Systems divisions—1991 to July 1999

Under our bylaws, each officer holds office until his or her successor is chosen and qualified or, if earlier, until he or she dies, resigns, retires or is removed from office by the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our compensation policies and decisions relating to our named executives for 2006 identified below.

•	Daniel Mudd, President and Chief Executive Officer

•	Robert Blakely, Executive Vice President (Chief Financial Officer—January 2006 to August 2007)

•	Robert Levin, Executive Vice President and Chief Business Officer (Interim Chief Financial Officer—December 2004 to January 2006)

•	Peter Niculescu, Executive Vice President—Capital Markets

•	Beth Wilkinson, Executive Vice President, General Counsel and Corporate Secretary

•	Michael Williams, Executive Vice President and Chief Operating Officer

•	Julie St. John, former Executive Vice President and Chief Information Officer

What are the goals of our compensation program?

Our compensation philosophy provides that our compensation program should attract, retain, and reward the skilled talent needed to successfully manage a leading financial services company.

Compensation must also be consistent with the Charter Act, which requires that compensation be reasonable and comparable with the compensation of executives performing similar duties in similar businesses.

Consistent with our compensation philosophy and the Charter Act, our compensation program is designed to:

•	drive a “pay for performance” perspective that rewards company and individual performance, while supporting our mission to help more families achieve homeownership;

•	promote a long-term focus and align management’s and shareholders’ interests by providing a greater portion of compensation that is stock-based for more senior members of management;

•	foster compliance with legal and regulatory requirements; and

•	provide compensation that is straightforward and easy to understand.

Our company goals for our cash bonuses under our annual incentive plan for 2006 are set forth below under “How did we determine the amount of each element of 2006 cash and stock compensation?”

How does comparability factor into our executive compensation decisions?

Both the Charter Act and our compensation philosophy require that we consider comparability in setting executive compensation. We determine comparability by reviewing executive compensation practices of a group of high-quality, diversified financial services companies, which we refer to as our comparator group. Among this group, our earning assets are substantially larger than the median, but in many cases our operations are less diverse. These companies have pay practices similar to ours and we compete with them for executive talent. The members of the comparator group are initially identified by management with the assistance of its outside executive compensation consultant, Johnson Associates, Inc. The composition of the comparator group is then reviewed and approved by the Compensation Committee. In 2006, we used the same comparator group as we did in 2005.

The members of our comparator group for 2006 are identified in the table below.

Allstate	Countrywide	SunTrust Banks
American Express	Freddie Mac	U.S. Bancorp
American International Group	JP Morgan Chase	Wachovia
Bank of America	MetLife	Washington Mutual
Capital One	National City	Wells Fargo
Citigroup	Prudential

For 2006 compensation, we used as a guideline the median, or 50th percentile, of the total of salary, bonus, and equity compensation paid at companies in our comparator group.

In determining an executive’s compensation, the Compensation Committee and Board were free to vary above or below the median if they determined it was appropriate as a result of factors such as the experience and expertise of the executive, our need for specific skill sets, and the executive’s performance. For particular positions, data from companies outside our comparator group were used to provide a broader perspective and ensure that we had a comprehensive view of the market for executives with certain specific skills or experience.

How do we use outside executive compensation consultants?

Management receives advice on executive compensation matters from the executive compensation consulting firm of Johnson Associates, Inc. Johnson Associates provides no other services to Fannie Mae.

The Board of Directors retains the executive compensation consulting firm of Semler Brossy Consulting Group to provide independent executive and board compensation information and advice. Semler Brossy provides no other services to Fannie Mae.

What were the elements of compensation for our named executives for 2006, and why did we pay those elements?

Compensation for our named executives for 2006 consisted of salaries, cash incentive bonuses, long-term incentive awards, employee benefits, and perquisites. We provided this compensation mix in order to maintain a competitive compensation program and to reinforce our corporate objectives. Salary was paid on a bi-weekly basis throughout the year, while annual bonuses and long-term incentive awards relating to 2006 performance were paid or granted in January 2007.

Salary, Bonuses, and Long-Term Incentive Awards.

•	Salary is the basic cash compensation for the executive’s performance of his or her job responsibilities. It is intended to reflect the executive’s level of responsibility and individual performance over time.

•	Annual cash incentive bonuses reward executives based on a combination of corporate and individual performance during the year measured against pre-established corporate goals and individual goals designed to align with the corporate goals. We also use sign-on bonuses or guaranteed first-year bonus minimums from time to time to recruit executives with critical skills.

•	Long-term incentive awards are stock-based awards that vest over a period of years. For 2006 performance, these awards were delivered in the form of restricted stock or restricted stock units with a four-year vesting schedule. We believe that providing a significant portion of senior management compensation through long-term incentive awards based on our common stock and with a multi-year vesting schedule aligns the long-term interests of our senior management with those of our other shareholders, reinforcing a shared interest in company performance. Long-term incentive awards may also be used as sign-on bonuses to recruit executives.

Employee Benefits.  Our employee benefits are a fundamental part of our compensation program, and serve as an important tool in recruiting and retaining executives.

•	Pension Benefits. Our named executives participate in our Executive Pension Plan. This plan is a nonqualified, defined benefit plan that supplements the pension benefits payable to the named executive under our tax-qualified pension plan, which is the “Retirement Plan,” discussed below under “Compensation Tables—Pension Benefits—Fannie Mae Retirement Plan.” The annual pension benefit (when combined with our Retirement Plan) for our Executive Vice Presidents equals 40%, and for our Chief Executive Officer equals 50%, of the executive’s highest average covered compensation earned during any 36 consecutive months within the last 120 months of employment. Covered compensation under the plan is limited to 150% of base salary for our Executive Vice Presidents and 200% of base salary for our Chief Executive Officer.

•	A named executive is not entitled to receive a pension benefit under the Executive Pension Plan until the executive has completed five years of service as a plan participant, at which point the pension benefit becomes 50% vested and continues vesting at the rate of 10% per year during the next five years. We consider the Executive Pension Plan an important component of our executives’ total compensation and believe requiring ten years of service as a participant before full vesting serves as a significant retention tool. Our Executive Pension Plan is discussed in more detail below under “Compensation Tables—Pension Benefits.”

•	Other Employee Benefits and Plans. In general, named executives are eligible for the employee benefits available to our employee population as a whole, including our medical insurance plans, our 401(k) plan, and our matching gifts program. Named executives also are eligible to participate in programs we make available only to management employees at varying levels, including our elective deferred compensation plan.

•	Severance benefits. Our Chief Executive Officer and our Chief Business Officer are entitled to receive severance benefits under agreements we entered into with them, dated November 15, 2005 and June 19, 1990, respectively. During 2006, our named executives other than Mr. Mudd were eligible to receive severance benefits under certain circumstances pursuant to a severance program no longer available to them. See “Compensation Tables-Potential Payments Upon Termination or Change-in-Control.”

Perquisites.  In 2006, we provided our named executives relatively limited perquisites not available to our general employee population, based primarily on business needs. We also provided perquisites to the extent appropriate and reasonable for retaining and attracting executives. These perquisites, and recent changes we have made to eliminate or require reimbursement of certain perquisites, are discussed below under “How and why have we changed our policy on perquisites?”

How do we look at salary, bonuses, and long-term incentive awards for 2006?

The following chart shows information about the salary, bonuses, and long-term incentive awards that were paid or granted to the named executives for 2006.

Compensation Paid or Granted for 2006(1)

			2006 Long-Term	Total of Base Salary,
	Base Salary as	2006 Bonus	Incentive Award	Bonus, and Long-Term
Named executive(2)	of 12/31/06	(Paid in 2007)	(Granted in 2007)(3)	Incentive Award

Daniel Mudd	$950,000	$3,500,000	$9,999,947	$14,449,947
Robert Blakely	650,000	1,290,575	3,299,361	5,239,936
Robert Levin	750,000	2,087,250	6,667,104	9,504,354
Peter Niculescu	539,977	1,029,060	2,839,945	4,408,982
Beth Wilkinson	575,000	1,947,988 (4)	2,770,316	5,293,304
Michael Williams	650,000	1,630,200	5,247,443	7,527,643

(1)	This table is not intended to replace the summary compensation table, required under applicable SEC rules, that is included below under “Compensation Tables—Summary Compensation Table for 2006.”

(2)	This table reflects compensation decisions made for our named executives who were still employed by Fannie Mae in January 2007. Ms. St. John entered into a separation agreement with us in July 2006, and she retired from Fannie Mae in December 2006. Information regarding Ms. St. John’s 2006 compensation appears below in the “Compensation Tables—Summary Compensation Table for 2006.”

(3)	These awards consist of restricted stock or restricted stock units. The dollar amounts are based on the average of the high and low trading prices of our common stock of $56.66 on January 25, 2007, the date of grant. Mr. Mudd is required to hold one-fifth of his grant (net of shares withheld to pay withholding taxes) until his employment with Fannie Mae is terminated. This is in addition to Mr. Mudd’s obligation to hold shares under Fannie Mae’s stock ownership guidelines.

(4)	Includes a sign-on bonus of $800,000 paid in 2006 to Ms. Wilkinson when she joined us.

How did we determine the amount of each element of 2006 cash and stock compensation?

Overview of the Process for Determining Compensation.  The Board (or, in the case of Mr. Mudd, the independent members of the Board), based on the recommendations of the Compensation Committee, determines compensation for our named executives. In making recommendations to the Board for 2006 compensation, the Compensation Committee considered our Chief Executive Officer’s assessment of our other named executives’ performance and his compensation recommendation for these executives. In making a recommendation to the Board for Mr. Mudd, the Compensation Committee considered an assessment of his performance by the Chairman of our Board, Mr. Mudd’s self-evaluation, and the results of a 360-degree survey of his leadership qualities. In making decisions and recommendations, the Compensation Committee also considered the market data provided by the compensation consultants for management and the Board, the importance of each executive’s role in the company, competition for individuals with the experience and skill sets of each executive and related market factors, retention considerations, and the executive’s experience and contributions to the company as a whole during the preceding year.

In addition, the Compensation Committee considered the entire compensation package for each named executive, taking into account—through review of a summary sheet—the named executive’s outstanding stock options, restricted shares, and performance share balances; existing severance arrangements with the executive, if any; and other benefits (such as life insurance, pension plan participation, and health benefits) available to the executive.

Determination of Salaries, Bonus, and Long-Term Incentive Awards

•	Salaries. The Board established salaries for Mr. Mudd, Mr. Williams, and Mr. Levin in November 2005 in connection with their appointments to their current positions. None of these three named executives received any increase in salary for 2006. Salaries for Mr. Blakely and Ms. Wilkinson were determined by the Board in connection with their hires. Mr. Niculescu’s and Ms. St. John’s salaries were increased in 2006 based on their performance, our company-wide budget for salary increases, and market-based information regarding compensation paid for executives with similar roles and responsibilities.

•	Annual Incentive Plan Cash Bonuses. The amount of an annual incentive plan cash bonus paid to a named executive depends on the company’s and the named executive’s performance measured against pre-established corporate and individual performance goals. During 2006, we engaged in a significant restatement of prior period financial statements and made an extensive effort to comply with the terms of the OFHEO Consent Order and to address a number of operational, policy, and infrastructure issues. As a result of the need to restate prior period financial statements, we had no reliable GAAP-compliant financial statements for recent periods. In light of these circumstances, our Board established the following set of performance goals, which focused on successfully operating the business while undertaking significant initiatives to address our financial reporting and compliance issues:

•	Regulation and Restatement. Stabilize the company by (a) building strong and productive relationships with regulators; (b) restating prior period financial statements; (c) managing capital surplus; and (d) building relationships with investors;

•	Business Results. Optimize the company’s business model and generate shareholder value through key initiatives;

•	Mission Results. Fulfill our affordable housing mission goals by increasing liquidity to make U.S. housing more affordable and making an impact in highly disadvantaged communities;

•	Operations and Controls. Instill operational discipline into all functions, resulting in stronger processes, reduced risk, and compliance with Sarbanes-Oxley requirements; and

•	Customers and Employees. Renew the company’s culture to achieve the company’s objectives by (a) demonstrating service, engagement, accountability, and good management; (b) reenergizing diversity programs; and (c) renewing our people strategy.

Achievement of these corporate performance goals affected cash bonuses for management-level employees throughout Fannie Mae, except for employees in our internal audit and compliance and ethics departments. These employees’ bonuses were subject to the achievement of goals tailored to their departments’ unique roles.

In conjunction with the establishment of corporate performance goals, in April 2006 the Compensation Committee approved individual bonus award targets for each named executive. Award targets for Mr. Mudd, Mr. Williams, and Mr. Levin were unchanged from those set in November 2005. The potential bonus that could have been paid to each named executive at the target level of achievement against the corporate and individual goals for 2006 is shown in the “Grants of Plan-Based Awards” table under “Compensation Tables” below. Payment significantly above target would occur only in a year in which both the company and the individual performed exceptionally well against goals.

In 2006, management provided the Compensation Committee with a mid-year update on progress against the corporate performance goals. In January 2007, the Compensation Committee, with input from other Board committees, evaluated corporate performance against the corporate performance goals and determined that corporate performance for 2006 was at 110% of target.

For 2006, the Compensation Committee considered that Fannie Mae, among other achievements:

•	made progress toward our stability goal by resolving outstanding investigations by governmental agencies;

•	achieved our restatement goal by filing our 2004 Form 10-K and restating prior period financials;

•	successfully launched several major strategic business initiatives;

•	restructured several business functions, including technology and operations, to improve efficiency and generate cost savings;

•	made progress on building out controls and instilling operational discipline; and

•	met our housing goals in a difficult environment.

While the Compensation Committee assesses each goal separately, it does not follow a pre-established formula for assigning a weight to the corporate performance goals.

The Board (and, in the case of Mr. Mudd, the independent members of the Board) then determined, based on the recommendation of the Compensation Committee, the individual bonus amounts for each named executive based on the officer’s individual performance. These amounts are shown in the “Summary Compensation Table” under “Compensation Tables” below.

•	Long-Term Incentive Awards. Our compensation philosophy generally results in a greater portion of our named executives’ compensation being stock-based than at companies in our comparator group. For 2006 performance, the Board and the Compensation Committee determined that, in light of Fannie Mae’s not being a current SEC filer, long-term incentive awards would be in the form of restricted shares of Fannie Mae common stock or restricted stock units. In January 2007, the Board and the Compensation Committee approved awards with the values shown above in the table titled “Compensation Paid or Granted for 2006.” These awards vest in four equal annual installments beginning in January 2008.

Is there any regulatory oversight of our compensation process?

Yes, our regulator, OFHEO, has a role in the compensation of our named executives and certain other officers identified by OFHEO. As long as the Fannie Mae Capital Restoration Plan is in effect, we must obtain OFHEO approval for non-salary compensation actions that relate to this group of executives. In addition,

OFHEO must approve any termination benefits we wish to offer to this group of executives. We also notify OFHEO of all compensation programs intended primarily for executives.

What are our practices for determining when we grant equity awards?

All restricted stock or restricted stock unit awards to senior executives, including the named executives, are granted on the date of approval by the Board or Compensation Committee or, if later, on the date the executive commences employment with us. We made one exception to this practice, and that exception was designed to assure that the number of shares of restricted stock or units of restricted stock our executives received as an equity award in 2006 would be the smaller of two possible amounts. Specifically, in February 2006, the Board was aware that the report by Paul, Weiss, Rifkind, Wharton & Garrison LLP on the results of its review of Fannie Mae would be released in the near future. The Board also was aware that, depending on the content of the report, its release could result in a change in the market value of Fannie Mae’s stock. The Board therefore structured the annual awards of restricted stock and restricted stock units to senior executives in a manner that would ensure that senior executives would receive the appropriate value in shares. To accomplish this, each equity award was made in a dollar-denominated amount, with the number of shares or units granted equal to the smaller of two amounts: (1) the dollar amount of the award divided by the trading price of Fannie Mae’s common stock at the time the award was approved and (2) the dollar amount of the award divided by the average trading price during the five trading days following the filing of our next Form 12b-25. Because the Form 12b-25 filing included a summary of the results of the report of Paul, Weiss report, our Board’s decision to defer the determination of the number of shares or units granted to our executives ensured that the results of the Paul, Weiss report would be publicly available prior to the date on which the applicable trading price of our common stock was determined.

Stock awards to employees below the level of Senior Vice President are allocated by the Chief Executive Officer pursuant to a delegation from the Compensation Committee. We are not currently granting stock options to employees and do not expect to grant options before we become a current SEC filer.

What are our stock ownership requirements?

We encourage our directors, officers, and other employees to own our common stock in order to align their interests with the interests of shareholders. We also require our officers above the level of vice president to own our common stock.

Our Chief Executive Officer is required to hold shares of our common stock with a value equal to five times his base salary. In addition, our Chief Executive Officer’s long-term incentive award for 2006 included a separate stock ownership requirement described above in footnote 2 to the “Compensation Paid or Granted for 2006” table. Our other named executives are required to hold our common stock with a value equal to three times base salary. Common stock held to meet the ownership requirements may be in the form of restricted stock, restricted stock units, or deferred shares.

Our Chief Executive Officer and other named executives have five years from the time of appointment to reach the required ownership level. In addition to our stock ownership requirements, our officers are prohibited from purchasing and selling derivative securities related to our equity securities, including warrants, puts, and calls, or from dealing in any derivative securities other than pursuant to our stock-based benefit plans.

How and why have we changed our policy on perquisites?

Historically, we have provided a limited number of perquisites to our named executives, and in February 2007, we further limited the perquisites we provide. During 2006, Fannie Mae provided the named executives with perquisites that included a financial counseling benefit, personal use of certain of Fannie Mae’s cars and drivers, excess personal liability insurance, annual physical exams, executive life insurance, airline club memberships, and dining services, as well as tax gross-ups related to the excess personal liability and life insurance benefit. In addition, all members of our Board of Directors, including Mr. Mudd, participated in the Director’s Charitable Award program. We have also agreed to reimburse Mr. Mudd’s legal expenses incurred in connection with any subsequent negotiation, amendment, and discussion of his employment agreement.

In February 2007, we evaluated these perquisites and eliminated the following:

•	reimbursement for financial counseling—effective July 1, 2007;

•	use of company transportation for any non-business purpose without reimbursement—effective January 1, 2007;

•	personal use of company-owned memberships at country clubs—effective January 1, 2008;

•	excess liability insurance—effective January 1, 2008 for all officers and March 1, 2007 for any person who became an officer on or after that date; and

•	the tax “gross-up” to cover taxes due on any excess liability insurance or life insurance that we provided to officers—effective January 1, 2008.

Our policy provides that perquisites should be based on business needs, and that existing perquisites should be evaluated from time to time and eliminated if no longer appropriate.

What decisions have we made with regard to our Performance Share Program?

Prior to 2005, we had a practice of granting awards under our performance share program, or PSP. These awards entitled executives to receive shares of common stock based upon our meeting corporate financial and qualitative performance objectives over three-year periods, or “performance cycles.” In early 2005, in light of our need to restate our financial results and our lack of current financial statements, our Board determined that it was not appropriate at that time to begin a new performance cycle under the PSP. For similar reasons, the Board did not begin a new performance cycle in 2006 and has not begun a new performance cycle in 2007.

Under our PSP, in January of each year the Compensation Committee generally determined our achievement of corporate performance objectives measured against the goals for the three-year performance cycle that ended in the prior year. The level of achievement determined the payout of the performance shares and the shares were paid out to executives in two annual installments. As of early 2005, we had paid the first installment, but not the second installment, of PSP awards for the 2001-2003 performance cycle. For the reasons stated above, the Board determined in early 2005 to defer the payout of the second installment of the 2001-2003 performance cycle and to defer the determination of the 2002-2004 performance cycle.

After we restated our prior period financial statements and completed our 2004 financial statements, on February 15, 2007, our Board reviewed qualitative and quantitative analyses of our performance from 2001 to 2004. Based on these assessments, our Board determined that:

•	the first installment of shares that was paid in January 2004 exceeded the amount due for the 2001- 2003 performance cycle,

•	the unpaid second installment of the award for the 2001-2003 performance cycle should not be paid, and

•	no payouts would be made under the 2002-2004 performance cycle.

On June 15, 2007, our Board reviewed available quantitative and qualitative analyses of our performance from 2003 to 2006. Based on its review, the Board made a decision to pay awards for the 2003-2005 performance cycle at 40% of the original target award and decided to pay awards for the 2004-2006 performance cycle at 47.5% of the original target award. The highest level at which awards for these two cycles could have been paid if performance met or exceeded the maximum objectives was 150% of the original target award. These payouts reflect the Board’s determination that our performance during these cycles with respect to the financial goals did not meet threshold performance levels and our performance during these cycles with respect to the qualitative goals was between the threshold and target performance levels.

The table below shows the number of shares of common stock to which each named executive who was employed by Fannie Mae as of December 31, 2006 is entitled based upon the Board’s final determination on September 18, 2007. The shares will be paid in the future.

Performance Share Program Payouts

	2003 to 2005		2004 to 2006
	Performance Cycle		Performance Cycle
Named Executive(1)	Shares (#)	Value ($)(2)	Shares (#)	Value ($)(2)

Daniel Mudd	11,438	$786,363	15,960	$1,097,250
Robert Blakely(3)	—	—	—	—
Robert Levin	9,994	687,088	15,184	1,043,900
Peter Niculescu	6,238	428,863	8,968	616,550
Beth Wilkinson(3)	—	—	—	—
Michael Williams	8,806	605,413	11,150	766,563

(1)	Information regarding PSP awards held by Ms. St. John is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table under “Compensation Tables” below.

(2)	The value of the shares is based on the closing price of our common stock of $68.75 on June 15, 2007, the date of the Board’s determination.

(3)	Mr. Blakely and Ms. Wilkinson did not receive awards under the PSP because they joined Fannie Mae in 2006.

What is our compensation recoupment policy?

Under the OFHEO Consent Order, we have agreed that any new employment contracts with named executives will include an escrow of certain payments if OFHEO or any other agency has communicated allegations of misconduct concerning the named executive’s official duties at Fannie Mae and OFHEO has directed us to escrow such funds. In addition, we have agreed to include appropriate provisions in new employment agreements to address terminations for cause and recovery of compensation paid to executives where there are proven allegations of misconduct. All future employment agreements with named executives will contain these provisions.

What written agreements do we have with our named executives that provide for continued employment?

On November 15, 2005, we entered into an employment agreement with Mr. Mudd, effective June 1, 2005 when he was appointed our President and Chief Executive Officer. We entered into a letter agreement with Mr. Levin, dated June 19, 1990, that provides for severance in connection with a termination without “cause.” The severance benefits provided under these agreements are described below under “Compensation Tables—Potential Payments Upon Termination or Change-in-Control.”

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Fannie Mae’s proxy statement for the 2007 annual meeting of shareholders, as filed with the Securities and Exchange Commission on Schedule 14A.

The Compensation Committee

Bridget A. Macaskill, Chair
Stephen B. Ashley
Dennis R. Beresford (committee member from May 2006 to July 2007)
Louis J. Freeh (committee member since May 2007)
Brenda J. Gaines
Greg C. Smith

Compensation Tables

Summary Compensation Table for 2006

The following table shows summary compensation information for the named executives for 2006.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(2)	Earnings ($)(5)	($)(6)	($)

Daniel Mudd	2006	$950,000	—	$4,799,057	$962,112	$3,500,000	$932,958	$136,072	$11,280,199
President and Chief Executive Officer
Robert Blakely	2006	587,500	$926,250	3,898,589	—	364,325	209,087	140,480	6,126,231
Executive Vice President and Chief Financial Officer
Robert Levin	2006	750,000	—	2,477,097	883,442	2,087,250	307,078	70,710	6,575,577
Executive Vice President, Chief Business Officer and former Chief Financial Officer
Peter Niculescu	2006	538,188	—	1,388,328	533,816	1,029,060	232,562	39,906	3,761,860
Executive Vice President—Capital Markets
Beth Wilkinson	2006	490,961	1,748,750	396,712	—	199,238	198,413	35,578	3,069,652
Executive Vice President, General Counsel and Corporate Secretary
Michael Williams	2006	650,000	—	1,808,182	701,446	1,630,200	371,753	69,482	5,231,063
Executive Vice President and Chief Operating Officer
Julie St. John(7)	2006	536,618	—	1,514,019	744,008	—	936,773	1,841,777	5,573,195
Former Executive Vice President and Chief Information Officer

(1)	Mr. Mudd is entitled to a minimum base salary of $950,000 under his employment agreement. “Salary” for Mr. Blakely includes $275,000 he elected to defer to later years.

(2)	Except as otherwise noted, amounts reported in the “Bonus” column do not include amounts earned under our annual incentive plan, which are shown in the “Non-Equity Incentive Plan Compensation” column. In 2007, Mr. Blakely was awarded a total bonus of $1,290,575 under our annual incentive plan, which he deferred to later years. Of this amount, we guaranteed him in connection with his joining Fannie Mae a minimum bonus of $926,250 for 2006, which we have reported in the “Bonus” column. Ms. Wilkinson was awarded a total bonus of $1,147,988 under our annual incentive plan for 2007. Of this amount, Ms. Wilkinson was guaranteed to receive $948,750 in connection with her joining Fannie Mae. We have reported the guaranteed amount, along with an $800,000 sign-on bonus Ms. Wilkinson received, in the “Bonus” column.

(3)	These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to 2006 for the fair value of restricted stock, restricted stock units, and performance shares granted during 2006 and in prior years in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and do not reflect the impact of Ms. St. John’s actual forfeiture of 27,931 shares of restricted stock and performance shares upon her departure from Fannie Mae in December 2006. As a result of the Board’s decision to pay out awards at 40% for the 2003-2005 performance cycle and at 47.5% for the 2004-2006 performance cycle, we reversed expenses we previously recorded based on our estimate that awards would be paid out at 50%. To the extent these expenses were recorded prior to 2006, the amounts above do not reflect the reversal of these expenses.

The SFAS 123R grant date fair value of restricted stock and restricted stock units is calculated as the average of the high and low trading price of our common stock on the date of grant. Because performance shares do not participate in dividends during the three-year performance cycle and include a cap on the market value to be paid equal to three times the grant date market value, the SFAS 123R grant date fair value of performance shares is calculated as the market value on date of grant, less the present value of expected dividends over the three-year performance period discounted at the risk-free rate, less the value of the three-times cap based on a Black-Scholes option pricing model.

(4)	These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to 2006 for the fair value of stock option awards granted during 2004 and in prior years in accordance with SFAS 123R. No named executive has received a stock option award since January 2004. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in calculating the value of these awards, see “Notes to Consolidated Financial Statements—Note 1, Summary of Significant Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	The reported amounts represent change in pension value.

(6)	The table below shows more information about the components of the “All Other Compensation” column. The Charitable Award Program amounts reflect a matching contribution program under which an employee who contributes at certain levels to the Fannie Mae Political Action Committee may direct that an equal amount, up to $5,000, be donated by Fannie Mae to charities chosen by the employee in the employee’s name. Mr. Mudd’s “Charitable Award Program” amount consists of $5,000 under this matching program plus $15,447 for our incremental cost of his participation in our charitable award program for directors, which is described below under “Director Compensation Information.” We calculated our incremental cost of each director’s participation in our charitable award program for directors based on (1) the present value of our expected future payment of the benefit that became vested during 2006, and (2) the time value during 2006 of amounts vested for that director in prior years. We estimated the present values of our expected future payment based on the age and gender of our directors, the RP 2000 white collar mortality table projected to 2010, and a discount rate of approximately 5.5%. Ms. St. John’s “Payments in Connection with Termination of Employment” shown in the table below consist of: $794,463 in severance payments, $943,035 in a 2006 annual incentive plan cash bonus award, and $18,000 for outplacement services. Under the terms of her separation agreement, Ms. St. John received a bonus equal to a prorated share of her target bonus adjusted for corporate performance. In addition to the amounts shown in the “Certain Components of All Other Compensation” table below, Mr. Williams’ “All Other Compensation” includes our incremental cost of providing tax counseling, financial planning services, and dining services. Amounts shown under “All Other Compensation” do not include gifts made by the Fannie Mae Foundation under its matching gifts program, under which gifts made by our employees and directors to 501(c)(3) charities are matched, up to an aggregate total of $10,500 in any calendar year. No amounts are included for this program because the matching gifts are made by the Fannie Mae Foundation, not Fannie Mae.

          Certain Components of “All Other Compensation” for 2006

		Universal	Universal	Excess	Excess		Payments in
	401(k)	Life	Life	Liability	Liability		Connection
	Plan	Insurance	Insurance	Insurance	Insurance	Charitable	with
	Matching	Coverage	Tax	Coverage	Tax	Award	Termination
Executive	Contributions	Premiums	Gross-up	Premiums	Gross-up	Programs	of Employment

Daniel Mudd	$6,600	$58,650	$48,278	$1,150	$947	$20,447	—
Robert Blakely	—	86,709	46,998	1,150	623	5,000	—
Robert Levin	6,600	31,715	25,326	1,150	918	5,000	—
Peter Niculescu	6,600	18,101	13,216	1,150	840	—	—
Beth Wilkinson	6,600	14,400	7,805	1,150	623	5,000	—
Michael Williams	6,600	23,304	18,610	1,150	918	5,000	—
Julie St. John	6,600	39,921	32,861	1,150	947	4,800	1,755,498

(7)	Ms. St. John entered into a separation agreement with us in July 2006, and she retired from Fannie Mae in December 2006. Her separation benefits were provided pursuant to the Board-approved management severance program and were approved by OFHEO.

Grants of Plan-Based Awards in 2006

The following table shows grants of awards made under our Annual Incentive Plan and the 2003 Plan to the named executives during 2006.

			Estimated Possible Payouts	All Other Stock
			Under Non-Equity	Awards:	Grant Date Fair
			Incentive Plan	Number of	Value of Stock
		Award Approval	Awards(2)	Shares of Stock	and Option
Name	Grant Date(1)	Date(1)	Target ($)	or Units (#)(3)	Awards ($)(4)

Daniel Mudd	3/22/2006	2/8/2006		146,574	$7,905,469
			$2,612,500
Robert Blakely	1/30/2006	11/8/2005		10,000	575,600
	3/22/2006	2/8/2006		61,611	3,322,989
			1,235,000
Robert Levin	3/22/2006	2/8/2006		78,257	4,220,791
			1,650,000
Peter Niculescu	3/22/2006	2/8/2006		32,948	1,777,050
			890,961
Beth Wilkinson	2/16/2006	12/19/2005		25,000	1,365,375
			948,750
Michael Williams	3/22/2006	2/8/2006		61,611	3,322,989
			1,235,000
Julie St. John	3/22/2006	2/8/2006		21,679	1,169,257
			873,909

(1)	The “Grant Date” column shows the grant date for equity awards determined for financial statement reporting purposes pursuant to SFAS 123R. The “Award Approval Date” column shows the date our Board approved the equity awards. On February 8, 2006, our Board approved restricted stock and restricted stock unit awards for which the final number of shares could not be determined until March 22, 2006, which is the grant date for these awards. These grants are discussed in more detail above in “Compensation Discussion and Analysis—What are our practices for determining when we grant equity awards?” The other equity awards listed in the table above reflect a grant date equal to the executive’s starting date with Fannie Mae.

(2)	The amounts shown are the target amounts established by our Board for 2006 performance under our Annual Incentive Plan. The amount paid to a named executive is based on Fannie Mae’s and the individual’s performance against corporate and individual pre-established goals. Our Board and Compensation Committee also retain discretion to pay bonuses in amounts below or above the amount derived from measuring performance against corporate and individual goals. It is expected that performance against corporate goals will normally be in the range of 75% to 125% of target. For 2006, the Board determined that corporate performance was 110% of the corporate target. Based on a combination of 2006 corporate and individual performance, Mr. Mudd received a bonus of 134% of his target, Mr. Blakely a bonus of 105% of his target, Mr. Levin a bonus of 127% of his target, Mr. Niculescu a bonus of 116% of his target, Ms. Wilkinson a bonus of 121% of her target, and Mr. Williams a bonus of 132% of his target. Ms. St. John received a prorated bonus based on 110% of her target under the terms of her separation agreement based solely on corporate performance. The amounts actually awarded are reported as “Bonus” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table, as explained in footnote 2 to that table.

(3)	Consists of restricted stock or restricted stock units awarded under the 2003 Plan. The amounts shown for Messrs. Mudd, Levin, Niculescu, and Williams represent stock that vests in four equal annual installments beginning in March 2007. Similarly, Ms. St. John received restricted stock that would have vested in the same manner. However, upon her retirement, Ms. St. John received accelerated vesting of the first installment of these shares, and forfeited the balance of these shares. The amount shown for Ms. Wilkinson represents stock that vests in three equal annual installments beginning in February 2007. As the holder of restricted stock the named executive has the rights and privileges of a shareholder as to the restricted common stock, other than the ability to sell or otherwise transfer it, including the right to receive any dividends declared with respect to the stock and the right to provide instructions on how to vote.

For Mr. Blakely, the amounts shown are restricted stock units, which represent the right to receive a share of unrestricted common stock for each unit upon vesting. The grant of 10,000 units vests in three equal annual installments beginning in January 2007 and the grant of 61,611 units vests in four equal annual installments beginning in March 2007. Because he is already 65, Mr. Blakely’s restricted stock units will vest fully upon his retirement from Fannie Mae. As the holder of restricted stock units, Mr. Blakely receives dividend equivalents on the units, but does not have the right to vote, sell or otherwise transfer the stock represented by the units until the restrictions lapse and shares are issued.

(4)	The SFAS 123R grant date fair value of restricted stock and restricted stock unit awards is calculated as the average of the high and low trading price of our common stock on the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table shows outstanding stock option awards, unvested restricted stock, restricted stock unit awards and performance share program awards held by the named executives as of December 31, 2006. The market value of option and stock awards shown in the table below is based on a per share price of $59.39, which was the closing market price of our common stock on December 29, 2006.

							Stock Awards(2)
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
									Number of	Payout
								Market	Unearned	Value of
			Option Awards(2)				Number of	Value of	Shares,	Unearned
			Number of	Number of			Shares or	Shares or	Units or	Shares,
			Securities	Securities			Units of	Units of	Other	Units or Other
			Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
		Grant Date or	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Award	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Type(1)	Period	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)(3)	($)(3)

Daniel Mudd	O	2/23/2000	114,855		52.78	2/23/2010
	O	2/23/2000	116,710 (4)		52.78	1/18/2010
	O	11/21/2000	89,730		77.10	11/21/2010
	O	11/20/2001	87,194		80.95	11/20/2011
	O	1/21/2003	62,188	20,730	69.43	1/21/2013
	O	1/23/2004	52,874	52,875	78.32	1/23/2014
	RSU	3/10/2005					63,806(5)	3,789,438
	RS	11/15/2005					21,178(6)	1,257,761
	RS	3/22/2006					146,574(7)	8,705,030
	PSP	1/1/2001 to							30,045(8)	$1,784,373(8)
		12/31/2003
	PSP	1/1/2002 to							15,149(9)	899,699(9)
		12/31/2004
	PSP	1/1/2003 to							11,438(10)	679,303(10)
		12/31/2005
	PSP	1/1/2004 to							33,599(11)	1,995,445(11)
		12/31/2006

Robert Blakely	RSU	1/30/2006					10,000(5)	593,900
	RSU	3/22/2006					61,611(7)	3,659,077

Robert Levin	O	11/18/1997	46,110		51.72	11/16/2007
	O	11/17/1998	43,650		69.31	11/17/2008
	O	11/16/1999	47,300		71.50	11/16/2009
	O	1/18/2000	56,572 (4)		62.50	1/18/2010
	O	11/21/2000	43,430		77.10	11/21/2010
	O	11/20/2001	44,735		80.95	11/20/2011
	O	1/21/2003	54,333	18,112	69.43	1/21/2013
	O	1/23/2004	50,306	50,307	78.32	1/23/2014
	RS	1/23/2004					1,460	86,709
	RS	3/10/2005					36,099(5)	2,143,920
	RS	3/22/2006					78,257(7)	4,647,683
	PSP	1/1/2001 to							14,543(8)	863,709(8)
		12/31/2003
	PSP	1/1/2002 to							7,772(9)	461,579(9)
		12/31/2004
	PSP	1/1/2003 to							9,994(10)	593,544(10)
		12/31/2005
	PSP	1/1/2004 to							31,967(11)	1,898,520(11)
		12/31/2006

							Stock Awards(2)
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
									Number of	Payout
								Market	Unearned	Value of
			Option Awards(2)				Number of	Value of	Shares,	Unearned
			Number of	Number of			Shares or	Shares or	Units or	Shares,
			Securities	Securities			Units of	Units of	Other	Units or Other
			Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
		Grant Date or	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Award	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Type(1)	Period	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)(3)	($)(3)

Peter Niculescu	O	3/8/1999	16,000		70.72	3/6/2009
	O	11/16/1999	14,340		71.50	11/16/2009
	O	1/18/2000	24,804 (4)		62.50	1/18/2010
	O	11/21/2000	12,120		77.10	11/21/2010
	O	11/20/2001	13,150		80.95	11/20/2011
	O	1/21/2003	33,912	11,305	69.43	1/21/2013
	O	1/21/2003	7,288 (4)		69.43	1/18/2010
	O	1/23/2004	29,712	29,713	78.32	1/23/2014
	RS	3/10/2005					23,032(5)	1,367,870
	RS	3/22/2006					32,948(7)	1,956,782
	PSP	1/1/2001 to							4,298(8)	255,258(8)
		12/31/2003
	PSP	1/1/2002 to							2,272(9)	134,934(9)
		12/31/2004
	PSP	1/1/2003 to							6,238(10)	370,475(10)
		12/31/2005
	PSP	1/1/2004 to							18,881(11)	1,121,343(11)
		12/31/2006

Beth Wilkinson	RS	2/16/2006					25,000(5)	1,484,750

Michael Williams	O	11/18/1997	11,920		51.72	11/16/2007
	O	11/17/1998	11,390		69.31	11/17/2008
	O	11/16/1999	12,290		71.50	11/16/2009
	O	1/18/2000	20,027 (4)		62.50	1/18/2010
	O	11/21/2000	35,610		77.10	11/21/2010
	O	1/16/2001	13,087 (4)		78.56	1/18/2010
	O	11/20/2001	44,735		80.95	11/20/2011
	O	1/21/2003	47,877	15,959	69.43	1/21/2013
	O	1/23/2004	36,940	36,940	78.32	1/23/2014
	RS	3/10/2005					25,342(5)	1,505,061
	RS	3/22/2006					61,611(7)	3,659,077
	PSP	1/1/2001 to							11,925(8)	708,226(8)
		12/31/2003
	PSP	1/1/2002 to							7,772(9)	461,579(9)
		12/31/2004
	PSP	1/1/2003 to							8,806(10)	522,988(10)
		12/31/2005
	PSP	1/1/2004 to							23,473(11)	1,394,061(11)
		12/31/2006

							Stock Awards(2)
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
									Number of	Payout
								Market	Unearned	Value of
			Option Awards(2)				Number of	Value of	Shares,	Unearned
			Number of	Number of			Shares or	Shares or	Units or	Shares,
			Securities	Securities			Units of	Units of	Other	Units or Other
			Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
		Grant Date or	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Award	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Type(1)	Period	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)(3)	($)(3)

Julie St. John	O	11/18/1997	11,610		51.72	11/16/2007
	O	11/17/1998	11,390		69.31	11/17/2008
	O	11/16/1999	11,680		71.50	11/16/2009
	O	1/18/2000	18,373 (4)		62.50	1/18/2010
	O	11/21/2000	35,610		77.10	11/21/2010
	O	1/16/2001	17,320 (4)		78.56	1/18/2010
	O	11/20/2001	44,735		80.95	11/20/2011
	O	1/21/2003	63,836		69.43	1/21/2013
	O	1/23/2004	55,410		78.32	1/23/2014
	PSP	1/1/2001 to							11,925(8)	708,226(8)
		12/31/2003
	PSP	1/1/2002 to							7,772(9)	461,579(9)
		12/31/2004
	PSP	1/1/2003 to							8,806(10)	522,988(10)
		12/31/2005
	PSP	1/1/2004 to							23,147(11)	1,374,700(11)
		12/31/2006

(1)	O indicates stock options; RS indicates restricted stock; RSU indicates restricted stock units; and PSP indicates performance share program awards.

(2)	Except as otherwise indicated, all awards of options, restricted stock, and restricted stock units listed in this table vest in four equal annual installments beginning on the first anniversary of the date of grant. Amounts reported in this table for restricted stock and restricted stock units represent only the unvested portion of awards. Amounts reported in this table for options represent only the unexercised portions of awards.

(3)	As described in “Compensation Discussion and Analysis,” beginning in early 2005 the Board deferred the determination of whether outstanding awards under our performance share program were earned, because we did not have reliable financial data for the relevant performance cycles.

(4)	The stock options vested 100% on January 23, 2004.

(5)	The initial award amount vests in three equal annual installments beginning on the first anniversary of the date of grant.

(6)	The initial award amount vests in three equal annual installments beginning on March 10, 2006.

(7)	The initial award amount vests in four equal annual installments beginning on January 24, 2007. In connection with the stock awards with a grant date of March 22, 2006, each of our named executives other than Mr. Mudd also received a cash award payable in four equal annual installments beginning on January 24, 2007. As of December 31, 2006, the unpaid portion of our named executives’ cash awards were as follows: Mr. Blakely and Mr. Williams, $1,656,270; Mr. Levin, $2,103,750; and Mr. Niculescu, $885,720.

(8)	The amounts shown represent the maximum amount of common stock that the Board could have awarded as of the end of 2006 for the 2001-2003 performance cycle, which equals the second installment of the awards the Compensation Committee determined performance for in January 2004. As described in “Compensation Discussion and Analysis,” the Board determined in February 2007 not to pay any of these shares.

(9)	The amounts shown represent the amount of common stock that would have been paid if the Compensation Committee had determined that we met threshold performance levels with respect to financial and qualitative goals for this performance cycle. As described in “Compensation Discussion and Analysis,” the Board determined in February 2007 not to pay any of these shares.

(10)	As described in “Compensation Discussion and Analysis,” the Board determined in June 2007 that our performance during this cycle did not meet the threshold performance level for the financial goal and was between the threshold and target performance levels for the qualitative goals. In accordance with SEC rules, because the payment amounts determined by the Board are the amounts that would have been paid if our performance had met threshold goals, we have shown these amounts in the table.

(11)	As described in “Compensation Discussion and Analysis,” the Board determined in June 2007 that our performance during this cycle did not meet the threshold performance level for the financial goal and was between the threshold and target performance levels for the qualitative goals. In accordance with SEC rules, because the payment amounts determined by the Board exceed the amounts that would have been paid if our performance had met threshold goals, we have shown in this table the amount of common stock that would have been paid if our performance had met target levels.

Option Exercises and Stock Vested in 2006

The following table shows information regarding stock option exercises by and vesting of restricted stock and restricted stock unit awards held by the named executives during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

Daniel Mudd	—	—	31,904	$1,717,392
	—	—	10,588	569,952
Robert Blakely	—	—	—	—
Robert Levin	—	—	730	38,734
	—	—	18,050	971,632
	30,680	$566,736	—	—
Peter Niculescu	—	—	11,516	619,906
	—	—	1,000	57,900
Beth Wilkinson	—	—	—	—
Michael Williams	—	—	12,671	682,080
	13,310	245,869	—	—
Julie St. John	12,430	234,399	—	—
	—	—	11,516	619,906
	—	—	11,516	692,342
	—	—	5,419	325,790

(1)	The value realized on exercise has been determined by multiplying the number of shares exercised by the difference between the fair market value of our common stock at the time of exercise and the per share exercise price of the options.

(2)	The value realized on vesting has been determined by multiplying the number of shares of stock or units by the fair market value of our common stock on the vesting date.

Pension Benefits

The table below sets forth information on the pension benefits for the named executives under each of the pension plans described below.

Retirement Plan.  The Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, which we refer to as the Retirement Plan, provides benefits for those eligible employees, including the named executives, who are not covered by the federal Civil Service retirement law. Normal retirement benefits are computed on a single life basis using a formula based on final average annual earnings and years of credited service. Participants are fully vested when they complete five years of credited service. Since 1989, provisions of the Internal Revenue Code of 1986, as amended, have limited the amount of annual compensation that may be used for calculating pension benefits and the annual benefit that may be paid. For 2006, the statutory compensation and benefit caps were $220,000 and $175,000, respectively. Before 1989, some employees accrued benefits based on higher income levels. For employees who retire before age 65, benefits are reduced by stated percentages for each year that they are younger than 65.

Executive Pension Plan.  We adopted the Executive Pension Plan to supplement the benefits payable to key officers under the Retirement Plan. The Compensation Committee approves the participants in the Executive Pension Plan, who include the named executives. The Board of Directors approves each participant’s pension goal, which is part of the formula that determines pension benefits. Payments under the Executive Pension Plan are reduced by any amounts payable under the Retirement Plan.

The annual pension benefit (when combined with the Retirement Plan benefit) for Mr. Mudd equals 50% and for our other named executives equals 40% of the named executive’s highest average covered compensation earned during any 36 consecutive months within the last 120 months of employment. Covered compensation generally is a participant’s average annual base salary, including deferred compensation, plus the participant’s other taxable compensation (excluding income or gain in connection with the exercise of stock options) earned for the relevant year, in an amount up to 150% of base salary for our Executive Vice Presidents and 200% of base salary for Mr. Mudd. As a result, Mr. Mudd’s maximum annual benefit under the Executive Pension Plan is 100% of his salary. The other named executives could receive a maximum annual benefit equal to 60% of salary. Effective for benefits earned on and after March 1, 2007, the only taxable compensation other than base salary considered for the purpose of calculating covered compensation is a participant’s annual incentive plan cash bonus.

Participants who retire before age 60 generally receive a reduced benefit. The benefit is reduced by 2% for each year between the year in which benefit payments begin and the year in which the participant turns 60. However, Mr. Mudd’s employment agreement provides that his benefit will be reduced by 3% for each year. A participant is not entitled to receive a pension benefit under the Executive Pension Plan until the participant has completed five years of service as a plan participant, at which point the pension benefit becomes 50% vested and continues vesting at the rate of 10% per year during the next five years. The benefit payment typically is a monthly amount equal to 1/12th of the participant’s annual retirement benefit payable during the lives of the participant and the participant’s surviving spouse. If a participant dies before receiving benefits under the Executive Pension Plan, generally his or her surviving spouse will be entitled to a death benefit that begins when the spouse reaches age 55, based on the participant’s pension benefit at the date of death.

Supplemental Pension Plans.  We adopted the Supplemental Pension Plan to provide supplemental retirement benefits to employees whose salary exceeds the statutory compensation cap applicable to the Retirement Plan or whose benefit under the Retirement Plan is limited by the statutory benefit cap applicable to the Retirement Plan. Separately, we adopted the 2003 Supplemental Pension Plan to provide additional benefits to our officers based on their annual cash bonuses, which are not taken into account under the Supplemental Pension Plan. Benefits under the supplemental pension plans vest at the same time as benefits under the Retirement Plan. For purposes of determining benefits under the 2003 Supplemental Pension Plan, the amount of an officer’s annual cash bonus taken into account is limited to 50% of the officer’s base salary. Benefits under the supplemental pension plans typically commence at the same time as benefits under the Retirement Plan. Officers who are eligible for the Executive Pension Plan will receive the greater of their Executive Pension Plan or combined Supplemental Pension Plan and 2003 Supplemental Pension Plan benefits.

The table below shows information about years of credited service and the present value of accumulated benefits for each named executive under each of our pension plans. The Executive Pension Plan supplements the benefits payable to named executives under the Retirement Plan; amounts are shown for both these plans in the table. Amounts are not shown for our supplemental pension plans, except for Mr. Blakely, because no benefits would be paid under these plans if a named executive’s benefit under the Executive Pension Plan, together with the named executive’s benefit under the Retirement Plan, exceeded his or her combined benefits under the supplemental plans and the Retirement Plan. At the time that most of our executives retire, the Executive Pension Plan will pay a greater benefit. As a result, we included only the values that would be payable under the Retirement Plan and the Executive Pension Plan. Because Mr. Blakely has advised us of his intention to retire from Fannie Mae before 2011, when he first becomes entitled to receive benefits under the Executive Pension Plan, his benefits will be greater under our supplemental plans and, as a result, we have included values for Mr. Blakely under those plans rather than under our Executive Pension Plan.

Pension Benefits for 2006

		Number of Years Credited	Present Value of Accumulated
		Service	Benefit
Name of Executive	Plan Name	(#)(1)	($)(2)

Daniel Mudd(3)	Fannie Mae Retirement Plan	7	$101,102
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	7	4,066,367
Robert Blakely(4)	Fannie Mae Retirement Plan	1	45,022
	Supplemental Pension Plan	1	93,441
	2003 Supplemental Pension Plan	1	70,624
	Executive Pension Plan
Robert Levin	Fannie Mae Retirement Plan	26	461,776
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	17	2,758,908
Peter Niculescu	Fannie Mae Retirement Plan	8	108,689
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	4	631,129
Beth Wilkinson	Fannie Mae Retirement Plan	1	11,818
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	1	186,595
Michael Williams	Fannie Mae Retirement Plan	16	245,231
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	6	1,151,288
Julie St. John(4)	Fannie Mae Retirement Plan	16	379,149
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	7	2,259,133

(1)	Mr. Levin, Mr. Niculescu, Mr. Williams, and Ms. St. John each have fewer years of credited service under the Executive Pension Plan than under the Retirement Plan because they worked at Fannie Mae prior to becoming participants in the Executive Pension Plan.

(2)	The present value has been calculated for the Executive Pension Plan assuming the named executives will remain in service until age 60, the normal retirement age under the Executive Pension Plan, and assuming the named executives will remain in service until age 65, the normal retirement age under the Retirement Plan. The values also assume that benefits under the Executive Pension Plan will be paid in the form of a monthly annuity for the life of the named executive and the named executive’s surviving spouse and benefits under the Retirement Plan will be paid in the form of a single life monthly annuity for the life of the named executive. The post-retirement mortality assumption is based on the RP 2000 white collar mortality table projected to 2010. For additional information regarding the calculation of present value and the assumptions underlying these amounts, see “Notes to Consolidated Financial Statements—Note 14, Employee Retirement Benefits,” of our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Mr. Mudd’s employment agreement provides that if Mr. Mudd’s benefit payments are in the form of a joint and 100% survivor annuity, the payments will be actuarially reduced to reflect the joint life expectancy of Mr. Mudd and his spouse.

(4)	Mr. Blakely is eligible for retirement under our supplemental pension plans and the Retirement Plan. Ms. St. John was eligible for early retirement under the Executive Pension Plan and the Retirement Plan.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executives in 2006, including compensation deferred under our Elective Deferred Compensation Plan II, our Career Deferred Compensation Plan and our Performance Share Program.

Elective Deferred Compensation Plans.  Our Elective Deferred Compensation Plan II allows eligible employees, including our named executives, to defer up to 50% of their salary and up to 100% of their bonus to future years, as determined by the named executive. Deferred amounts are deemed to be invested in mutual funds or in an investment option with earnings benchmarked to our long-term borrowing rate, as designated by the participants. The deferred compensation plan is an unfunded plan. The Elective Deferred Compensation Plan II applies to compensation that is deferred after December 31, 2004.

The prior deferred compensation plan, the Elective Deferred Compensation Plan I, continues to operate for compensation deferred under that plan on or prior to December 31, 2004. Similar to the Elective Deferred Compensation Plan II, the Elective Deferred Compensation Plan I provides that deferred amounts are deemed to be invested in mutual funds or in an investment option with earnings benchmarked to our long-term borrowing rate, as designated by the participants, and is an unfunded plan.

Career Deferred Compensation Plan.  Our Career Deferred Compensation Plan allowed participants to defer compensation until their retirement. The plan is frozen to new participants and, while accounts continue to be credited with rates of return, no further contributions can be made to the plan. The Career Deferred Compensation Plan is funded by a rabbi trust, a special type of trust the assets of which are subject to the claims of our creditors.

Deferred Payments under PSP.  We have adopted guidelines under the 1993 Plan that permit participants in the PSP to defer payment of their awards until a later date or a specified event such as retirement. Under these guidelines, participants can choose to have their deferred PSP payments converted into a hypothetical investment portfolio.

Nonqualified Deferred Compensation for 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End
Name of Executive	($)	($)	($)	($)	($)

Daniel Mudd	—	—	—	—	—
Robert Blakely
Elective Deferred Compensation Plan II	$275,000 (1)	—	$24,872	—	$299,872
Robert Levin
Deferred Performance Share Program Payments	—	—	205,511	—	3,399,842
Peter Niculescu	—	—	—	—	—
Beth Wilkinson	—	—	—	—	—
Michael Williams
Career Deferred Compensation Plan	—	—	23,499	—	506,905
2001 Special Stock award(2)	—	—	14,878	—	75,979
Julie St. John
Deferred Performance Share Program Payments	—	—	53,763	—	440,254
Career Deferred Compensation Plan	—	—	187,620	—	1,374,791
Elective Deferred Compensation Plan	—	—	360,416	—	2,640,958

(1)	Consists of salary reported in the “Summary Compensation Table.” This amount does not include Mr. Blakely’s bonus of $1,290,575 reported in the “Summary Compensation Table,” which was contributed to the Elective Deferred Compensation Plan II in 2007.

(2)	The Board approved a special stock award to officers for 2001 performance. On January 15, 2002, Mr. Williams deferred until retirement 1,142 shares he received in connection with this award. Aggregate earnings on these shares reflect dividends and stock price appreciation. Mr. Williams’ share balance has grown through the reinvestment of dividends to 1,279 shares as of December 31, 2006.

Potential Payments Upon Termination or Change-in-Control

The information below describes and quantifies certain compensation and benefits that would become payable under our existing employment agreements, plans, and arrangements if our named executives’ employment had terminated on December 29, 2006, taking into account each named executive’s compensation and service levels as of that date and based on the closing price of our common stock on December 29, 2006. We are not obligated to provide any additional compensation in connection with a change-in-control. The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances.

Employment Agreement with Daniel Mudd.  Mr. Mudd’s employment agreement provides for certain benefits upon the termination of his employment with us depending on the reason for his termination. These benefits are described in the following table.

Type of Termination	Payments

Without “Cause,” By Mr. Mudd For “Good Reason,” Serious Illness or Disability, or “Failure to Extend” the Employment Agreement

“Cause” means Mr. Mudd has: (a) materially harmed the company by, in connection with his service under his employment agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a grossly negligent manner, or (b) been convicted of, or pleaded no lo contendere with respect to, a felony.

“Good Reason” means (a) a material reduction by the company of Mr. Mudd’s authority or a material change in Mr. Mudd’s functions, duties or responsibilities that in any material way would cause Mr. Mudd’s position to become less important, (b) a reduction in Mr. Mudd’s base salary, (c) a requirement that Mr. Mudd report to anyone other than the Chairman of the Board of Directors, (d) a requirement by Fannie Mae that Mr. Mudd relocate his office outside of the Washington, DC area, or (e) a breach by the company of any material obligation under the employment agreement.

“Failure to Extend” means notification by the company that it does not desire to extend the term of the employment agreement (which expires December 31, 2009) or that it desires to do so only on terms in the aggregate that are materially less favorable to Mr. Mudd than those currently applicable.

— Accrued, but unpaid base salary.

— Base salary for two years (subject to offset for other employment or employer-provided disability payments in the event of termination due to serious illness or disability).

— Prorated annual bonus for the year of termination and all amounts payable (but unpaid) under the annual bonus plan with respect to any year ended on or prior to the termination date.

— Prorated PSP payment for any cycle in which at least 18 months have elapsed as of the date of termination and payment of all amounts payable (but unpaid) for completed cycles.

— Vesting of all shares of restricted stock, to the extent not already vested.

— Vesting of all options; options granted after the date of the employment agreement remain exercisable through the earlier of the remainder of the original exercise period and the third anniversary of the date of the termination.

— Upon a termination by Fannie Mae without Cause or by Mr. Mudd for Good Reason, continued medical and dental coverage for Mr. Mudd and his spouse and dependents (but in the case of Mr. Mudd’s dependents only for so long as they remain dependents or until age 21 if later), without premium payments by Mr. Mudd, for two years or if earlier, the date Mr. Mudd obtains comparable coverage through another employer.

Death or by Reason of Mr. Mudd’s Acceptance of an Appointment to a Senior Position in the U.S. Federal Government
— Same payments as above except (a) no salary severance, (b) no continued medical and dental coverage, and (c) in the case of termination due to acceptance of a governmental position, no accelerated vesting of options.

Type of Termination	Payments

“Retirement” or “Early Retirement”

“Retirement” means termination at or after age 65, under conditions entitling an eligible employee to an immediate annuity under the Fannie Mae Retirement Plan.

“Early Retirement” means termination at or after age 60, but before age 65, with five or more years of service, or at an earlier age only if permitted by the Compensation Committee in its sole discretion.

— Accrued, but unpaid base salary.

— Prorated PSP payment for any cycle in which at least 18 months have elapsed as of the date of termination and payment of all amounts payable (but unpaid) for completed cycles.

— In the case of Retirement, but not Early Retirement, vesting of all shares of restricted stock, to the extent not already vested. In the event of Early Retirement, Fannie Mae may in its discretion accelerate the vesting of shares of restricted stock.

— Vesting of all options and options granted after the date of the employment agreement will remain exercisable through the earlier of the remainder of the original exercise period and the third anniversary of the date of the termination.

For Cause or Voluntary Termination (other than for Good Reason or to Accept a Senior Position in the U.S. Federal Government)
— Accrued, but unpaid base salary.

— If termination is for Cause, Mr. Mudd would not be entitled to any amounts payable (but unpaid) of any bonus or under any PSP award with respect to a performance cycle if the reason for such termination for Cause is substantially related to the earning of such bonus or to the performance over the performance cycle upon which the payment was based.

Mr. Mudd’s employment agreement also obligates him not to compete with us in the U.S., solicit any officer or employee of ours or our affiliates to terminate his or her relationship with us or to engage in prohibited competition, or to assist others to engage in activities in which Mr. Mudd would be prohibited from engaging, in each case for two years following termination. Mr. Mudd may request a waiver from these non-competition obligations, which the Board may grant if it determines in good faith that an activity proposed by Mr. Mudd would not prejudice our interests. Mr. Mudd’s employment agreement provides us with the right to seek and obtain injunctive relief from a court of competent jurisdiction to restrain Mr. Mudd from any actual or threatened breach of these obligations. Disputes arising under the employment agreement are to be resolved through arbitration, and we bear Mr. Mudd’s legal expenses unless he does not prevail. We also agreed to reimburse Mr. Mudd’s legal expenses incurred in connection with any subsequent negotiation, amendment, or discussion of his employment agreement and to reimburse him for a complete physical examination annually.

The following table quantifies the compensation that would have become payable to Mr. Mudd if his employment had terminated on December 29, 2006, given his compensation as of that date and based on the closing price of our common stock on that date. In the case of retirement, the table shows benefits that would have become payable if Mr. Mudd had reached age 60 with 5 years of service or age 65 with no service requirement; Mr. Mudd is currently 48.

Potential Payments to Mr. Mudd as of December 29, 2006

	Without Cause,
	for Good Reason		Acceptance of
	or upon Non-		Senior Position in
	Extension of the	Serious Illness	U.S. Federal
Payment Type	Agreement	or Disability	Government	Death	Retirement

Cash Severance	$1,900,000	$1,900,000	N/A	N/A	N/A
Cash Bonus(1)	3,500,000	3,500,000	$3,500,000	$3,500,000	$3,500,000
Accelerated Stock Awards(2)	13,752,230	13,752,230	13,752,230	13,752,230	13,752,230
Performance Share Program Awards(3)	1,287,499	1,287,499	1,287,499	1,287,499	1,287,499
Medical Benefits(4)	37,502	N/A	N/A	N/A	N/A

(1)	The amounts of cash bonus shown assume that the Board would have determined to grant Mr. Mudd a cash bonus award under our annual incentive plan in the amount he actually received for 2006. In the case of retirement, Mr. Mudd’s employment agreement does not explicitly provide for a bonus, but he would have been entitled to a bonus under the terms of our annual incentive plan as in effect on December 29, 2006. The plan also gives our Compensation Committee discretion to award prorated bonuses to retirees who depart at other times of the year.

(2)	No value is shown for Mr. Mudd’s options subject to accelerated vesting because the exercise price of the options exceeded the closing price of our common stock on December 29, 2006.

(3)	The reported amounts are for payments under our PSP that normally would have been paid subsequent to December 29, 2006 and to which Mr. Mudd would not have been entitled if he left in the absence of his agreement. For more information regarding our PSP, see “Compensation Discussion and Analysis—What decisions have we made with regard to our Performance Share Program?”

(4)	These benefits would not be available to Mr. Mudd if his agreement was not extended. The amount shown assumes that Mr. Mudd will receive medical and dental coverage for two years after his termination of employment and is calculated using the assumptions used for financial reporting purposes under generally accepted accounting principles.

Agreement with Robert Levin.  We have a letter agreement with Mr. Levin, dated June 19, 1990. The agreement provides that if he is terminated for reasons other than for “cause,” he will continue to receive his base salary for a period of 12 months from the date of termination and will continue to be covered by our life, medical, and long-term disability insurance plans for a 12-month period, or until re-employment that provides certain coverage for benefits, whichever occurs first. For the purpose of this agreement, “cause” means a termination based upon reasonable evidence that Mr. Levin has breached his duties as an officer by engaging in dishonest or fraudulent actions or willful misconduct. Any disability benefits that he receives during the 12-month period will reduce the amount otherwise payable by us, but only to the extent the benefits are attributable to payments made by us. If Mr. Levin had been terminated for reasons other than for “cause” as of December 29, 2006, he would have been entitled to receive an aggregate cash severance payment of $750,000 and medical, long-term disability, and life insurance coverage with premiums and a related gross-up payment we estimate would have cost us an aggregate of approximately $71,500.

Severance Program.  On March 10, 2005, our Board of Directors approved a severance program that provided guidelines regarding the severance benefits that management-level employees, including all of the named executives except for Mr. Mudd, were entitled to receive if their employment with us was terminated as a result of corporate restructuring, reorganization, consolidation, staff reduction, or other similar circumstances, where there were no performance-related issues, and where termination was not for cause. Ms. St. John participated in the severance program. The severance program expired on December 31, 2006 and was replaced with a program that does not apply to our named executives or other executive officers. As effective for 2006, the severance program provided for the following benefits, subject to OFHEO approval, for named executives (other than Mr. Mudd):

•	a severance payment of one year’s salary plus four weeks’ salary for each year of service with us up to a maximum of one and a half years’ salary;

•	for participants terminated after the first quarter of the fiscal year, a pro rata payout of the participant’s annual cash incentive award target for the year in which termination occurred, adjusted for corporate performance;

•	consistent with the terms of our applicable stock compensation plan, accelerated vesting of options that were scheduled to vest within 12 months of termination and the extension of option exercise periods to the earlier of the option expiration date or 12 months following the termination of employment;

•	accelerated vesting of restricted stock and restricted stock unit awards granted under the 2003 Plan that would have otherwise vested within 12 months of termination;

•	for the cash portion of long-term incentive awards for the 2005 performance year, which are payable in four equal annual installments beginning in 2007, accelerated payment of the amount that would have otherwise become payable within 12 months of termination; and

•	payment of unpaid performance shares for completed performance cycles.

The program was available only to employees who had served at least 13 weeks. Participants were required to execute a separation agreement to receive these benefits containing, where permitted, a one-year non-compete clause and also containing a waiver of claims against us.

Participants found violating the competition restriction would be required to return any severance payments that they received. The program also provided for outplacement services and continued access to our medical and dental plans for up to five years, with the first 18 months’ premiums to remain at a level no higher than they would be if the participant were still an active employee.

The following table quantifies the compensation that would have become payable to the named executives under the severance program if their employment had terminated on December 29, 2006, given their compensation as of that date and the closing price of our common stock on December 29, 2006 and assuming we had received OFHEO’s approval. In the case of Ms. St. John, the table shows the benefits to which she became entitled in connection with her retirement in December 2006. The amounts of cash severance shown assume, where applicable, that the Board would have determined we achieved performance of our corporate annual incentive plan goals at 110% of our target level, which was the level actually determined for 2006.

Potential Payments under 2005 to 2006 Severance Program as of December 29, 2006

Named Executive	Cash Payment(1)	Equity Award(2)(3)	Medical and Dental	Outplacement(4)

Robert Blakely(5)	$2,058,500	—	$15,158	$18,000
Robert Levin	3,465,937	$3,475,748	20,590	18,000
Peter Niculescu	2,011,452	1,890,994	20,590	18,000
Beth Wilkinson	1,662,856	494,956	20,968	18,000
Michael Williams	2,747,567	2,590,929	20,590	18,000
Julie St. John(6)	1,883,193	1,920,246	1,743	18,000

(1)	Cash payments include severance payments, pro rata payments of annual cash incentive awards, and accelerated payments of the cash portion of the long-term incentive awards for 2005 that would have otherwise been payable within 12 months of an executive’s termination.

(2)	Reflects accelerated vesting of restricted stock and restricted stock units and performance shares under our PSP. No value is shown for options subject to accelerated vesting because the exercise price of the options exceeded the closing price of our common stock on December 29, 2006.

(3)	The reported amounts include payments under our PSP that normally would have been paid subsequent to December 29, 2006 and to which the named executives would not have been entitled if they had left in the absence of the severance program. For more information regarding our PSP, see “Compensation Discussion and Analysis—What decisions have we made with regard to our Performance Share Program?”

(4)	The amounts shown assume the executive will find new employment within 6 months.

(5)	If Mr. Blakely had left Fannie Mae on December 29, 2006 under the severance program, he would also have been eligible as a retiree to receive an additional cash payment of $1,656,270 under a long-term incentive award and accelerated vesting of restricted stock units worth $4,252,977. These amounts are not shown in this table, but are set forth in the “Potential Payments under our Stock Compensation Plans and 2005 Performance Year Cash Awards” table below.

(6)	Based on her age and years of service, upon her departure from Fannie Mae Ms. St. John received an extension of the exercise period of her options to the option expiration date under our stock compensation plans. She also was eligible for our retiree medical benefits. Because these benefits are available to all full-time, salaried employees, our costs for these benefits have not been included in the table above. The amount shown for Ms. St. John reflects our estimated cost of subsidizing her dental plan premiums for 18 months.

Stock Compensation Plans, 2005 Performance Year Cash Awards, and Annual Incentive Plan

•	Death, Disability, and Retirement. Under the 1993 Plan and the 2003 Plan, stock options, restricted stock, and restricted stock units held by our employees, including our named executives, fully vest upon the employee’s death, disability or retirement. On these terminations, or if an option holder leaves after age 55 with at least 5 years of service, the option holder, or the holder’s estate in the case of death, can exercise any stock options until the initial expiration date of the stock option, which is generally 10 years after the date of grant. For these purposes, “retirement” generally means that the executive retires at or after age 60 with 5 years of service or age 65 (with no service requirement).

•	In early 2006, our named executives, other than Mr. Mudd, received a portion of their long-term incentive awards for the 2005 performance year in the form of cash awards payable in four equal annual installments beginning in 2007. Under the terms of the awards, these cash awards are subject to accelerated payment at the same rate as restricted stock or restricted stock units and, accordingly, named executives would receive accelerated payment of the unpaid portions of this cash in the event of termination of employment by reason of death, disability, or retirement.

•	Performance Share Program. As described above, performance shares are contingent grants of our common stock that are paid out based on performance over three-year performance periods. Actual payouts are generally made in two installments. Participants whose employment terminates at least 18 months after the beginning of the cycle but prior to the end of a performance cycle, due to death, disability, or, after age 55, at least five years of service, receive a pro rata payment of the performance shares at the end of the cycle, except in the case of death, in which case the payment is made as soon as practicable after the participant’s death.

For each named executive who remained with Fannie Mae, other than Mr. Mudd, the following table provides the value of the awards that would have vested or become payable if, as of December 29, 2006, the named executive had died, become disabled, or retired either (1) at or after age 60 if the named executive had at least five years of service or (2) at or after age 65 regardless of the executive’s length of service. Information about what Mr. Mudd would have been entitled to receive if he had died, become disabled, or retired as of December 29, 2006 appears in the “Potential Payments to Mr. Mudd as of December 29, 2006” table above.

Potential Payments under our Stock Compensation Plans and 2005 Performance Year Cash Awards(1)

	Restricted Stock and		Performance
Name of Executive	Restricted Stock Units	Cash Award(2)	Shares(3)

Robert Blakely	$4,252,977	$1,656,270	N/A
Robert Levin	6,878,312	2,103,750	1,198,557
Peter Niculescu	3,324,652	885,720	717,863
Beth Wilkinson	1,484,750	N/A	N/A
Michael Williams	5,164,139	1,656,270	923,673

(1)	The values reported in this table, except for the cash, are based on the closing price of our common stock on December 29, 2006. No amounts are shown in the table for stock options because the exercise prices for options held by Mr. Levin, Mr. Niculescu and Mr. Williams that would have vested exceed the closing price of our common stock on December 29, 2006. Mr. Blakely and Ms. Wilkinson have never been awarded Fannie Mae stock options.

(2)	The reported amounts represent accelerated payment of cash awards made in early 2006 in connection with long-term incentive awards for the 2005 performance year.

(3)	The reported amounts in the “Performance Shares” column consist of payments under our PSP that normally would have been paid subsequent to December 29, 2006 and to which the named executives would not have been entitled if they left in the absence of the severance program. For more information regarding our PSP, see “Compensation Discussion and Analysis—What decisions have we made with regard to our Performance Share Program?”

•	Life Insurance Benefits. We currently have a practice of arranging for our officers, including our named executives, to purchase universal life insurance coverage at our expense, with death benefits of $5,000,000 for Mr. Mudd and $2,000,000 for our other named executives. The death benefit is reduced by 50% at the later of retirement, age 60, or 5 years from the date of enrollment. We provide the executives with an amount sufficient to pay the premiums for this coverage until but not beyond termination of employment, except in cases of retirement or disability, in which case we continue to make scheduled payments. Historically we also have paid our named executives a tax “gross-up” to cover any related taxes, but these payments will be eliminated as of January 1, 2008.

•	Retiree Medical Benefits. We currently make certain retiree medical benefits available to our full-time salaried employees who retire and meet certain age and service requirements. We agreed that Mr. Blakely may participate in our retiree medical program as long as he remained employed until age 65.

•	Pension and Deferred Compensation Benefits. Our named executives are also entitled to the benefits described above in “Pension Benefits” and “Nonqualified Deferred Compensation.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Fannie Mae’s Board of Directors is composed of five directors. In the business judgment of the Board of Directors, each Committee member meets the independence, qualification, and expertise requirements of the NYSE listing standards and Fannie Mae’s Corporate Governance Guidelines. The Board has determined that Mr. Beresford, Ms. Horn, Mr. Smith, and Mr. Wulff have the requisite experience to qualify as “audit committee financial experts” under the rules and regulations of the SEC and has designated them as such.

The Audit Committee operates under a written charter that is reviewed annually and was last revised by the Board of Directors in January 2007. A copy of the charter is available on our Web site at www.fanniemae.com. In addition to preparing this Audit Committee report, the purpose of the Audit Committee under its charter is to oversee:

•	the accounting, reporting, and financial practices of the Corporation and its subsidiaries, including the integrity of the Corporation’s financial statements and internal control over financial reporting;

•	the Corporation’s compliance with legal and regulatory requirements (in coordination with the Compliance Committee of the Board);

•	the independent auditor’s qualifications and independence; and

•	the performance of the Corporation’s internal audit function and the Corporation’s independent auditor.

In accordance with this purpose, the independent auditor reports directly to the Audit Committee and the Audit Committee has the sole authority to appoint and retain the independent auditor. The Audit Committee pre-approves the fees for and the terms of all audit and non-audit services to be provided by Fannie Mae’s independent auditor. The Committee meets separately on a periodic basis with each of management, the head of the internal audit department, and the independent auditor. The Committee has the authority to retain independent counsel, accountants, experts, and other advisors to assist the members in carrying out their duties.

For the year ended December 31, 2006, the Audit Committee met 19 times, and as of October 22, 2007, has met 14 times during the year ended December 31, 2007. During 2006 and 2007, the Committee met with members of senior management (including the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Controller, the Chief Audit Executive, the Chief Risk Officer, the Chief Compliance Officer, the Senior Vice President for Accounting Policy, the Senior Vice President for Sarbanes-Oxley, and the General Counsel) and internal tax, finance, legal, and internal audit personnel, as well as representatives from Fannie Mae’s independent auditor, to discuss and review the audit scope and plans, the results of internal and external audit examinations, evaluations by the Corporation and by the independent auditor of Fannie Mae’s internal controls over financial reporting, the quality of Fannie Mae’s financial reporting, Fannie Mae’s compliance with legal and regulatory requirements, the accounting policies and procedures, the earnings press releases, financial information and earnings guidance, the engagement, independence and quality-control procedures of the independent auditor, and other matters. Specifically, during the years ended December 31, 2006 and 2007, the Committee, among other things:

•	reviewed, and discussed with management, the audited financial statements included in Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from the independent auditor, Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with the independent auditor its independence from Fannie Mae;

•	conducted due diligence regarding the independent auditor’s independence from Fannie Mae and its management;

•	reviewed and discussed the scope and resources for the internal audit function; and

•	reviewed and oversaw the process by which Fannie Mae’s Chief Executive Officer and Chief Financial Officer certified Fannie Mae’s periodic disclosures.

In reliance on the reviews, reports, and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements, for the years ended December 31, 2004, December 31, 2005, and December 31, 2006, in Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2006.

In addition, the Audit Committee has approved the appointment of Fannie Mae’s independent auditor, Deloitte & Touche LLP, for 2007, and the Board of Directors has submitted the appointment to shareholders for ratification at the 2007 annual meeting.

Interested parties may contact the Audit Committee by electronic mail, sent to “auditcommittee@fanniemae.com,” or by U.S. mail, sent to Audit Committee, c/o Office of the Secretary, Fannie Mae, Mail Stop: 1H-2S/05, 3900 Wisconsin Avenue NW, Washington DC 20016-2802.

The Audit Committee
Dennis R. Beresford, Chair
Stephen B. Ashley
Karen N. Horn
Greg C. Smith
John K. Wulff

PROPOSAL 2:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

After evaluating the performance of Deloitte & Touche LLP in 2006, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2007. In accordance with established policy, the Board of Directors has ratified that appointment. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Unless shareholders specify otherwise in their voting instructions, proxies solicited by the Board of Directors will be voted FOR ratification of the selection of Deloitte & Touche LLP as Fannie Mae’s independent registered public accounting firm for 2007. A majority of the votes cast on this proposal is required for ratification.

Fees Paid

The following is a description of the fees paid by us to Deloitte & Touche LLP during 2006 and 2005:

	Fees For The Year Ended	Fees For The Year Ended
Description of Fees	December 31, 2006	December 31, 2005

Audit Fees	$42,000,000	$59,966,000
Audit-Related Fees(1)	192,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$42,192,000	$59,966,000

(1)	For 2006, consists of fees billed for attest-related services on securitizations. For 2005, excludes $100,000 paid to Deloitte & Touche LLP for an engagement with one of our counterparties to provide a comfort letter on a REMIC transaction.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm for the upcoming year. The independent registered public accounting firm and management are required to present reports on the nature of the services provided by the independent registered public accounting firm for the past year and the fees for such services, categorized into audit services, audit-related services, tax services, and other services. In addition, management and the independent registered public accounting firm are required to submit a list of proposed audit and permissible non-audit services and the estimated fees for such services for the upcoming year. The Audit Committee approves the audit and permissible non-audit services for the upcoming year. Pre-approval for services is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and authorized fees. In the event that the fees for pre-approved services during the year exceed the authorized fees by 20%, then the increased fees must be pre-approved by the Audit Committee.

The Audit Committee has delegated the authority to pre-approve any audit and permissible non-audit services and fee increases that arise during the year to its current Chair, Mr. Beresford, who is required to report any such pre-approvals at the next scheduled meeting of the Audit Committee.

In 2006, no fees were paid to the independent registered public accounting firm pursuant to the de minimis exception established by the SEC, and all services were pre-approved.

The Board of Directors recommends that shareholders
vote FOR the ratification of the selection of Deloitte & Touche LLP as Fannie Mae’s independent registered public accounting firm for 2007.

PROPOSAL 3:	APPROVAL OF AMENDMENT TO FANNIE MAE STOCK COMPENSATION PLAN OF 2003

At the 2007 annual meeting, our shareholders will be asked to consider and vote upon a proposal to amend the 2003 Plan, which we refer to as the “Plan,” to change the form and amount of equity compensation for our non-management directors. The effect of the proposed amendment to the Plan, together with the changes to the cash component of director compensation described above under “Proposal 1: Election of Directors—Director Compensation,” is to target total director compensation at the median of our comparator group.

Proposed Amendment to the Plan

If approved, the proposed amendment to the Plan, which we refer to as the “Plan Amendment,” would:

•	discontinue automatic stock option grants to non-management directors at each annual meeting;

•	eliminate the current Plan provision requiring automatic awards to non-management directors of restricted stock in 2006 (with the 2006 award to have a fair market value of $75,000) and in 2010 (with the 2010 award to have a fair market value of $90,000), as described in more detail below under “Non-Management Director Restricted Stock Awards”;

•	provide for automatic awards of restricted stock or restricted stock units (collectively referred to as “restricted stock”) to non-management directors, after each annual meeting, with a fair market value to be determined annually by the Board (which, for the annual meeting in 2008, will be $135,000), and that will vest in full no later than one year after the date of grant, as described in more detail below under “Non-Management Director Restricted Stock Awards”; and

•	permit non-management directors to elect to defer awards of restricted stock and convert their annual cash retainer into deferred shares, as described below under “Deferred Compensation.”

The Plan Amendment does not increase the total number of shares of stock that may be issued under the Plan.

In 2003, our Board adopted the Plan, which became effective when our shareholders approved the Plan in May 2003. Our Board adopted the Plan Amendment in September 2007 to implement our new non-management director compensation structure. The new compensation structure is based on recommendations from the Board’s outside compensation consultant, Semler Brossy Consulting Group. Prior to making its recommendations to our Board regarding compensation of our non-management directors, Semler Brossy prepared and presented to our Board a comprehensive study of the compensation of the non-management directors relative to contemporary practices for directors, including practices among the companies that comprise our comparator group. Our comparator group is identified and discussed above under “Executive Compensation—Compensation Discussion and Analysis—“How does comparability factor into our executive compensation decisions?”

Semler Brossy’s recommendations included recommendations to:

•	simplify our current program,

•	curtail the use of options for directors,

•	eliminate meeting fees for our non-management directors, and

•	rely, in the future, on cash retainers and an annual restricted stock grant.

The Board believes that the Plan Amendment is in the interest of the company and necessary to (1) provide stock compensation to directors that is comparable to that provided by similar companies, and (2) to continue to attract, motivate, and retain experienced and knowledgeable independent directors.

If our shareholders approve the Plan Amendment, no annual stock option awards will be made with respect to the annual meeting that would have been held in 2005 or 2006. Additionally, our non-management directors will no longer automatically receive annual stock option grants at the 2007 annual meeting and future annual meetings. The Plan Amendment will not affect stock options that are outstanding under the Plan, which will continue in accordance with their terms.

In addition, if our shareholders approve the Plan Amendment, our non-management directors will not receive the restricted stock award that was scheduled to be granted immediately following our 2006 annual meeting. Instead, immediately after the annual meeting of shareholders in 2008, our non-management directors will receive the restricted stock unit awards described below.

If the Plan Amendment is not approved, the Plan will continue without amendment and our non-management directors will continue to be eligible for automatic annual grants of stock options and certain restricted stock grants under the current terms of the Plan.

Our non-management directors have not received option awards scheduled to be granted immediately following our 2005 and 2006 annual meetings nor have they received the restricted stock award that was scheduled to be granted immediately following our 2006 annual meeting.

Our non-management directors have a financial interest in this proposal because it would increase the amount of the automatic restricted stock award for non-management directors under the Plan, and would provide the Board with greater flexibility in determining the amount of this annual award in future years.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the proxy holders at the annual meeting to approve the Plan Amendment. A majority of the votes cast on this proposal is required to approve this proposal.

The Board of Directors recommends that shareholders vote
FOR the approval of the Amendment to the Fannie Mae Stock Compensation Plan of 2003.

Summary Description of the Plan

The complete text of the Plan, marked to show the effect of the proposed Plan Amendment, is attached to this proxy statement as Appendix A. The following summary of the Plan, as proposed to be amended, is qualified in its entirety by reference to Appendix A.

Grants

The Plan provides for grants to Fannie Mae employees of stock options, stock appreciation rights (“SARs”), restricted shares or units of common stock (“restricted stock”), performance share awards, and stock bonuses. Options may be either incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options. SARs entitle the grantee to receive the difference in value between the underlying common stock on the date of exercise and the date of grant. SARs may be awarded by themselves or granted in tandem with another award. Restricted stock may be subject to forfeiture conditions. As of October 22, 2007, Fannie Mae had 6,073 employees.

The Plan also provides for grants of nonqualified stock options, and awards of restricted stock or units, and deferred shares to non-management directors. As of November 2, 2007, Fannie Mae had 12 non-management members on its Board of Directors.

As of October 22, 2007, the fair market value of Fannie Mae common stock underlying stock options and SARs was $58.15 based on the closing price of the common stock on the NYSE on that date.

In general, share awards under the Plan are based on the fair market value of the common shares on the date of the award. For awards of options, the exercise price of the options may not be less than the fair market value on the date of the grant of the option award. Under the Plan, the “fair market value” generally is the mean between the high and low selling prices of the common stock on the date of determination, as reported on the NYSE.

Securities Available

The shares of common stock that may be delivered under the Plan are (1) shares of Fannie Mae’s authorized but unissued common stock, (2) treasury shares, or (3) shares of common stock purchased by Fannie Mae in the open market. The maximum number of shares of common stock that may be delivered under the Plan is 40,000,000 shares. Of these shares, no more than 2,000,000 shares may be used for (1) restricted stock grants that vest in less than three years, (2) performance share awards with performance cycles of less than one year, or (3) stock bonuses that vest 100% immediately. As of October 22, 2007, there were 30,025,567 shares of common stock available for delivery under the Plan, 1,433,784 of which were available under the 2,000,000 share limit.

If any award expires or is canceled or terminated without having been exercised in full, or does not vest or is not delivered, the unpurchased, nonvested, or undelivered shares of common stock subject to the award will again become available under the Plan. Shares used to satisfy a tax withholding obligation, however, are not available for additional awards under the Plan.

Administration of the Plan

The Plan is administered by the Compensation Committee (the “Committee”), which is composed entirely of independent directors. The Committee has full authority to determine the employees eligible to receive awards and the terms and conditions of any award consistent with the express limits of the Plan. Subject to limitations specified in the Plan, the Committee may authorize any adjustment in the vesting schedule, restrictions upon, or term of an award.

The Committee may make administrative amendments to the Plan, and the Board generally may make non-administrative amendments. If, however, any amendment of the Plan would either materially increase benefits accruing under the Plan or materially increase the aggregate number of shares of common stock that may be issued under the Plan, then, to the extent deemed necessary or advisable by the Board or as required by law or the rules of the NYSE, the amendment will be subject to shareholder approval.

Employee Stock Options

The Plan authorizes the grant to employees of ISOs or nonqualified stock options, both of which are exercisable for shares of common stock. The exercise price of an option may not be less than the fair market value of a share of common stock on the award date. An option may not be modified so as to reduce the exercise price of the option.

The period during which an ISO may be exercised may not extend more than ten years from the date of grant. An option that is not exercised before expiration of the option period will terminate. No grants may be made to employees under the Plan after the termination of the Plan.

The Committee determines an option’s exercise and vesting schedule. The Committee may grant options that will become exercisable and fully vested upon a change in control of Fannie Mae.

No option grants have been made to employees since May 2005.

Stock Appreciation Rights

Under the Plan, SARs may be granted in three ways: (1) concurrently with the grant of another award, (2) as an additional element of an outstanding award, or (3) separately as a stand-alone SAR. Each stand-alone SAR will specify the period in which it can be exercised, and the Committee may extend the period.

A SAR related to another award generally will be exercisable at the same time as the related award. The Committee, in its discretion, may grant stand-alone SARs that will become immediately exercisable and fully vested upon a change in control of Fannie Mae.

Restricted Stock Awards to Employees

The Committee may grant shares or units of restricted stock to employees and impose restrictions on the restricted stock. Promptly after the lapse of restrictions on restricted stock, shares of common stock will be delivered or credited to the employee or other person entitled under the Plan to receive the shares.

Restricted stock generally may not be sold, transferred or encumbered until the restrictions have lapsed. Holders of restricted stock may be entitled to dividends on the restricted stock even though the award has not vested at the time the dividend is paid. Holders of shares of restricted stock (but not units) also may be entitled to voting rights even though the award has not vested at the time of the vote. Restricted stock as to which the restrictions have not lapsed generally will be forfeited upon an employee’s termination of employment. Restrictions on restricted stock may lapse after the termination of employment under certain circumstances or, if specified in the award, upon a change in control of Fannie Mae.

Performance Share Awards and Stock Bonuses

The Committee may grant performance share awards to employees. Any award will specify the terms and conditions of the award, the period for the performance share award, and the measure of the performance of Fannie Mae or the employee. The Committee may make adjustments to the measures of performance to compensate for any significant changes in accounting practices, tax laws, or other laws or regulations that alter or affect the computation of the measures. The award may provide for payments upon a change of control or termination of employment in some circumstances.

The Committee in its discretion also may grant stock bonuses to any employee.

Non-Management Director Stock Option Awards

Effect of Plan Amendment on Stock Option Awards to Non-Management Directors

If the Plan Amendment is approved, no annual stock option awards will be made with respect to the annual meetings that would have been held in 2005 or 2006. Further, under the Plan Amendment, the Plan’s current provision for automatic grants of stock options to the non-management directors in 2007 and future years will be discontinued. Accordingly, these automatic option grants will not be made under the Plan if the Plan Amendment is approved.

Current Plan Provision Relating to Stock Option Awards to Non-Management Directors

Under the current provision of the Plan, each non-management director is entitled to receive, immediately following each annual meeting of shareholders, a nonqualified stock option award to purchase 4,000 shares of common stock. If a director holds office only for a portion of a year, the grant is prorated for that year. The exercise price is the fair market value of the common stock on the award date. Each option vests 25% per year over four years beginning on the first anniversary of the date of the grant. Vesting accelerates upon a director’s departure from the Board for any reason.

The Committee also may grant additional option awards to non-management directors as appropriate, based on market compensation data or other information or circumstances. This provision will continue to apply following the Plan Amendment.

There have been no grants of option awards to non-management directors since the grants relating to the annual meeting of shareholders held in 2004.

Non-Management Director Restricted Stock Awards

Effect of Plan Amendment on Restricted Stock Awards to Non-Management Directors

If the Plan Amendment is approved, the current provision of the Plan relating to annual restricted stock awards to be made to non-management directors will be eliminated, and neither of the restricted stock awards described under “Current Plan Provisions Relating to Restricted Stock Awards to Non-Management Directors” will be made.

Under the Plan Amendment, each non-management director will receive an annual grant of restricted stock units immediately following the annual meeting of shareholders, beginning with the annual meeting of shareholders in 2008. The aggregate fair market value on the date of grant for the annual meeting of shareholders in 2008 will equal $135,000. The value of the grant for future years will continue to be $135,000, unless the Board determines, prior to the annual meeting of the shareholders for that year, that it will use a different value. A non-management director who is newly appointed or elected after an annual meeting of shareholders will receive a grant of restricted stock units prorated based on the number of full calendar months between the annual meeting of shareholders that took place immediately prior to the director’s appointment or election and the date of the director’s appointment or election.

Restricted stock granted under this provision of the Plan Amendment generally may not be sold, transferred, or encumbered. The restricted stock will vest in full, or 100%, on the day before the next annual meeting of shareholders, but in no event later than one year after the grant. Unvested restricted stock is subject to forfeiture if a director ceases to be a director for any reason other than death or total disability.

Current Plan Provision Relating to Restricted Stock Awards to Non-Management Directors

Under the current provision of the Plan, each non-management director who was a director immediately following the annual meeting of shareholders in 2006 was entitled to receive, on the date of the annual meeting, an award of restricted stock with an aggregate fair market value on the date of grant equal to $75,000. At this time, no awards have been made under this provision. In addition, each non-management director who is a director immediately following the annual meeting of shareholders in 2010 will be entitled to receive, on the date of the annual meeting, an award of restricted stock with an aggregate fair market value on the date of grant equal to $90,000. Awards to non-management directors who are newly appointed or elected after the annual meeting of shareholders in 2006 or 2010 are prorated based on the number of partial or full calendar months remaining in the four-year award cycle after the date of the director’s appointment.

If the Plan Amendment is approved, the restricted stock awards relating to 2006 and 2010 will not be granted. Instead, the awards of restricted stock described above under “Effect of Plan Amendment on Restricted Stock Awards to Non-Management Directors” will be made annually beginning immediately following the annual meeting of shareholders in 2008.

The restricted stock vests at the rate of 25% per year on the day before each annual meeting of shareholders (or by the appropriate pro rata percentage for directors who are appointed or elected after the annual meeting in 2006 or 2010). Unvested restricted stock is subject to forfeiture if a director ceases to be a director for any reason other than death, total disability, or not being renominated after age 70.

The Committee also may grant additional restricted stock awards to non-management directors based on market compensation data or other information or circumstances. This provision will continue to apply following the Plan Amendment.

Deferred Compensation

Effect of Plan Amendment

Under the Plan Amendment, each non-management director will have the right to elect to defer receipt of the restricted stock units. Each non-management director also will have the right to elect to convert the director’s annual retainer into deferred shares of common stock. In either case, dividend equivalents for the deferred shares will be credited to the director’s account and reinvested in additional deferred shares. The deferred shares of common stock will be paid to the director six months after the director ceases to be a director and separates from service with us.

Current Plan

Under the current provisions of the Plan, non-management directors do not have the right to defer receipt of awards of shares of restricted stock, nor do they have the right to convert their annual retainers or other directors’ fees into deferred shares.

Certain Federal Income Tax Consequences

The following summary generally describes the principal federal income tax consequences of certain events under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or director, or to Fannie Mae. The provisions of the Code and regulations thereunder relating to these matters are complicated and subject to change.

Stock Options and SARs.  A grantee is not subject to any federal income tax upon the grant of an option or SAR pursuant to the Plan.

A grantee does not recognize income for federal income tax purposes (and Fannie Mae is not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally constitutes an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

If the shares received pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the “ISO holding periods”), the employee recognizes ordinary income equal to the excess of the amount realized on the dispositions over the price paid for the shares. In such case, Fannie Mae ordinarily is entitled to a tax deduction for the same amount, provided that certain income tax reporting requirements are satisfied.

If the shares received upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, long-term capital gain or long-term capital loss is realized on the disposition. Fannie Mae is not entitled to a federal income tax deduction as a result of the disposition.

Ordinary income is recognized by the employee upon exercise of a nonqualified stock option. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of common stock received upon the exercise of the nonqualified stock option over the exercise price. An employee will also recognize ordinary income upon exercising a SAR equal to the total of any cash received and the fair market value of any shares of the common stock received.

Income tax withholding from the employee is required on the income recognized by the employee upon exercise of a nonqualified stock option or SAR. Fannie Mae ordinarily is be entitled to a deduction for federal income tax purposes equal to the ordinary income recognized by the employee upon the exercise of a nonqualified stock option or SAR, or the ordinary income recognized by the employee on the disposition of common stock acquired pursuant to the exercise of an ISO, provided that certain income tax reporting requirements are satisfied.

Restricted Stock.  An employee generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares subject to the restricted stock grant at the time of vesting over the amount, if any, paid for such shares. (Different rules not discussed herein would apply in the event an employee makes an election under Section 83(b) of the Code.) Income tax withholding from employees is required on income recognized by the employee upon vesting of restricted stock. Dividends paid to an employee on shares of restricted stock are treated as ordinary income of the employee in the year received. Fannie Mae ordinarily will be entitled to a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, provided that certain income tax reporting requirements are satisfied.

Performance Share Awards and Stock Bonuses.  An employee generally is not required to recognize income upon the grant of a performance share award or the award of a stock bonus. Instead, ordinary income is required to be recognized upon the issuance of shares pursuant to the terms of the award in an amount equal to the fair market value of the shares of common stock received. Income tax withholding from employees is required on income recognized upon the issuance of shares pursuant to a performance share award or a stock bonus award. Fannie Mae ordinarily will be entitled to a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, provided that certain income tax reporting requirements are satisfied.

Gain or Loss on Sale or Exchange of Shares.  In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, as discussed above, if the ISO holding periods are not satisfied at the time of the sale or exchange of shares received pursuant to the exercise of an ISO, the employee generally will be required to recognize ordinary income upon such disposition.

Section 409A

Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements for nonqualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made upon the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her timing or form of distribution after the compensation has been deferred. For certain officers, Section 409A requires that distributions that are the result of the officer’s separation from service with the employer must be delayed for six months after the officer’s separation from service.

Awards granted under the Plan with a deferral feature are subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

New Plan Benefits

Fannie Mae Stock Compensation Plan of 2003

The following table shows the amount of benefits that will be received by our named executives, directors, and other employees under the Plan as proposed to be amended, to the extent that those benefits are determinable. Although discretionary grants to our named executives, directors, and other employees are permitted under the Plan, the amounts of any discretionary grant are not determinable at this time. Accordingly, the amount presented in the following table reflects only the automatic annual grant of restricted stock units to non-management directors following each annual meeting of shareholders until the termination date of the Plan in 2013, assuming (1) a fair market value for the grants of $135,000 and (2) the number of our non-management directors continues to total 12. The amount presented in the table may be higher or lower if the Board determines to change the fair market value of this automatic grant, or if the number of non-management directors on our Board increases or decreases.

Name and Principal Position	Dollar Value ($)	Number of Units

Non-Executive Director Group	$9,720,000	Not determinable

Options Received Under Fannie Mae Stock Compensation Plan of 2003

The following table shows the total amount of options granted to our named executives, directors, other employees and the identified groups under the Plan to date.

Name and Principal Position		Stock Options Granted

•	Daniel Mudd, President and Chief Executive Officer and Director Nominee	105,749
•	Robert Blakely, Executive Vice President	0
•	Robert Levin, Executive Vice President and Chief Business Officer and a former Chief Financial Officer	100,613
•	Peter Niculescu, Executive Vice President— Capital Markets	59,425
•	Beth Wilkinson, Executive Vice President, General Counsel and Corporate Secretary	0
•	Michael Williams, Executive Vice President and Chief Operating Officer	73,880
•	Julie St. John, Former Executive Vice President and Chief Information Officer	73,880
•	Stephen B. Ashley, Director Nominee	4,000
•	Dennis R. Beresford, Director Nominee	0
•	Louis J. Freeh, Director Nominee	0
•	Brenda J. Gaines, Director Nominee	0
•	Karen N. Horn, Director Nominee	0
•	Bridget A. Macaskill, Director Nominee	0
•	Leslie Rahl, Director Nominee	5,333
•	John C. Sites, Jr., Director Nominee	0
•	Greg C. Smith, Director Nominee	666
•	H. Patrick Swygert, Director Nominee	4,000
•	John K. Wulff, Director Nominee	2,000
•	Rebecca Senhauser (former employee)	19,080
•	Barbara Spector (employee)	0
•	Recipients of 5% of options	0
•	Executive Group (all current executive officers)	426,846
•	Non-Executive Director Group (all current non-management directors)	19,999
•	Non-Executive Officer Employee Group	876,692

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to shares of common stock that may be issued under our existing equity compensation plans.

As of December 31, 2006
Number of
Securities
Remaining
	Number of		Available
	Securities to		for Future Issuance
	be Issued upon	Weighted-Average	under Equity
	Exercise	Exercise Price of	Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in First
Plan Category	Rights (#)	Rights ($)	Column) (#)

Equity compensation plans approved by stockholders	22,234,887 (1)	$70.44 (2)	44,075,454 (3)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	22,234,887	$70.44	44,075,454

(1)	This amount includes outstanding stock options; restricted stock units; the maximum number of shares issuable to eligible employees pursuant to our stock-based performance award; shares issuable upon the payout of deferred stock balances; the maximum number of shares that may be issued pursuant to performance share program awards made to members of senior management for which no determination had yet been made regarding the final number of shares payable; and the maximum number of shares that may be issued pursuant to performance share program awards that have been made to members of senior management for which a payout determination has been made but for which the shares were not paid out as of December 31, 2006. Outstanding awards, options, and rights include grants under the 1993 Plan, the 2003 Plan, and the payout of shares deferred upon the settlement of awards made under the 1993 Plan and a prior plan.

(2)	The weighted average exercise price is calculated for the outstanding options and does not take into account restricted stock units, stock-based performance awards, deferred shares or the performance shares described in footnote (1).

(3)	This number of shares consists of 11,960,258 shares available under the 1985 Employee Stock Purchase Plan and 32,115,196 shares available under the Stock Compensation Plan of 2003 that may be issued as restricted stock, stock bonuses, stock options, or in settlement of restricted stock units, performance share program awards, stock appreciation rights, or other stock-based awards. No more than 1,432,902 of the shares issuable under the Stock Compensation Plan of 2003 may be issued as restricted stock or restricted stock units vesting in full in fewer than three years, performance shares with a performance period of less than one year, or bonus shares subject to similar vesting provisions or performance periods.

SHAREHOLDER PROPOSALS

Proposal 4: Proposal to Require Shareholder Advisory Vote on Executive Compensation

American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, DC 20036, beneficial owner of 37,213 shares has submitted the following proposal for consideration at the annual meeting:

RESOLVED, that shareholders of Fannie Mae urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Fannie Mae’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at Fannie Mae has not always been structured in ways that best serve stockholders’ interests. Previous compensation arrangements richly rewarded executives for reporting higher earnings with no requirement to return the compensation in the event of restatement. Inflated earnings allowed Fannie Mae executives to maximize their bonuses but proved harmful to shareholders. The restatement at Fannie Mae reduced earnings by more than $6 billion and resulted in Fannie Mae being out of compliance with Section 404 of Sarbanes-Oxley for more than two years.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Fannie Mae’s board to allow shareholders to express their opinion about senior executive compensation at Fannie Mae by establishing an annual referendum process. The results of such a vote would, we think, provide Fannie Mae with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

FANNIE MAE’S COMMENT

After careful consideration, and recognizing the appropriate interest that our shareholders have in providing input to the Board about our executive compensation practices, the Board recommends voting against the proposal providing an advisory vote on executive compensation.

Summary:  Consistent with Fannie Mae’s federal charter, the Compensation Committee and the Board exercise oversight of compensation on an ongoing basis, taking into consideration the competitive demands of the marketplace, the overall corporate strategy and the performance of executives against corporate goals. Currently our regulator also reviews the proposed levels of non-salary compensation for certain executives. We believe effective mechanisms to communicate with the Board about compensation-related concerns are available to shareholders, including direct communication via addresses available in this proxy, approval of equity plans, and election of directors by a majority standard. We also believe that adopting an advisory vote without it being adopted on a uniform basis by other public companies would place Fannie Mae at a competitive disadvantage and could be premature as unique U.S. legal and regulatory considerations have not been fully examined. For the foregoing reasons, the Board recommends that shareholders vote against the current proposal providing for an advisory vote on executive compensation.

Fannie Mae’s Federal Charter Vests Executive Compensation Responsibility in the Board

The Fannie Mae Charter Act states that “the board of directors of the corporation shall have the power to select and appoint or employ...officers...and to cause the corporation to pay such compensation to them for their service as the board of directors determines reasonable and comparable with compensation for employment in other similar businesses..., except that a significant portion of potential compensation for all executive officers shall be based on the performance of the corporation.”

The Board has delegated power to the Compensation Committee, which is composed entirely of independent members of the Board, to review and make recommendations to the Board concerning the compensation of officers and the compensation policy for employees. In fulfilling the obligation of our federal charter, the Compensation Committee considers the following when determining executive compensation: corporate as well as individual performance, a range of competitive market data, including, with respect to the Chief Executive Officer, data provided by an independent compensation consultant for the Board, the importance of each executive’s role in the company, competition for individuals with the experience and skill set of each executive, and related market forces, among other factors. Under our Charter, our regulator, the Office of Federal Housing Enterprise Oversight (OFHEO), must approve termination payments to our executives. In addition, pursuant to the terms of an agreement with OFHEO, non-salary compensation actions are provided for OFHEO’s review prior to award.

We believe the continuous oversight of executive compensation provided by our Compensation Committee, as well as the review by our regulator of certain executive compensation arrangements provides an effective governance model over executive compensation.

Shareholders Are Able to Provide Targeted, Continuous Feedback to the Board

The Compensation Discussion and Analysis required under the new SEC rules regarding executive compensation disclosure provides increased transparency of our approach to compensating executives and provides shareholders with more information to evaluate compensation decisions. If a shareholder has a concern with respect to an aspect of the executive compensation as disclosed in our Compensation Discussion and Analysis or summary compensation table, we believe effective mechanisms currently exist for the shareholder to provide feedback to identify the specific compensation-related concerns.

As opposed to the general nature of a proposed, once-a-year, “for” or “against” advisory vote, which may not clearly communicate the shareholder views on the type, amounts, or preferred improvements to our executive compensation, shareholder feedback on compensation-related concerns may be sent directly to the Board at board@fanniemae.com or by sending correspondence to: Board of Directors, c/o the Office of the Secretary of the Corporation, Mailstop: 1H 2S 05, 3900 Wisconsin Avenue, NW, Washington, DC 20016-2892. In addition, our shareholders have the ability to influence the aggregate amount and types of equity compensation available to be awarded to our executives through their review and approval of our stock compensation plans. Moreover, our Board recently approved amendments to our bylaws to adopt majority voting in the election of directors. By allowing shareholders to vote “for” or “against” each director, shareholders can hold directors accountable with respect to executive compensation.

We believe that, combined, the ability to provide direct feedback to the Board, votes on equity compensation plans, and ability to vote “against” a director are more effective mechanisms for shareholders to provide the Board with feedback about executive compensation than the proposed once-a-year advisory vote.

Advisory Voting Should be Adopted Within a Uniform Legal and Regulatory Framework

While well-intentioned, the practice suggested by the proponent, if adopted on a case-by-case basis as proposed and not by all public companies, would create inequities and a competitive disadvantage for us. The advisory vote process is mandated by law in the United Kingdom, or U.K., and applies to all public companies. If we adopted an advisory vote on executive compensation, there is no assurance that other companies would follow. This could put us at a competitive disadvantage by giving the impression that compensation opportunities are more restricted at Fannie Mae than at our competitors.

In addition, further examination to determine the consequences of implementing an advisory vote process in the U.S. should be conducted, given certain aspects of the U.S. legal and regulatory structure as compared with the U.K. For example, the ability for U.S. public companies to discuss compensation information with individual shareholders before the information is publicly available may be hindered by current legal requirements. Additionally, shareholding is more dispersed in the U.S. than in the U.K. Currently, various task forces made up of investor groups and corporations are examining these issues in connection with the implementation of an advisory vote process in the U.S.

We believe a better time to consider this proposal would be after a consensus has been formed on the best way to implement an advisory vote process in the U.S. regulatory and legal system. In the meantime, the Board believes that implementation of this proposal is premature as the legal and regulatory considerations have not been fully examined and advisory voting on executive compensation would not be applied uniformly.

The Board of Directors recommends that shareholders
vote AGAINST this proposal.

Proposal 5:	Proposal to Authorize Cumulative Voting

Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, owner of 600 shares, has advised Fannie Mae that the following resolution will be presented for approval of the shareholders at the annual meeting:

RESOLVED: “That the stockholders of FNMA, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.” “The many problems FNMA has been having make cumulative voting of the UTMOST importance!!!

“REASONS: Many states have mandatory cumulative voting, so do National Banks.”

“In addition many corporations have adopted cumulative voting.”

“During 2004 the owners of ........* shares, representing approximately forty.3%-40.3% of shares voting voted FOR this proposal.”

If you AGREE, please mark your proxy FOR this resolution.”

FANNIE MAE’S COMMENT

Our Board has considered carefully the possible impacts of the proposal to reinstate cumulative voting, and has determined that the proposal is not in the best interests of all of our stockholders. Therefore, the Board recommends a vote against the proposal.

Summary:  The purpose of cumulative voting is to permit a minority of shareholders to elect one or more directors. Directors elected by minority shareholders might adopt positions that are in the best interests of minority, special interest shareholders, as opposed to all shareholders. As a result, we believe the proposal could impair the functioning of the Board in the interests of the shareholders as a whole.

Directors elected by minority shareholders using cumulative voting could adopt positions that are in the best interests of minority, special interest shareholders, as opposed to all shareholders.   Like most other U.S. corporations, each share of our common stock permits the holder to cast one vote in the election of each candidate. Under cumulative voting, if a shareholder wished, he or she could cast 12 votes for each owned share for one candidate. This could allow a well-organized minority shareholder group to elect a director who advocates the group’s positions, as opposed to positions that are in the best interests of all shareholders. The election of special interest directors could weaken the Board’s ability to work effectively together for the best interests of the shareholders. Allowing each holder of shares of common stock to have one vote per share for each director nominee makes the election process more fair by allowing the vote of a majority of the outstanding shares to control the outcome, resulting in a more effective Board.

We have recently adopted majority voting.  To ensure director accountability to all of our shareholders, our Board recently adopted a majority voting standard for the election of directors. Except in an election in which the number of nominees for director exceeds the number of directors to be elected, each director who fails to receive more votes for election than against must offer to resign.

Shareholders eliminated cumulative voting at the Company in 1988 and since then have consistently rejected proposals to reinstate cumulative voting.  Our shareholders voted overwhelmingly at our 1988 annual meeting to eliminate cumulative voting. In each of the 16 annual meetings since that time, our shareholders have rejected proposals similar to this one to reinstate cumulative voting.

The Board of Directors recommends that shareholders
Vote AGAINST this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that will come before the 2007 annual meeting other than that described in this proxy statement. If other business is properly brought before the 2007 annual meeting, the Board intends that the proxy holders will vote proxies on such matters according to the judgment of the proxy holders.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008

Because we expect to hold our 2008 annual meeting of shareholders in the spring of 2008, a shareholder who intends to submit a proposal for consideration at the 2008 annual meeting must submit the proposal so that we receive it by no later than November 30, 2007, in order for the proposal to be considered for inclusion in the proxy statement and form of proxy that the Board of Directors will distribute in connection with that meeting. The shareholder proposal must be delivered to, or mailed and received by, Fannie Mae Shareholder Proposal, c/o Office of the Secretary, Fannie Mae, Mail Stop 1H-2S/05, 3900 Wisconsin Avenue, NW, Washington, DC 20016-2892.

If a shareholder does not wish to have the proposal included in the proxy statement but still wishes to present a proposal at the 2008 annual meeting, other than a director nomination, the shareholder must give written notice to us in accordance with Section 3.12 of our bylaws. The written notice should be sent via U.S. mail addressed to Fannie Mae Shareholder Proposal, c/o Office of the Secretary, Fannie Mae, Mail Stop 1H-2S/05, 3900 Wisconsin Avenue, NW, Washington, DC 20016-2892. In the case of proposals for the 2008 annual meeting of shareholders, the Secretary must receive written notice of the proposal not earlier than the close of business on January 21, 2008, and not later than the close of business on March 21, 2008. The written notice must include or be accompanied by a brief description of the proposal, the reasons for bringing the proposal before the annual meeting, the shareholder’s name and address, the class and number of shares beneficially owned by the shareholder, and any material interest of the shareholder in the proposal. If a shareholder does not comply with Section 3.12 of our bylaws, the chair of the 2008 annual meeting may declare the proposal not properly brought before the meeting.

Any shareholder who wishes to nominate a director at the 2008 annual meeting must submit written notice in accordance with Section 4.20 of our bylaws and also must comply with the other provisions and requirements of Section 4.20. Written notice of a proposal for the nomination of a person to serve as a director must be received by the Office of the Secretary not earlier than the close of business on January 21, 2008 and not later than the close of business on March 21, 2008. The written notice should be directed to Fannie Mae Director Nominees, c/o Office of the Secretary, Fannie Mae, Mail Stop 1H-2S/05, 3900 Wisconsin Avenue NW, Washington, DC 20016-2892.

Alternatively, any shareholder who wishes to submit a candidate for consideration by the Nominating and Corporate Governance Committee should submit a written recommendation to the Chairman of the Nominating Corporate Governance Committee, c/o Office of the Secretary, Fannie Mae, Mail Stop 1H-2S/05, 3900 Wisconsin Avenue NW, Washington, DC 20016-2892.

In the case of a director nomination or recommendation, the written notice shall set forth:

•	the name, age, business address and residence address of each nominee proposed in the notice,

•	the principal occupation or employment of each nominee,

•	the class of securities and the number of shares of Fannie Mae capital stock which are beneficially owned by each nominee,

•	any other information concerning each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of that nominee as a director, and

•	a statement whether the nominee, if elected, intends to tender, promptly following the nominee’s election or re-election, an irrevocable resignation effective upon the nominee’s failure to receive the required vote for re-election at the next meeting of shareholders at which the nominee faces re-election and upon acceptance of such resignation by the Board of Directors.

In the case of a director nomination, the notice shall be accompanied by a signed consent of each nominee to serve as a director if the nominee is elected.

We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence or lack thereof.

A copy of our bylaws is on file with the SEC and may be obtained from the Secretary of Fannie Mae upon request. Our bylaws also are available in the Corporate Governance section of our website at www.fanniemae.com.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

We pay the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, our officers and regular employees may solicit proxies by personal interview, telephone, facsimile, and similar means. None of our officers or employees will receive any additional compensation for these activities. We also intend to request that brokers, banks, nominees and other fiduciaries solicit proxies from their principals and will reimburse them for postage and other reasonable expenses they incur for these activities. We have retained Morrow & Co. Inc., a proxy solicitation firm, to assist in soliciting proxies, for an estimated fee of $15,000, plus reimbursement of certain out-of-pocket expenses. This amount excludes costs normally expended for a solicitation for an uncontested election of directors, and salaries and wages of regular employees and officers.

FORM 10-K

Our Annual Report to Shareholders for the fiscal year ended December 31, 2006, including consolidated financial statements, is being mailed to shareholders entitled to vote at the annual meeting with this Proxy Statement. We also have posted our Annual Report to Shareholders to our website at www.fanniemae.com. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report tells you how to get additional information about us.

APPENDIX A

FANNIE MAE
STOCK COMPENSATION PLAN OF 2003
as proposed to be amended

I.	The Plan

1.1	Purpose. The purpose of the Fannie Mae Stock Compensation Plan of 2003 is to promote the success of Fannie Mae by providing stock compensation to employees and directors that is comparable to that provided by similar companies; to attract, motivate, retain and reward employees of Fannie Mae; to provide incentives for high levels of individual performance and improved financial performance of Fannie Mae; to attract, motivate and retain experienced and knowledgeable independent directors; and to promote a close identity of interests between directors, officers, employees and shareholders.

1.2	Definitions. The following terms shall have the meanings set forth below:

(1)	“Award” shall mean an award of any Option, Stock Appreciation Right, Restricted Stock, Performance Share Award, Stock Bonus or any other award authorized under Section 1.6, or any combination thereof, whether alternative or cumulative, or an award of any Options or Restricted Stock authorized under Articles VI and VII.

(2)	“Award Date” shall mean the date upon which the Committee takes the action granting an Award or a later date designated by the Committee as the Award Date at the time it grants the Award, or, in the case of Awards under Sections 6.2 or 7.2, the applicable dates set forth therein.

(3)	“Award Document” shall mean any writing (including in electronic or other form approved by the Committee), which may be an agreement, setting forth the terms of an Award that has been granted by the Committee.

(4)	“Award Period” shall mean the period beginning on an Award Date and ending on the expiration date of such Award.

(5)	“Beneficiary” shall mean the person or persons designated by a Participant or Permitted Transferee in writing to the senior-ranking officer in the Human Resources department of Fannie Mae to receive the benefits specified in an Award Document and under the Plan in the event of the death of the Participant or Permitted Transferee.

(6)	“Benefit Plans Committee” shall mean the Benefit Plans Committee established by the Board, consisting of employees of Fannie Mae.

(7)	“Board” shall mean the Board of Directors of Fannie Mae.

(8)	“Cause” shall mean significant harm to Fannie Mae in connection with a Participant’s employment by Fannie Mae, by the Participant’s engaging in dishonest or fraudulent actions or willful misconduct or performing the Participant’s duties in a negligent manner, as determined by the Committee for a member of the Board who is an officer or employee of Fannie Mae and for the General Counsel of Fannie Mae, and by the General Counsel of Fannie Mae for all other employees; provided that no act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the act or failure to act was in the interest of Fannie Mae.

(9)	“Change in Control Event” shall mean a change in the composition of a majority of the Board elected by shareholders within 12 months after any “person” (as such term is used in Sections 3(a)(9), 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Fannie Mae representing more than

25 percent of the combined voting power of the then-outstanding securities of Fannie Mae entitled to then vote generally in the election of directors of Fannie Mae.

(10)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(11)	“Committee” shall mean the Compensation Committee of the Board.

(12)	“Common Stock” shall mean the common stock of Fannie Mae and, in the event such common stock is converted to another security or property pursuant to Section 8.2, such other security or property.

(13)	“Director Term” shall mean the period starting immediately following the annual meeting of the shareholders at which directors are elected to serve on the Board and ending at the close of the next annual meeting at which directors are elected.

(14)	“Early Retirement” means separation from service with Fannie Mae at or after the attainment of age 60 (but before attainment of age 65) with five years of service with Fannie Mae, or at an earlier age only if permitted by the Committee in its sole discretion. For purposes of this Section 1.2(14), a year of service shall be determined in accordance with the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law.

(15)	“Eligible Employee” shall mean any employee of Fannie Mae.

(16)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(17)	“Fair Market Value” shall mean the per share value of Common Stock as determined by using the mean between the high and low selling prices of such Common Stock, on the date of determination, as reported on the NYSE. If such prices are not available the Fair Market Value shall be the mean of (1) the mean between the high and low selling prices of the common stock, as reported on the NYSE, for the first trading day immediately preceding the date of determination and (2) the mean between the high and low selling prices of the common stock, as reported on the NYSE, for the first trading day immediately following the date of determination. If the Common Stock is no longer traded on the NYSE, or if for any other reason using the foregoing methods to determine Fair Market Value is not possible or logical under the circumstances, the Committee may determine the Fair Market Value, in good faith, using any reasonable method.

(18)	“Fannie Mae” shall mean Fannie Mae and its successors and, where the context requires, its Subsidiaries.

(19)	“Immediate Family Member” shall mean, with respect to a Participant, (i) the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, half-sibling, stepsibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relations where the adopted individual shall not have attained the age of 18 years prior to such adoption); (ii) the Participant’s Domestic Partner (as defined in Section 2.18 of the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law and determined pursuant to the guidelines and procedures established thereunder); (iii) any lineal ascendant or descendant of any individual described in (i) or (ii) above; (iv) any partnership, limited liability company, association, corporation or other entity all of whose beneficial interests (including without limitation all pecuniary interests, voting rights and investment power) are held by and for the benefit of the Participant and/or one or more individuals described in (i), (ii) or (iii) above; or (v) any trust for the sole benefit of the Participant and/or one or more individuals described in (i), (ii) or (iii) above.

(20)	“Incentive Stock Option” shall mean an Option that is designated as an incentive stock option within the meaning of Section 422 of the Code, or any successor provision, and that otherwise satisfies the requirements of that section.

(21)	“NMD Participant” shall mean a Nonmanagement Director who has been granted an Award under Article VI or Article VII.

(22)	“Nonmanagement Director” shall mean a member of the Board who is not an officer or employee of Fannie Mae.

(23)	“Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option

(24)	“NYSE” shall mean the New York Stock Exchange.

(25)	“Option” shall mean an option to purchase shares of Common Stock pursuant to an Award.

(26)	“Participant” shall mean a Nonmanagement Director who has been granted an Award under the Plan or an Eligible Employee who has been granted an Award under the Plan.

(27)	“Performance Share Award” shall mean an Award granted under Section 5.1.

(28)	“Permitted Transferee” shall mean (i) any Immediate Family Member with respect to the Participant, and (ii) in the case of an Eligible Employee, any organization described in Section 170(c) of the Code that is eligible to receive tax-deductible, charitable contributions or any intermediary designated to exercise an Option for the benefit of such organization.

(29)	“Personal Representative” shall mean the person or persons who, upon the incompetence of a Participant or Permitted Transferee, shall have acquired, by legal proceeding or power of attorney, the power to exercise the rights under the Plan, and who shall have become the legal representative of the Participant or Permitted Transferee, or, in the event of the death of the Participant or the Permitted Transferee, the executor or administrator of the estate of the Participant or Permitted Transferee.

(30)	“Plan” shall mean this Fannie Mae Stock Compensation Plan of 2003.

(31)	“Plan Termination Date” shall mean the tenth anniversary of the date of the meeting at which shareholders of Fannie Mae approve the Plan.

(32)	“QDRO” shall mean a qualified domestic relations order as defined in Section 414(p) of the Code or Section 206(d)(3) of ERISA (to the same extent as if this Plan were subject thereto) and the applicable rules thereunder.

(33)	“Restricted Stock” shall mean shares or bookkeeping units of Common Stock awarded to a Participant subject to payment of the consideration, if any, and the conditions on vesting and transfer and other restrictions as are established under the Plan, for so long as such shares or units remain nonvested under the terms of the applicable Award Document.

(34)	“Retirement” shall mean, in the case of an Eligible Employee, separation from service with Fannie Mae under conditions entitling such Eligible Employee to an immediate annuity under the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law or under the Civil Service retirement law, whichever is applicable to such Eligible Employee, at or after the attainment of age 65.

(35)	“Stand-Alone SAR” shall mean a Stock Appreciation Right granted independently of any other Award.

(36)	“Stock Appreciation Right” shall mean a right pursuant to an Award to receive a number of shares of Common Stock or an amount of cash, or a combination of shares of Common Stock and cash, the aggregate amount or value of which is determined by reference to a change in the Fair Market Value of the Common Stock.

(37)	“Stock Bonus” shall mean an Award of shares of Common Stock under Section 5.2.

(38)	“STSP” shall mean the Fannie Mae Securities Transactions Supervision Program and the guidelines thereunder.

(39)	“Subsidiary” shall mean an organization whose employees are identified by the Board as eligible to participate in benefit plans of Fannie Mae.

(40)	“Total Disability” shall mean complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Participant was employed when the illness commenced or accident occurred, as determined by Fannie Mae’s independent medical consultant.

(41)	“Without Consideration” shall mean, with respect to a transfer of an Option, that the transfer is being made purely as a gift or donation, with no promise or receipt of payment, goods, services or other thing of value in exchange for the Option; provided, however, if the terms of a transfer of Options to an otherwise Permitted Transferee require that, upon proper notice of exercise of such Options, (i) Fannie Mae may reduce the number of shares of Common Stock or sell such number of shares of Common Stock otherwise deliverable thereunder to the extent required to fund any additional withholding tax on behalf of the Eligible Employee necessitated by the exercise, delivering only the balance of the shares of Common Stock due upon exercise of the Option to the Permitted Transferee, and/or (ii) the Permitted Transferee sell the shares of Common Stock so received upon exercise of the Option, apply a portion of the net proceeds of the exercise to the payment of any additional taxes, fees or other costs or expenses incurred by the donor Eligible Employee in connection with or as a result of such transfer and then deliver (if an intermediary) or retain (if an organization described in Section 170(c) of the Code) the remaining net proceeds from such sales of shares of Common Stock, the transfer shall nevertheless continue to be Without Consideration for the purposes hereof. A distribution of an Option by an entity or trust described in Section 1.2(19)(iv) or (v) to an owner or beneficiary thereof shall be treated as a transfer Without Consideration.

1.3	Administration and Authorization; Power and Procedure

(a)	The Committee. The Plan shall be administered by, and all Awards to Eligible Employees shall be authorized by, the Committee, unless otherwise required by law or regulation. Action of the Committee with respect to the administration of the Plan shall be taken by majority vote or unanimous written consent of the respective members.

(b)	Plan Awards; Interpretation; Powers. Subject to the express provisions of the Plan, the Committee shall have the authority:

(i)	to determine the Eligible Employees who will receive an Award;

(ii)	to grant an Award to such Eligible Employees, to determine the amount of and the price at which shares of Common Stock will be offered or awarded, to determine the other specific terms and conditions of such Award consistent with the express limits of the Plan, to establish the installments (if any) in which such Award shall become exercisable or shall vest, and to establish the expiration date and the events of termination of such Award;

(iii)	to construe and interpret the Plan and any Award Documents, to further define the terms used in the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

(iv)	to cancel, modify or waive Fannie Mae’s rights with respect to, or modify, discontinue, suspend or terminate, an Award being granted or an outstanding Award granted to or held by an Eligible Employee, subject to any required consents under Section 8.5;

(v)	as part of any Eligible Employee’s employment agreement approved by the Committee, to modify or change an Award;

(vi)	to accelerate the vesting of, extend the ability to exercise, or extend the term of an Award being granted or an outstanding Award; and

(vii)	to make all other determinations and take such other actions as contemplated by the Plan or as may be necessary or advisable for the administration of the Plan and the effectuation of its purposes.

Notwithstanding the foregoing, the provisions of Articles VI and VII (except Sections 6.7 and 7.5) relating to Nonmanagement Director Awards shall be automatic and, to the maximum extent possible, self-effectuating. Ministerial, non-discretionary actions with respect to implementation of the Plan shall be performed by individuals who are officers or employees of Fannie Mae at the direction of the senior ranking officer in the Human Resources department of Fannie Mae. The senior ranking officer in the Human Resources department of Fannie Mae may also direct that certain administrative functions shall be performed by service providers outside of Fannie Mae.

(c)	Binding Determinations. Any action taken by, and any inaction of, Fannie Mae, any Subsidiary, the Board, the Committee or the Benefit Plans Committee relating or pursuant to the Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions of the Plan, the Board, the Committee and the Benefit Plans Committee may act in their absolute discretion in matters within their authority related to this Plan.

(d)	Reliance on Experts. In making any determination or in taking or not taking any action under the Plan, the Board, the Committee and the Benefit Plans Committee may obtain and may rely upon the advice of experts, including professional advisors to Fannie Mae.

(e)	Delegation. The Committee may delegate, subject to such terms and conditions as it may impose, some or all of its authority under the Plan to one or more members of the Board or, for Awards to Eligible Employees below the rank of Senior Vice President, to the senior-ranking officer in the Human Resources department. In addition, the Committee may delegate ministerial, non-discretionary functions to individuals who are officers, employees, contractors or vendors of Fannie Mae.

(f)	No Liability. No member of the Board, the Committee or the Benefit Plans Committee, or director, officer or employee of Fannie Mae or any Subsidiary shall be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person in connection with the administration of the Plan, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

(g)	Indemnification. To the extent permitted by law, each of the members of the Board, the Committee and the Benefit Plans Committee and each of the directors, officers and employees of Fannie Mae and any Subsidiary shall be held harmless and be indemnified by Fannie Mae for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys’ fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the Plan so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

1.4	Participation. Awards may be granted by the Committee to Eligible Employees. An Eligible Employee who has been granted an Award may be granted, if otherwise eligible, additional Awards if the Committee shall so determine. Nonmanagement Directors shall be eligible to receive Awards granted automatically under Sections 6.2 and 7.2 and Awards granted under Sections 6.7 and 7.5.

1.5	Shares Available for Awards.

(a)	Common Stock. Subject to the provisions of Section 8.2, the shares of Common Stock that may be delivered under this Plan shall be shares of Fannie Mae’s authorized but unissued Common Stock, shares of Common Stock held by Fannie Mae as treasury shares or shares of Common Stock purchased by Fannie Mae on the open market.

(b)	Number of Shares. The maximum number of shares of Common Stock that may be delivered under Awards granted to Eligible Employees and Nonmanagement Directors under the Plan shall not exceed 40,000,000 shares, and, subject to such overall maximum as applied to all Awards, the maximum number of shares of Common Stock that may be delivered under Specified Stock Awards (as hereinafter defined) shall not exceed, in the aggregate, 2,000,000 shares. For purposes of this Section 1.5(b),

(i)	a Specified Stock Award is (A) an Award granted pursuant to Article IV (“Restricted Stock Awards”) that is scheduled to vest in full before the third anniversary of the date of grant, or (B) an Award granted pursuant to Section 5.1 (“Grants of Performance Share Awards”) with a performance cycle that ends less than one year from the date of grant, or (C) an Award granted pursuant to Section 5.2 (“Grants of Stock Bonuses”) that is fully and immediately vested or that has vesting or performance features described in (A) or (B) above;

(ii)	an Award that is described in both Article IV and Section 5.1 shall be considered a Specified Stock Award only if it is described in both of clauses (A) and (B) of Section 1.5(b)(i) above;

(iii)	in applying Sections 1.5(b)(i), there shall be disregarded any Award or Plan provision that could result in accelerated vesting of or delivery of Common Stock under an Award; and

(iv)	the 40,000,000 and 2,000,000 limitations shall be subject to adjustment in accordance with Section 8.2.”

(c)	Calculation of Available Shares and Replenishment. A good faith estimate of the number of shares of Common Stock subject to outstanding Awards that will be satisfied by delivery of shares of Common Stock, plus the number of shares of Common Stock referenced in calculating an Award paid in cash, shall be reserved from the number of shares of Common Stock available for Awards under the Plan. The aggregate number of shares of Common Stock delivered under the Plan plus the number of shares of Common Stock referenced with respect to Awards paid in cash shall reduce the number of shares of Common Stock remaining available for Awards under the Plan. If any Award shall expire or be canceled or terminated without having been exercised in full, or any Common Stock subject to a Restricted Stock Award or other Award shall not vest or be delivered, the unpurchased, nonvested or undelivered shares of Common Stock subject thereto or the shares of Common Stock referenced with respect thereto shall again be available under the Plan. In the case of Awards granted in combination such that the exercise of one results in a proportionate cancellation of the other, the number of shares of Common Stock reserved for issuance shall be the greater of the number that would be reserved if one or the other alone were outstanding. If Fannie Mae withholds shares of Common Stock pursuant to Section 8.4, the number of shares of Common Stock that would have been deliverable with respect to an Award but that are withheld pursuant to the provisions of Section 8.4 shall be treated as delivered, and the aggregate number of shares of Common Stock deliverable with respect to the applicable Award and under the Plan shall be reduced by the number of shares of Common Stock so withheld, and such withheld shares shall not be available for additional Awards.

1.6	Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine the number of shares of Common Stock subject to each Award, the price (if any) to be paid for such shares or Award and other terms and conditions of the Award. Each Award to an Eligible Employee shall be evidenced by an Award Document, which, if required by the Committee, shall be signed by the Eligible Employee. Awards are not restricted to any specified form or structure and may include, without limitation, the types of Awards set forth in Articles II, III, IV and V or, without limitation, any other transfers of Common Stock or any options or warrants to acquire shares of Common Stock, or any similar right with value related to or derived from the value of Common Stock, as may be determined by the Committee. An Award may consist of one such benefit, or two or more of them in any combination or alternative.

1.7	Award Period. Each Award and all executory rights or obligations under the related Award Document shall expire on such date (if any) as shall be determined by the Committee.

1.8	Limitations on Exercise and Vesting of Awards.

(a)	Provisions for Exercise. An Award shall be exercisable or shall vest as determined by the Committee.

(b)	Procedure. Any exercisable Award shall be exercised when the person appointed by the Committee or the Committee’s designee receives written notice of exercise from the Participant or by any other method, including in electronic form, approved by the Committee, together with satisfactory arrangements for any required payment to be made in accordance with Sections 2.2 or 8.4 or the terms of the Award Document, as the case may be.

(c)	Fractional Shares. Fractional share interests shall be disregarded, but may be accumulated, or the Committee may determine that cash will be paid or transferred in lieu of any fractional share interests.

1.9	Transferability.

(a)	General Restrictions. Awards may be exercised only by the Participant; the Participant’s Personal Representative, if any; the Participant’s Beneficiary, if the Participant has died; the recipient of an Award by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a QDRO; in the case of a Nonqualified Stock Option, a person who was a Permitted Transferee at the time the Option was transferred to such person; a Permitted Transferee’s Personal Representative, if any; or a Permitted Transferee’s Beneficiary, if the Permitted Transferee has died. Amounts payable or shares of Common Stock issuable under an Award shall be paid to (or registered in the name of) the person or persons specified by the person exercising the Award. Other than (i) by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a QDRO or (ii) to a Permitted Transferee in the case of any Nonqualified Stock Option and (subject to (b), (c), (d), and (e) below), no right or benefit under this Plan or any Award, whether vested or not vested, shall be transferable by a Participant or Permitted Transferee or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to Fannie Mae), and any such attempted action shall be void. Fannie Mae shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentences and shall pay or deliver such cash or shares of Common Stock only in accordance with the provisions of this Plan. The designation of a Beneficiary hereunder shall not constitute a transfer for these purposes.

(b)	Tax Withholding. An Eligible Employee may not transfer Options (“Transferred Options”) to a Permitted Transferee, other than a charitable organization described in Section 1.2(28)(ii), unless the Eligible Employee agrees to retain, and not to exercise until the exercise of the Transferred Options, at least 50 percent of the exercisable Options held by the Eligible Employee with the same exercise price and expiration date as the Transferred Options. The condition set forth in the first sentence of this Section 1.9(b), however, may be waived at any time by (A) the Chairman of the Committee in the case of an Eligible Employee who is either a member of the Board or the senior-ranking officer in the Human Resources department of Fannie Mae, or (B) the senior-ranking officer in the Human Resources department of Fannie Mae in the case of any other Eligible Employee, and, as a condition of such waiver, the Chairman of the Committee or the senior-ranking officer in the Human Resources department of Fannie Mae, as the case may be, may specify other steps that the Eligible Employee must take to provide for the collection by Fannie Mae of all federal, state, local and other taxes required by law to be withheld upon the exercise of such Transferred Options.

(c)	Notice of Transfer. A transfer of an Option to a Permitted Transferee shall not be effective unless, prior to making the transfer, the transferor (i) provides written notice of the transfer to (A) the Chairman of the Committee in the case of a transfer by a Participant who is either a member of the Board, the senior-ranking officer in the Human Resources department of Fannie Mae or the General Counsel of Fannie Mae (or a transfer by a Permitted Transferee of an Option originally granted to a member of the Board or to the senior-ranking officer in the Human Resources department of Fannie Mae), or (B) the senior-ranking officer in the Human Resources department of Fannie Mae in the case of any other transfer, and (ii) certifies in writing to the Chairman of the Committee or the senior-ranking officer in the Human Resources department of Fannie Mae, as the case may be, that the transfer will be Without Consideration.

(d)	Approval of Transfer. A transfer of an Option to a charitable organization described in section 1.2(28)(ii) shall not be effective unless, after receiving the notice described in (c) above, the Chairman of the Committee or, after consultation with the General Counsel of Fannie Mae, the senior-ranking officer in the Human Resources department of Fannie Mae, as the case may be, either approves the proposed transfer in writing or does not disapprove the proposed transfer in writing within ten business days after receipt of such notice. The Chairman of the Committee or, after consultation with the General Counsel of Fannie Mae, the senior-ranking officer in the Human Resources department of Fannie Mae, as the case may be, may disapprove a proposed transfer if he or she determines, in his or her good faith judgment, that (i) the proposed Permitted Transferee has philosophies, purposes, policies, objectives, goals or practices inconsistent with those of Fannie Mae or (ii) the Participant has not taken such steps as may be necessary or appropriate to provide for the collection by Fannie Mae of all federal, state, local and other taxes required by law to be withheld upon exercise of the Option.

(e)	Transfer of Nonvested Options. A nonvested Option may be transferred only to an Immediate Family Member described in section 1.2(28)(i) and only with the prior consent of (A) the Chairman of the Committee in the case of a Participant who is either a member of the Board, the senior-ranking officer in the Human Resources department of Fannie Mae or the General Counsel of Fannie Mae, or (B) after consultation with the General Counsel, the senior-ranking officer in the Human Resources department of Fannie Mae, after consultation with the General Counsel of Fannie Mae, in the case of any other Participant.

1.10	Section 83(b) Elections. If a Participant shall file an election with the Internal Revenue Service under Section 83(b) of the Code to include the value of any Award in the Participant’s gross income while the Award remains subject to restrictions, the Participant shall promptly furnish Fannie Mae with a copy of such election.

II.	Options

2.1	Grants. One or more Options may be granted under this Article II to any Eligible Employee. Each Option granted may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.2	Option Price.

(a)	Pricing Limits. The exercise price for shares of Common Stock covered by an Option shall be determined by the Committee at the time of the Award, but shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Award Date. Notwithstanding any provision of the Plan, an Option may not be modified so as to reduce the exercise price of the Option.

(b)	Payment Provisions. The exercise price for any shares of Common Stock purchased on exercise of an Option granted under this Article II shall be paid in full at the time of each exercise in one or a combination of the following methods: (i) by electronic funds transfer; (ii) by check payable to the order of Fannie Mae; (iii) by notice and third party payment; (iv) by the delivery of shares of Common Stock already owned by the Participant; or (v) by cashless exercise, or any other method, if permitted by law and authorized by the Committee, in its discretion, or specified in the applicable Award Document; provided, however, that the Committee, in its discretion, may limit the Participant’s ability to exercise an Option by delivering shares of Common Stock, including by imposing a requirement that the Participant satisfy a minimum holding period with respect to the shares so delivered. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.

2.3	Limitations on Incentive Stock Options. There shall be imposed in any Award Document relating to Incentive Stock Options such terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code, or any successor provision.

2.4	Option Period.

(a)	Award Period. Each Option shall specify the Award Period for which the Option is granted and shall provide that the Option shall expire at the end of such Award Period. The Committee may extend the Award Period by amendment of an Option or in an Eligible Employee’s employment agreement approved by the Committee. Notwithstanding the foregoing, the Award Period with respect to an Incentive Stock Option, including all extensions, shall not exceed ten years.

(b)	Effect of Termination of Employment. Notwithstanding the provisions of Section 2.4(a), unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, (i) for a Participant whose employment is terminated for any reason other than for Cause, Retirement, Early Retirement, Total Disability, death or having attained at least age 55 with at least five years of service and is not covered by Section 2.5(d), an Option shall expire on the earlier to occur of (A) the end of the Award Period or (B) the date three months following the Participant’s termination of employment, (ii) for a Participant whose employment is terminated and is covered by Section 2.5(d), an Option shall expire on the earlier to occur of (A) the end of the Award Period or (B) the date 12 months following the Participant’s termination of employment, (iii) for a Participant whose employment is terminated by reason of Retirement, Early Retirement, Total Disability, death or having attained at least age 55 with at least five years of service, an Option shall expire on the end of the Award Period and (iv) for a Participant whose employment is terminated by Fannie Mae for Cause, an Option shall expire upon the Participant’s termination.

(c)	Death of Permitted Transferee. Unless otherwise provided by the Committee, an Option held by a Permitted Transferee shall expire on the earlier of the date on which it would expire pursuant to Section 2.4(a) or (b) or the date 12 months following the Permitted Transferee’s death.

2.5	Vesting; Forfeiture.

(a)	Vesting Generally. An Option shall be exercisable and vested upon such terms and conditions or pursuant to such schedule as the Committee shall determine. Except as otherwise provided in this Section 2.5 or unless otherwise specified by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, an Option that is not vested upon a Participant’s termination of employment shall be forfeited. If a Participant’s employment is terminated by Fannie Mae for Cause, an Option that is not vested upon the Participant’s termination shall be forfeited.

(b)	Change in Control. The Committee, in its discretion, may grant Options that by their terms shall become immediately exercisable and fully vested upon a Change in Control Event.

(c)	Retirement, Early Retirement, Total Disability or Death. Unless otherwise specified by the Committee, an Option shall become immediately exercisable and fully vested upon the Participant’s Total Disability or the Participant’s termination of employment by reason of Retirement, Early Retirement or death.

(d)	Vesting Upon Termination with Separation Agreements. Notwithstanding the foregoing, (i) for a Participant who, prior to the termination of employment, executes a separation agreement with Fannie Mae pursuant to Fannie Mae’s Voluntary Separation Agreement program (“VSA”) or Voluntary Separation Option program (“VSO”), one-half of the portion of each Award that would have vested within 12 months of the date of such Participant’s termination of employment shall become immediately exercisable and fully vested upon the Participant’s termination; (ii) for a Participant who accepts Fannie Mae’s offer to terminate employment voluntarily and, prior to such termination, executes a separation agreement with Fannie Mae pursuant to an Elective Severance Window under the Federal National Mortgage Association Discretionary Severance Benefit Plan, the portion of each Award that would have vested within 12 months of the date of such Participant’s termination of employment by Fannie Mae, and one-half of the portion of each Award that would have vested within 13-24 months of the date of termination, shall become immediately exercisable and fully vested upon termination; and (iii) for a Participant who, prior to the termination of his or her employment, executes a separation agreement with Fannie Mae pursuant to a Displacement Program under the Federal National Mortgage Association Discretionary Severance Benefit Plan or pursuant to the Fannie Mae Individual Severance Plan, the portion of each Award that would have vested within 12 months of the date of termination of employment shall become immediately exercisable and fully vested upon the Participant’s termination. If the Committee approves an employment agreement with an Eligible Employee that provides for vesting of certain Awards upon the employee’s termination, such Awards shall vest in accordance with the terms of such Eligible Employee’s employment agreement.

(e)	“EPS Challenge Grants.” Section 2.5(d) shall not apply to Options granted under the “EPS Challenge Grant” program established by the Board on January 18, 2000 or, if so provided by the Committee, to Options granted under other special incentive Option programs.

2.6	Option Amendments or Waiver of Restrictions. Subject to Sections 1.5 and 8.5 and the specific limitations on Awards contained in the Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Participant who is an Eligible Employee, any adjustment in the vesting schedule, the restrictions upon or the term of an Award granted under this Article II by amendment, waiver or other legally valid means. The amendment or other action may provide, among other changes, for a longer or shorter vesting or exercise period.

2.7	Gain Deferral. Any Participant who is eligible to participate in the Fannie Mae Stock Option Gain Deferral Plan may elect to exercise a Nonqualified Stock Option under the provisions of such plan.

III.  Stock Appreciation Rights

3.1	Grants. In its discretion, the Committee may grant to any Eligible Employee Stock Appreciation Rights either concurrently with the grant of another Award or in respect of an outstanding Award, in whole or in part, or may grant to any Eligible Employee Stand-Alone SARs. Any Stock Appreciation Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code (or any successor provision). Each Stand-Alone SAR shall specify the Award Period for which the Stand-Alone SAR is granted and shall provide that the Stand-Alone SAR shall expire at the end of such Award Period. The Committee may extend the Award Period by amendment of a Stand-Alone SAR.

3.2	Exercise of Stock Appreciation Rights.

(a)	Related Awards. Unless the Award Document or the Committee otherwise provides, a Stock Appreciation Right related to another Award shall be exercisable at such time or times, and to the extent, that the related Award shall be exercisable.

(b)	Stand-Alone SARs. Stand-Alone SARs shall be exercisable and vest upon such terms and conditions or pursuant to such schedule as the Committee shall determine at the time of the Award. Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, (i) in the case of a Participant’s termination of employment for Cause, Stand-Alone SARs shall expire and no longer be exercisable upon the Participant’s termination; (ii) in the case of a Participant’s Total Disability or a Participant’s termination of employment by reason of Retirement, Early Retirement or death or having attained at least age 55 with at least five years of service, Stand-Alone SARs shall become immediately exercisable and fully vested upon the Participant’s Total Disability or termination of employment, and Stand-Alone SARs shall expire and no longer be exercisable at the end of the Award Period; and (iii) in the case of a Participant’s termination of employment for any reason other than for Cause, Retirement, Early Retirement, Total Disability or death or having attained at least age 55 with at least five years of service, Stand-Alone SARs shall expire and no longer be exercisable on the earlier to occur of (A) the end of the Award Period or (B) the date three months following the Participant’s termination. The Committee, in its discretion, may grant Stand-Alone SARs that by their terms shall become immediately exercisable and fully vested upon a Change in Control Event.

3.3	Payment.

(a)	Amount. Unless the Committee otherwise provides, upon exercise of a Stock Appreciation Right and surrender of the appropriate exercisable portion of any related Award, the Participant shall be entitled to receive payment of an amount determined by multiplying

(i)	the difference obtained by subtracting the exercise price per share of Common Stock under the related Award (if applicable) or the initial share value specified in the Award from the Fair Market Value on the date of exercise, by

(ii)	the number of shares of Common Stock with respect to which the Participant is exercising the Stock Appreciation Right.

(b)	Form of Payment. The Committee, in its discretion, shall determine the form in which payment shall be made of the amount determined under paragraph (a) above, which may be solely in cash, solely in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in shares and partly in cash. If the Committee permits the Participant to elect to receive cash or shares of Common Stock (or a combination thereof) on such exercise, any such election shall be subject to such conditions as the Committee may impose.

IV.	Restricted Stock Awards

4.1	Grants. The Committee, in its discretion, may grant one or more Restricted Stock Awards to any Eligible Employee. Each Restricted Stock Award Document shall specify the number of shares or units of Common Stock to be issued to the Participant, the date of such issuance, the consideration for the Restricted Stock, if any, to be paid by the Participant, the restrictions imposed on the Restricted Stock, and the conditions of release or lapse of such restrictions. Promptly after the lapse of restrictions on Restricted Stock, shares of Common Stock equal to the number of shares or units as to which the restrictions have lapsed (or such lesser number as may be permitted pursuant to Section 8.4) shall be delivered or credited to the Participant or other person entitled under the Plan to receive the shares. The Participant or such other person shall deliver to Fannie Mae such further assurance and documents as the Committee may require.

4.2	Restrictions.

(a)	Pre-Vesting Restraints. Except as provided in Section 1.9, shares or units of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed.

(b)	Dividend and Voting Rights. Unless otherwise provided in the applicable Award Document, a Participant receiving shares (but not units) of Restricted Stock shall be entitled to cash dividend and voting rights for all shares of Common Stock issued even though they are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that cease to be eligible for vesting. If provided in the applicable Award Document, a Participant receiving units of Restricted Stock shall be entitled to cash dividend and voting rights for such units even though they are not vested, provided that such rights shall terminate immediately as to any units of Restricted Stock that cease to be eligible for vesting.

(c)	Accelerated Vesting. Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, the restrictions on Restricted Stock shall lapse upon the Participant’s Total Disability or termination of employment by reason of Retirement, Early Retirement, or death, and, if provided in the applicable Award Document, restrictions on Restricted Stock held for more than one year from the Award Date by Participants shall lapse upon a Change in Control Event.

(d)	Vesting Upon Termination with Separation Agreements. Notwithstanding the foregoing, (i) for a Participant who, prior to the termination of employment, executes a separation agreement with Fannie Mae pursuant to Fannie Mae’s Voluntary Separation Agreement program (“VSA”) or Voluntary Separation Option program (“VSO”), one-half of the portion of each Award of Restricted Stock that would have vested within 12 months of the date of such Participant’s termination of employment shall become fully vested upon the Participant’s termination; (ii) for a Participant who accepts Fannie Mae’s offer to terminate employment voluntarily and, prior to such termination, executes a separation agreement with Fannie Mae pursuant to an Elective Severance Window under the Federal National Mortgage Association Discretionary Severance Benefit Plan, the portion of each Award of Restricted Stock that would have vested within 12 months of the date of such Participant’s termination of employment by Fannie Mae, and one-half of the portion of each Award of Restricted Stock that would have vested within 13-24 months of the date of termination, shall become fully vested upon termination; and (iii) for a Participant who, prior to the termination of his or her employment, executes a separation agreement with Fannie Mae pursuant to a Displacement Program under the Federal National Mortgage Association Discretionary Severance Benefit Plan or pursuant to the Fannie Mae Individual Severance Plan, the portion of each Award of Restricted Stock that would have vested within 12 months of the date of termination of employment shall become fully vested upon the Participant’s termination. If the Committee approves an employment agreement with an Eligible Employee that provides for vesting of certain Awards upon the employee’s termination, such

Awards shall vest in accordance with the terms of such Eligible Employee’s employment agreement.

(e)	Forfeiture. Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, Restricted Stock as to which the restrictions have not lapsed in accordance with the provisions of the Award or pursuant to Section 4.2(c) shall be forfeited upon a Participant’s termination of employment. Upon the occurrence of any forfeiture of Restricted Stock, the forfeited Restricted Stock shall be automatically transferred to Fannie Mae without payment of any consideration by Fannie Mae and without any action by the Participant.

V.	Performance Share Awards and Stock Bonuses

5.1	Grants of Performance Share Awards.

(a)	The Committee, in its discretion, may grant Performance Share Awards to Eligible Employees. An Award shall specify the maximum number of shares of Common Stock (if any) subject to the Performance Share Award and its terms and conditions. The Committee shall establish the specified period (a “performance cycle”) for the Performance Share Award and the measure(s) of the performance of Fannie Mae (or any part thereof) or the Eligible Employee. The Committee, during the performance cycle, may make such adjustments to the measure(s) of performance as it may deem appropriate to compensate for, or reflect, any significant changes that may occur in accounting practices, tax laws and other laws or regulations that alter or affect the computation of the measure(s). The Award Document shall specify how the degree of attainment of the measure(s) over the performance cycle is to be determined.

(b)	In its discretion, the Committee may grant Performance Share Awards which, by their terms, provide that, upon a Change in Control Event, payments shall be made with respect to a Performance Share Award held for more than one year from the Award Date by an Eligible Employee, based on the assumption that the performance achievement specified in the Award would have been attained by the end of the performance cycle. If the Committee approves an employment agreement with an Eligible Employee that provides for payments with respect to a Performance Share Award upon the employee’s termination, payments shall be made with respect to such Performance Share Awards in accordance with the terms of such Eligible Employee’s employment agreement.

(c)	Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, if an Eligible Employee’s employment is terminated because of Retirement, Total Disability or Early Retirement prior to the end of the performance cycle, but at least 18 months after the first day of the performance cycle, such Eligible Employee shall receive a pro rata Performance Share Award, calculated as if the Eligible Employee were employed by Fannie Mae at the end of the performance cycle but adjusted to reflect the portion of the performance cycle in which the Participant actually was employed by Fannie Mae, payable in full as soon as practicable after the end of the performance cycle.

(d)	Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, if an Eligible Employee’s employment is terminated because of the Eligible Employee’s death prior to the end of the performance cycle, but at least 18 months after the first day of the performance cycle, the Eligible Employee shall receive a pro rata Performance Share Award, payable in full as soon as practicable after the Eligible Employee’s death, in an amount that is based upon the Committee’s assessment of the likelihood of Fannie Mae’s success in attaining the performance measures by the end of the performance cycle and the portion of the performance cycle during which the Eligible Employee was employed by Fannie Mae, and calculated using the date of the Eligible Employee’s death as the date for establishing the Fair Market Value of such Award.

(e)	Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, if, after the end of the performance cycle, an Eligible Employee’s employment is terminated because of the Eligible Employee’s Retirement, Total Disability, death or Early Retirement, all portions of the Eligible Employee’s Performance Share Award not yet paid shall be paid in full as soon as practicable thereafter, except to the extent subject to a deferral election under Section 5.3.

(f)	Unless otherwise provided by the Committee or in an Eligible Employee’s employment agreement approved by the Committee, any Eligible Employee who is not employed by Fannie Mae on the last day of a performance cycle or on the date of a scheduled payment of any portion of a Performance Share Award (determined without regard to any deferral election under Section 5.3), other than by reason of the Eligible Employee’s Retirement, Total Disability, death or Early Retirement, shall forfeit such payment and all future payments with respect to such performance cycle.

5.2	Grants of Stock Bonuses. The Committee may grant a Stock Bonus to any Eligible Employee in such amounts of shares of Common Stock and on such terms and conditions as determined from time to time by the Committee.

5.3	Deferred Payments. The Committee, in its discretion, may permit any Eligible Employee to defer receipt of a Performance Share Award. Such deferral shall be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any vested rights of the Eligible Employee.

VI.	Nonmanagement Director Options

6.1	Participation. Awards under this Article VI shall be made only to Nonmanagement Directors.

6.2	Annual Option Grants.

(a)	Annual Awards. On the first day of the Director Term in 2004 and in each subsequent year prior to the Plan Termination Date (each of which shall be the Award Date), there shall be granted automatically (without any action by the Board or the Committee) to each Nonmanagement Director then in office a Nonqualified Stock Option to purchase 4,000 shares of Common Stock. Any Nonmanagement Director appointed or elected to office during a Director Term shall be granted automatically (without any action by the Board or the Committee) a Nonqualified Stock Option (the Award Date of which shall be the date such person takes office) to purchase the nearest whole number of shares of Common Stock equal to 4,000 multiplied by the number of partial or full calendar months remaining in the Director Term in which the Award is granted divided by 12.

(b)	Maximum Number of Shares. Annual grants that would otherwise cause the total Awards under this Plan to exceed the maximum number of shares of Common Stock under Section 1.5(b) shall be prorated to come within such limitation.

(c)
Discontinuance of Annual Option Grants.
  Notwithstanding Section 6.2(a), no additional annual grants of Nonqualified Stock Options pursuant to Section 6.2(a) shall be made to Nonmanagement Directors after the grants made with respect to the annual meeting of the shareholders held in 2004.

6.3	Option Price. The exercise price per share of Common Stock covered by each Option granted under Sections 6.2 or 6.7 shall be 100 percent of the Fair Market Value on the Award Date. Notwithstanding any provision of the Plan, an Option may not be modified so as to reduce the exercise price of the Option. The exercise price of any Option granted under this Article shall be paid in full at the time of each purchase, in cash or by check or in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or partly in shares and partly in cash.

6.4	Option Period and Ability to Exercise. Each Option granted under Sections 6.2 or 6.7 shall provide that the Option shall expire ten years from the Award Date and shall be subject to earlier termination as provided below. Each Option granted under Sections 6.2 or 6.7 shall vest and become exercisable over a four-year period at a rate of 25 percent each year on the anniversary of the date of grant.

6.5	Termination of Directorship. If an NMD Participant’s services as a member of the Board terminate for any reason, any Option granted under Sections 6.2 or 6.7 held by the NMD Participant shall immediately vest and may be exercised until the earlier of one year after the date of such termination or the expiration of the stated term of the Option.

6.6	Adjustments. Options granted under Sections 6.2 or 6.7 shall be subject to adjustment as provided in Section 8.2, but only to the extent that such adjustment is based on objective criteria and is consistent with adjustments to Options or other Awards held by persons other than Nonmanagement Directors.

6.7	Additional Option Awards. Under this Article VI, the Committee may grant additional Option Awards to Nonmanagement Directors as appropriate, based on market compensation data or other information or circumstances.

VII.  Nonmanagement Director Restricted Stock

7.1	Participation. Awards under this Article VII shall be made only to Nonmanagement Directors. Neither the Plan nor any action taken under the Plan shall give any NMD Participant the right to be reappointed or renominated to serve as a member of the Board.

7.2	Annual Grant of Restricted Stock.

~~Amount of Awards.  Each Nonmanagement Director who is a member of the Board immediately following the annual meeting of the shareholders of Fannie Mae in 2006 or 2010 shall be granted, immediately following such annual meeting, an Award of shares of Restricted Stock (rounded to the nearest full share) having an aggregate Fair Market Value on the date of grant equal to $75,000 in 2006 and $90,000 in 2010. A Nonmanagement Director who is newly appointed or elected after the annual meeting of shareholders in 2006 or 2010 shall receive an Award of shares of Restricted Stock equal to the number of shares (rounded to the nearest full share) that would have been granted to such newly appointed or elected Nonmanagement Director had he or she been a member of the Board on the date of the annual meeting of the shareholders of Fannie Mae in the year 2006 or 2010, as the case may be, multiplied by the number of partial or full calendar months remaining in the four-year Award cycle from the date of the Nonmanagement Director’s appointment or election divided by 48.~~

(a)
Commencing with the annual meeting of the Company’s shareholders held in 2008, each Nonmanagement Director who is a member of the Board immediately following each annual meeting of the shareholders of the Company, shall be granted, immediately following such annual meeting, a Restricted Stock Award in the form of units (rounded down to the nearest full unit) representing shares of Common Stock. In 2008, this grant shall have an aggregate Fair Market Value on the date of grant equal to $135,000. In future years, the amount of the grant shall be equal to $135,000 or such other amount to be determined by the Board prior to the annual meeting. The Committee may determine, prior to the scheduled grant date, to substitute Restricted Stock in the form of restricted shares of Common Stock for the Restricted Stock units granted under Section 7.2.

(b)
A Nonmanagement Director who is newly appointed or elected after the annual meeting of the Company’s shareholders held in 2008 and between annual meetings of the Company’s shareholders shall be granted upon such appointment or election a pro rata portion of the Award of Restricted Stock that would have been granted to such newly appointed or elected Nonmanagement Director under Section 7.2(a) had he or she been a member of the Board on the date of the annual meeting of the shareholders of the Company occurring immediately prior to his or her election or appointment. The pro rata portion shall be determined by multiplying the number of units or shares of Restricted Stock that would have been awarded had the newly appointed or elected Nonmanagement Director been a member of the Board immediately following the annual meeting of shareholders occurring immediately prior to his or her election or appointment by a fraction, the numerator of which is twelve minus the number of full calendar months between such annual meeting and the Nonmanagement Director’s appointment or election, and the denominator of which is twelve, with the resulting total rounded down to the nearest full unit or share.

(c)
The Restricted Stock granted under Sections 7.2(a) and (b) shall become 100 percent vested on the day before the annual meeting of the Company’s shareholders that first occurs following the date of grant, but in no event later than the one year anniversary of the date of grant. The Restricted Stock granted under Sections 7.2(a) and 7.2(b) shall also become 100 percent vested, to the extent not previously vested, upon termination of the NMD Participant’s membership on the Board because of (i) Total Disability or (ii) death. Any Restricted Stock that is not vested (or that does not become vested in accordance with the previous sentence) shall be forfeited upon the termination of the NMD Participant’s membership on the Board.

(d)
Unless delivery of the shares has been deferred by the NMD Participant in accordance with Section 7.3, promptly after, and in all events within 30 days after the vesting of the Restricted Stock, shares of Common Stock equal to the number of units or shares which have become vested shall be delivered to the NMD Participant or other person entitled under the Plan to receive the shares.

(e)
An NMD Participant receiving Restricted Stock units shall be entitled to receive dividend equivalents with respect to the Restricted Stock units. Dividend equivalents shall be paid in the same amount and at the same time as dividends are paid on the Common Stock. An NMD Participant receiving shares of Restricted Stock shall be entitled to cash dividend and voting rights for all shares of Common Stock issued even though they are not vested.

(f)
The awards of Restricted Stock with a value of $75,000 in 2006 and $90,000 in 2010 provided for in Section 7.2 as originally adopted and approved by the shareholders on May 20, 2003 shall not be granted.

7.3
Deferrals.
  An NMD Participant may elect to defer the shares that the NMD Participant would otherwise receive pursuant to Section 7.2(d) by submitting an irrevocable deferral election (in a form provided by the Company) no later than December 31 of the year prior to the year in which the grant of Restricted Stock is made. Dividend equivalents shall be credited with respect to the deferred shares at the same time dividends are paid with respect to the Common Stock, and shall be deemed to be reinvested in additional deferred shares of Common Stock based on the Fair Market Value of the Common Stock on the date credited. Distributions of shares deferred pursuant to this Section 7.3 shall be paid in a single lump-sum distribution (with cash paid for fractional shares) on the first business day of the month that is six months following the month in which the NMD Participant separates from service within the meaning of Section 409A of the Code. Deferrals made pursuant to this Section 7.3 shall be subject to such other terms and conditions established by the Company and set forth in a deferral election form and related documents. All deferrals hereunder shall be accomplished in a manner consistent with the requirements of Section 409A of the Code.

~~Restrictions and Vesting.~~

~~(a) Pre-Vesting Restrictions.  Except as provided in Section 1.9, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed.~~

~~(b) Dividend and Voting Rights.  A NMD Participant receiving shares of Restricted Stock shall be entitled to cash dividend and voting rights for all shares of Common Stock issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Stock that is forfeited under Section 7.3(e).~~

~~(c) Vesting.  Unless otherwise provided by the Committee for Restricted Stock granted under Section 7.5, the restrictions on Restricted Stock granted under this Article VII shall lapse as follows. On the day before each annual meeting of Fannie Mae’s shareholders, each Restricted Stock Award granted to a NMD Participant under this Article VII shall vest, and the restrictions on such Restricted Stock shall lapse, at a rate of 25% per year (or by the appropriate pro-rata percentage for Nonmanagement Directors newly appointed or elected after the annual meeting in 2006 or 2010). Promptly after the lapse of restrictions on Restricted Stock, shares of Common Stock equal to the number of shares or units as to which the restrictions have lapsed (or such lesser number as may be permitted pursuant to Section 8.4) shall be delivered or credited to the NMD Participant or other person entitled under the Plan to receive the shares.~~

~~(d) Accelerated Vesting.  Unless otherwise provided by the Committee for Restricted Stock granted under Section 7.5, the restrictions on Restricted Stock granted under this Article VII shall lapse upon the NMD Participant’s membership on the Board terminating because of (i) Total Disability, (ii) death, or (iii) as to a Nonmanagement Director who is elected to the Board by the shareholders, not being renominated after reaching age 70.~~

~~(e) Forfeiture.  Unless otherwise provided by the Committee for Restricted Stock granted under Section 7.5, Restricted Stock granted under Article VII as to which the restrictions have not lapsed in accordance with the provisions of the Award or pursuant to Section 7.3(c) or (d) shall be forfeited upon the termination of a NMD Participant’s membership on the Board. Upon the occurrence of any forfeiture of Restricted Stock, the forfeited Restricted Stock shall be automatically transferred to Fannie Mae without payment of any consideration by Fannie Mae and without any action by the NMD Participant.~~

7.4	Adjustments. Restricted Stock granted under this Article VII shall be subject to adjustment as provided in Section 8.2.~~, but only to the extent that such adjustment is based on objective criteria and is consistent with adjustments to Restricted Stock or other Awards held by persons other than Nonmanagement Directors.~~

7.5	Additional Restricted Stock and Other Stock Awards.

(a)	Under this Article VII, the Committee may grant additional Restricted Stock Awards to Nonmanagement Directors as appropriate, based on market compensation data or other information or circumstances.
The Committee may also grant Awards consisting of deferred Common Stock to Nonmanagement Directors who elect to convert their Nonmanagement Director retainer payments into deferred Common Stock, in each case consistent with the requirements of Section 409A of the Code.

(b)
An NMD Participant who elects to convert his or her Nonmanagement Director retainer payments into deferred Common Stock pursuant to Section 7.5(a) shall submit an irrevocable deferral election (in a form provided by the Company) no later than December 31 of the year prior to the year in which the retainer payments are earned and paid. Notwithstanding the forgoing, a newly appointed or elected NMD Participant may make an election to convert the NMD Participant’s retainer payments for the current calendar year into deferred Common Stock; provided, that, such election is made no later than thirty days following the Participant’s appointment or election to the Board and applies only to payments that are earned and paid after the date of the election. Dividend equivalents shall be credited with respect to the deferred shares at the same time dividends are paid with respect to the Common Stock, and shall be deemed to be reinvested in additional deferred shares of Common Stock based on the Fair Market Value of the Common Stock on the date credited. Distributions of shares deferred pursuant to this Section 7.5(b) shall be paid in a single lump-sum distribution (with cash paid for fractional shares) on the first business day of the month that is six months following the month in which the NMD Participant separates from service within the meaning of Section 409A of the Code. Deferrals made pursuant to this Section 7.5(b) shall be subject to such other terms and conditions, consistent with Section 409A of the Code, as may be established by the Company and set forth in a deferral election form and related documents.

VIII.  Other Provisions

8.1	Rights of Eligible Employees, Participants and Beneficiaries.

(a)	Employment Status. Status as an Eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Employee or to Eligible Employees generally.

(b)	No Employment Contract. Nothing contained in the Plan (or in any other documents related to the Plan or to any Award) shall confer upon any Participant any right to continue in the employ or other service of Fannie Mae or constitute any contract or agreement of employment or other service, nor shall the Plan interfere in any way with the right of Fannie Mae to change such person’s compensation or other benefits or to terminate the employment of such person, with or without cause; provided, however, that nothing contained in the Plan or any related document shall adversely affect any independent contractual right of any Participant without the Participant’s consent.

(c)	Plan Not Funded. Awards payable under the Plan shall be payable in shares of Common Stock or from the general assets of Fannie Mae, and (except as provided in Section 1.5(c)) no special or separate reserve, fund or deposit shall be made to assure payment of Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of Fannie Mae by reason of any Award hereunder. Neither the provisions of the Plan (or of any related documents), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between Fannie Mae and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of Fannie Mae.

8.2	Adjustments.

(a)	Events Requiring Adjustments. If any of the following events occur, the Committee shall make the adjustments described in Section 8.2(b): (i) any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of Fannie Mae, (ii) any issuance of warrants or other rights to purchase shares of Common Stock or other securities of Fannie Mae (other than to employees) at less than 80 percent of Fair Market Value on the date of such issuance, (iii) a sale of substantially all the assets of Fannie Mae, or (iv) any other similar corporate transaction or event with respect to the Common Stock.

(b)	Adjustments to Awards. If any of the events described in Section 8.2(a) occurs, then the Committee shall, in the manner and to the extent (if any) as it deems appropriate and equitable, (i) proportionately adjust any or all of (1) the number and type of shares of Common Stock that thereafter may be made the subject of Awards (including the specific maximum set forth in Section 1.5), (2) the number, amount and type of shares of Common Stock subject to any or all outstanding Awards, (3) the grant, purchase or exercise price of any or all outstanding Awards, (4) the shares of Common Stock or cash deliverable upon exercise of any outstanding Awards, or (5) the performance standards appropriate to any outstanding Awards; or (ii) make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards based upon the distribution or consideration payable to holders of Common Stock upon or in respect of the event; provided, however, in each case, that with respect to Awards of Incentive Stock Options, no adjustment shall be made that would cause the Plan to violate Section 422 or 424(a) of the Code or any successor provisions thereto.

8.3	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for Fannie Mae, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring the securities shall, if requested by Fannie Mae, provide such assurances and representations to Fannie Mae, as Fannie Mae may deem necessary or desirable to assure compliance with all applicable legal requirements.

8.4	Tax Withholding. Upon any exercise, vesting or payment of any Award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code (or any successor provision), the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding by Fannie Mae of all federal, state, local and other taxes required by law to be withheld, including without limitation, the right, at its option, to the extent permitted by law (i) to require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes that Fannie Mae may be required to withhold with respect to the transaction as a condition to the release of the shares of Common Stock or the making of any payment or distribution, or (ii)(a) to deduct from any amount payable in cash, or (b) to reduce the number of shares of Common Stock otherwise deliverable (or otherwise reacquire such shares), based upon their Fair Market Value on the date of delivery, or (c) to grant the Participant the right to elect reduction in the number of shares upon such terms and conditions as it may establish for the amount of any taxes that Fannie Mae may be required to withhold.

8.5	Plan Amendment, Termination and Suspension.

(a)	Board Authorization. Subject to this Section 8.5, the Board may, at any time, terminate or amend, modify or suspend the Plan, in whole or in part. No Awards may be granted during any suspension of the Plan or after termination of the Plan, but the Committee shall retain jurisdiction as to Awards then outstanding in accordance with the terms of the Plan.

(b)	Shareholder Approval. If any amendment would (i) materially increase the benefits accruing under the Plan, or (ii) materially increase the aggregate number of shares of Common Stock that may be issued under the Plan (except as provided in Section 8.2), then to the extent deemed necessary or advisable by the Board or as required by law or the rules of the NYSE, such amendment shall be subject to shareholder approval.

(c)	Amendments to Awards. Without limiting any other express authority granted under the Plan, but subject to its express limits, the Committee may waive conditions of or limitations on Awards, without the consent of the Participant, and may make other changes to the terms and conditions of Awards that do not affect the Participant’s rights and benefits under an Award in any materially adverse manner.

(d)	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or any change affecting any outstanding Award shall, without the written consent of the Participant, Beneficiary or Personal Representative, as applicable, affect in any manner materially adverse to such person any rights or benefits of any such person or any obligations of Fannie Mae under any Award granted under the Plan prior to the effective date of such change; however, any changes made pursuant to Section 8.2 shall not be deemed to constitute changes or amendments for purposes of this Section 8.5.

8.6	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Committee or the Plan and expressly stated in an Award Document, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment shall be made for dividends or other shareholder rights for which a record date is prior to the date of delivery of such shares.

8.7	Effective Date of the Plan. The Plan shall be effective as of the date of the meeting at which the shareholders of Fannie Mae approve it.

8.8	Term of the Plan. ~~Except for any Award pursuant to Section 7.2 granted to a Nonmanagement Director who is newly appointed or elected to the Board during the 2010-2014 cycle, no~~No Award shall be granted after the Plan Termination Date. Unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award may extend beyond the Plan Termination Date, and all authority of the Committee with respect to Awards hereunder shall continue during any suspension of the Plan and in respect of Awards outstanding on the Plan Termination Date.

8.9	Governing Law/Construction/Severability.

(a)	Choice of Law. The Plan, the Awards, all documents evidencing Awards, and all other related documents shall be governed by, and construed in accordance with the laws of the District of Columbia, without reference to its principles of conflicts of law.

(b)	Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

8.10	Captions. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or of its provisions.

8.11	Effect of Change of Subsidiary Status. For purposes of the Plan and any Award, if an entity ceases to be a Subsidiary, the employment of all Participants who are employed by such entity shall be deemed to have terminated, except any Participant who continues as an employee of another entity within Fannie Mae.

8.12	Nonexclusivity of Plan. Nothing in the Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.13	Plan Binding on Successors. The obligations of Fannie Mae under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Fannie Mae, or upon any successor corporation or organization succeeding to substantially all of the assets and business of Fannie Mae. Fannie Mae agrees that it will make appropriate provisions for the preservation of all Participants’ rights under the Plan in any agreement or plan that it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

LE044

VOTE BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 13, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your FANNIE MAE records and to create an electronic voting instruction form. 3900 WISCONSIN AVENUE NWWASHINGTON, DC 20016 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONSIf you would like to reduce the costs Fannie Mae incurs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above about how to vote by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 13, 2007. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fannie Mae, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by close of business on December 13, 2007.Your voting instructions are confidential. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:FANMA1KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FANNIE MAE The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.COMPANY PROPOSALS For Against For AllTo vote against any individual nominee(s), 1. Proposal to elect 12 directors AllAll Exceptmark “For All Except” and write the name(s) of the nominee(s) on the line below.01) Stephen B. Ashley 07) Daniel H. Mudd 02) Dennis R. Beresford 08) LeslieRahl 03) Louis J. Freeh 09) John C. Sites, Jr. 0 0 0 04) Brenda J.Gaines 10) Greg C. Smith05) Karen N. Horn, Ph.D. 11) H. Patrick Swygert For Against Abstain 06) Bridget A.Macaskill 12) John K. Wulff2. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2007. 0 0 0 3.Proposal to approvean amendment to the Fannie Mae Stock Compensation Plan of 2003. 0 0 0 The Board of Directors recommends a vote AGAINST Proposals 4 and 5. For Against Abstain SHAREHOLDER PROPOSALS4. Proposal to require shareholder advisory vote on executive compensation. 0 0 0 5. Proposal to authorize cumulative voting. 0 0 0 Please date and sign below exactly as your name or names appear on this Please indicate if you plan to attend this meeting. 0 0 proxy card. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and Yes No attested. Any person signing in a fiduciary capacity should indicate his or her full title in the fidiciary capacity. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS DECEMBER 14, 2007You, the undersigned shareholder, appoint each of Joe K. Pickett, Karen N. Horn and Brenda J. Gaines, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of Fannie Mae common stock that you would be entitled to vote at the 2007 Annual Meeting of Shareholders, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted FOR Proposals 1, 2 and 3, and AGAINST Proposals 4 and 5. Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side. If you submit your proxy by Internet or telephone, please do not return your proxy card.